UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Brighthouse Financial, Inc.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how much it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Notice of 2020 Annual Meeting and Proxy Statement [Brighthouse Financial Logo]

Brighthouse Financial, Inc.	Notice of Annual Meeting of Stockholders

Notice of Annual Meeting of Stockholders

On behalf of the Board of Directors, I am honored to invite you to attend the

2020 Annual Meeting of Stockholders (the “Annual Meeting”)

of Brighthouse Financial, Inc. (“Brighthouse”)

Due to the COVID-19 pandemic, Brighthouse will hold its Annual Meeting solely by means of remote communication via the internet (a “virtual meeting”). We are sensitive to our stockholders’ health concerns and widespread restrictions on travel and gatherings, and therefore have determined it is not advisable to hold an in-person meeting. All stockholders as of April 13, 2020 (the “Record Date”) will be able to vote and participate in the meeting by remote communication. For additional information about participating in the Annual Meeting, see “Attending the Annual Meeting” in the accompanying Proxy Statement.

Date and Time

Wednesday, June 10, 2020 at 8:00 a.m., Eastern Time

Meeting Website

www.virtualshareholdermeeting.com/BHF2020

Agenda

At the Annual Meeting, stockholders will consider and vote on the following matters:

1.	Proposal 1: Election of eight (8) Directors to serve a one-year term ending at the 2021 Annual Meeting of Stockholders;
2.	Proposal 2: Ratification of the appointment of Deloitte & Touche LLP as Brighthouse’s independent registered public accounting firm for fiscal year 2020;
3.	Proposal 3: Advisory vote to approve the compensation paid to Brighthouse’s Named Executive Officers;
4.	Proposal 4: Approval of the amendment of the Brighthouse Financial, Inc. Employee Stock Purchase Plan; and
5.	Any such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Our Board of Directors recommends that you vote “FOR” the election of each of the nominees named in Proposal 1 and “FOR” Proposals 2, 3 and 4. Information about the matters to be acted upon at the Annual Meeting is contained in the accompanying Proxy Statement.

Voting Your Shares

Stockholders of record holding shares of Brighthouse common stock, par value $0.01 per share (“Shares”), as of the close of business on the Record Date are entitled to vote at the Annual Meeting.

You may submit a proxy to vote your Shares in advance of the Annual Meeting by any of the following means:

Internet
Please log on to www.proxyvote.com and submit a proxy to vote your Shares by 11:59 p.m., Eastern Time, on Tuesday, June 9, 2020.

2020 Proxy Statement  |  i

Notice of Annual Meeting of Stockholders	Brighthouse Financial, Inc.

Telephone
Please call 1-800-690-6903 until 11:59 p.m., Eastern Time, on Tuesday, June 9, 2020.

Mail
If you received printed copies of the proxy materials, please complete, sign, date and return your proxy card by mail so that it is received by Brighthouse, c/o Broadridge Financial Solutions, Inc., prior to the Annual Meeting.

You may also attend and vote at the Annual Meeting.

Annual Meeting
You may attend the Annual Meeting and cast your vote at www.virtualshareholdermeeting.com/BHF2020.

Beneficial owners whose Shares are held at a brokerage firm, or by a bank or other nominee, should follow the voting instructions that they received from the nominee (see information in the Proxy Statement under “Beneficial Owners or Holders in Street Name”). Participants in retirement and savings plans should refer to the voting instructions in the Proxy Statement under “Voting by Participants in Retirement Plans.”

During the Annual Meeting, any stockholder attending the Annual Meeting may access a list of the stockholders entitled to vote at the Annual Meeting at www.virtualshareholdermeeting.com/BHF2020 by following the instructions contained in the Proxy Statement.

This notice is being delivered to the holders of Shares as of the close of business on April 13, 2020, the record date fixed by the Board of Directors for the purposes of determining the Brighthouse stockholders entitled to receive notice of, and to vote at, the Annual Meeting, and constitutes notice of the Annual Meeting under Delaware law.

By Order of the Board of Directors,

D. Burt Arrington

Corporate Secretary

Charlotte, North Carolina

April 29, 2020

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 10, 2020

The accompanying Proxy Statement, our 2019 Annual Report to Stockholders and additional information about our Annual Meeting are available at investor.brighthousefinancial.com by selecting the appropriate link under “Financial Information.”

ii  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Chairman’s Letter to Our Stockholders

Chairman’s Letter to Our Stockholders

Dear Fellow Stockholders:

On behalf of the Board of Directors of Brighthouse Financial, Inc., thank you for your investment in Brighthouse and the confidence you have placed in the Board. It is my privilege, as Chairman of the Board, to update you on our work to oversee the Company on your behalf.

As I write this letter, the COVID-19 pandemic continues to severely affect communities in the United States and around the world. Brighthouse’s mission is to help people achieve financial security, and I am proud of the actions the Company is taking in the spirit of that mission – to protect the health and safety of our employees and their families, to continue to serve our distribution partners and the clients they serve, and to help our customers and communities in need.

I recognize that the COVID-19 pandemic and its ongoing effect on the economy and our industry are on the minds of many of our stockholders. Let me assure you that the Board is focused on overseeing management’s activities to address the impact of the pandemic on the Company’s business, including its financial plan, investment portfolio, sales and operations, and believes that Brighthouse is well-positioned to manage through this situation.

Now I would like to take this opportunity to update you on the Board’s work in 2019 and our priorities for 2020 and beyond.

Oversight of Strategy and Risk. As Brighthouse continues its evolution from a newly independent, public company to a more seasoned and mature one, we remain focused on overseeing its strategy to generate sustainable, long-term stockholder value. In addition to an annual Board meeting devoted entirely to an extensive review of the Company’s strategic plans, we receive regular updates at our Board and committee meetings on key elements of that strategy, including product, sales and marketing; financial planning and risk management across different market scenarios; human capital management and culture; and investment strategy. These reviews and updates provide the Board with the opportunity and resources to evaluate Brighthouse’s progress, constructively challenge management and guide it, as needed. The Board and its committees also continue to focus on the Company’s evolving risk profile. Annually, we approve Brighthouse’s risk appetite statement, which sets forth the guidelines for Brighthouse’s acceptance and management of risk. At every meeting, management reports on Brighthouse’s performance against risk metrics and its activities to identify, assess and manage them. We also regularly devote Board and committee time to intensive discussions of significant risks, including risks relating to our operations and cybersecurity. An important example of the Board’s oversight of strategy and risk is our engagement with management in its revision of the Company’s variable annuity hedging strategy in late 2019, which is intended to lower the Company’s risk profile and preserve our projected statutory distributable cash flows (or statutory distributable earnings) across different capital market scenarios.

Sustainability. The Board is committed to overseeing Brighthouse’s ongoing assessment of environmental, social and governance (“ESG”) risks and opportunities and to continuing to incorporate them into the Company’s strategy to deliver stockholder value. Brighthouse recently established an Office of Sustainability to lead the Company’s activities to formally incorporate ESG into its strategy and report on its ESG-related activities to our stockholders and the public. In addition, the Company launched a Diversity and Inclusion Council to further enhance its inclusive culture. This year, we also began to formalize our Board committees’ oversight of ESG matters, including by delegating oversight of Brighthouse’s human capital management to the Compensation and Human Capital Committee (which we emphasized by adding “Human Capital” to the committee’s name), and oversight of Brighthouse’s activities related to environmental stewardship and corporate social responsibility to the Nominating and Corporate Governance Committee.

2020 Proxy Statement  |  iii

Chairman’s Letter to Our Stockholders	Brighthouse Financial, Inc.

Engagement and Responsiveness. We are committed to continuing our dialogue with our stockholders and stakeholders and appreciate your engagement with us to share your candid feedback. This year, Brighthouse grew its robust stockholder engagement program, reaching out to a larger number of stockholders holding a higher percentage of the Company’s common stock than last year. I continue to make myself available to meet with stockholders so that I can provide insights into the Board’s work and hear firsthand about the issues that are important to you. I encourage stockholders to reach out to us by following the procedures described later in this proxy statement and on Brighthouse’s website.

Finally, I want to thank our friend and colleague Bill Wallace for his exemplary service on the occasion of his retirement from the Board. Bill has been a director since Brighthouse became an independent, public company, and his insights and thoughtful questions have been an invaluable asset to the Board. In particular, Bill served as chair of the Investment Committee and led the Board’s oversight of Brighthouse’s investment strategy and operations, which has proven to be a source of strength and value for the Company’s stockholders.

The Board and I look forward to your participation in our annual meeting. We encourage you to read these proxy materials and to vote your shares “FOR” each proposal.

I wish you and your families good health and safety.

Sincerely,

Chuck Chaplin

Chairman of the Board

Brighthouse Financial, Inc.

April 29, 2020

iv  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Proxy Statement

Proxy Statement

The Board of Directors (the “Board” or the “Board of Directors”) of Brighthouse Financial, Inc. (“Brighthouse” or the “Company”) is providing this Proxy Statement in connection with the Annual Meeting of Stockholders to be held on June 10, 2020, at 8:00 a.m., Eastern Time (the “Annual Meeting”) and at any adjournment or postponement thereof. Stockholders holding shares of common stock, par value $0.01 per share, of the Company (“Shares”) as of the close of business on April 13, 2020 (the “Record Date”) are entitled to vote at the Annual Meeting. Proxy materials or a Notice of Internet Availability were first made available, sent or given to the Company’s stockholders on or about April 29, 2020.

Contents

3	Proxy Summary
	3	The Brighthouse Story
	5	Our Board of Directors: Composition, Qualifications and Diversity
	8	Our Sustainability Journey
	11	Executive Compensation Highlights

13	Proposal 1: Election of Eight Directors to serve a one-year term ending at the 2021 Annual Meeting of Stockholders
	14	The Board of Directors
	22	Skills Matrix

23	Board and Corporate Governance Practices
	23	Investor Stewardship Group Principles
	24	Building Our Board of Directors
	26	Board Leadership Structure
	27	Director Independence
	27	Executive Sessions
	28	Stockholder Engagement
	29	Succession Planning and Talent Management
	30	Risk Oversight
	31	Information About Our Board Committees
	33	Director Compensation
	34	2019 Director Compensation Table
	34	Director Stock Ownership Guidelines
	35	Compensation Committee Interlocks and Insider Participation
	35	Codes of Conduct

36	Proposal 2: Ratification of the appointment of Deloitte & Touche LLP as Brighthouse’s independent registered public accounting firm for fiscal year 2020
	37	Fees Paid to Deloitte & Touche LLP
	37	Audit Committee Pre-Approval Policy
	38	Audit Committee Report

40	Proposal 3: Advisory vote to approve the compensation paid to Brighthouse’s Named Executive Officers

41	Compensation Discussion and Analysis
	41	Named Executive Officers
	41	Section 1 – Executive Summary
	41	The Brighthouse Story
	43	Compensation Philosophy
	44	What’s New with Our 2019 Compensation Program
	45	2019 Say-on-Pay Vote and Stockholder Engagement
	45	Compensation Highlights
	45	CEO Compensation
	46	Planned Changes for 2020
	46	Section 2 – Our 2019 Executive Compensation Program
	46	2019 Compensation Planning Process
	47	Role of the Compensation and Human Capital Committee and Others in Determining Compensation
	48	Elements of 2019 Compensation
	48	2019 Target Total Direct Compensation
	51	2019 Short-Term Incentive Awards
	54	2019 Long-Term Incentive Awards
	55	Sign-On Awards
	56	Section 3 – Additional Compensation Practices and Policies
	56	Stock Ownership and Retention Guidelines
	56	Temporary Incentive Deferred Compensation Plan
	57	Benefit Plans
	58	Termination and Change of Control Benefits

2020 Proxy Statement  |  1

Contents	Brighthouse Financial, Inc.

	59	Stock-Based Award Timing Practices
	59	Tax Deductibility of Executive Compensation
	59	Hedging and Pledging Prohibition
	60	Clawback Policy
	60	Risk Assessment
	61	Section 4 – 2020 Compensation Program Overview
	61	2019 Say-on-Pay Vote and Stockholder Engagement
	63	Compensation Committee Report

64	Compensation Tables
	64	Summary Compensation Table for 2019
	68	Grants of Plan-Based Awards in 2019
	71	Outstanding Equity at 2019 Fiscal Year-End
	73	Option Exercises and Stock Vested in 2019
	73	Nonqualified Deferred Compensation in 2019
	75	Potential Payments Upon Termination or Change in Control
	79	Equity Compensation Plan Information as of December 31, 2019

79	CEO Pay Ratio

80	Proposal 4: Approval of the amendment of the Brighthouse Financial, Inc. Employee Stock Purchase Plan

83	Certain Relationships and Related Person Transactions
	83	Related Person Transaction Approval Policy
	83	Security Ownership of Certain Beneficial Owners and Management

86	The Annual Meeting, Voting and Other Information

94	Forward-Looking Statements

95	Non-GAAP and Other Financial Disclosures

A-1	Appendix 1 – Brighthouse Financial, Inc. Employee Stock Purchase Plan

2  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Proxy Summary

Proxy Summary

This section summarizes important information contained in this Proxy Statement and in our 2019 Annual Report to Stockholders (the “Annual Report”), but does not contain all the information that you should consider when casting your vote. Please review the entire Proxy Statement and Annual Report carefully before voting.

Proposals for Your Vote

Proposal	Board Recommendation	Page
1. Election of eight (8) Directors to serve a one-year term ending at the 2021 Annual Meeting of Stockholders	FOR each of the Board’s nominees	13

2. Ratification of the appointment of Deloitte & Touche LLP as Brighthouse’s independent registered public accounting firm for fiscal year 2020	FOR	36

3. Advisory vote to approve the compensation paid to Brighthouse’s Named Executive Officers (the “Say-on-Pay” vote)	FOR	40

4. Approval of the amendment of the Brighthouse Financial, Inc. Employee Stock Purchase Plan	FOR	80

The Brighthouse Story

Who We Are

Brighthouse is an established U.S. retail franchise and one of the largest providers of annuities and life insurance in the United States. Brighthouse became an independent, publicly traded company in August 2017, following our separation (the “Separation”) from MetLife, Inc. (“MetLife”), and the listing of our common stock on The Nasdaq Stock Market LLC (“Nasdaq”).

Our Purpose	We are on a mission to help people achieve financial security. We specialize in products that are designed to help people protect what they have earned and ensure it lasts. We are built on a foundation of experience and knowledge, which allows us to keep our promises and provide value to our distribution partners and the clients they serve.
Our Strategy

We believe our focused strategy will generate long-term stockholder value. Our strategy consists of the following core elements, which are fully aligned with our risk appetite and our approach to managing our business:

•  Offering a tailored set of annuity and life insurance solutions that are simpler, more transparent and provide value to our distribution partners and the clients they serve. We aim to continue to shift our business mix profile over time, with the addition of more cash flow-generating and less capital-intensive new business, along with the runoff of less profitable business.

•  Selling our products through a diverse, well-established network of distribution partners, and continuing to build strategic relationships and entering new channels as we expand our distribution footprint in the United States.

•  Becoming a cost-competitive manufacturer over time by adopting an operating model that reduces our run-rate expenses.

2020 Proxy Statement  |  3

Proxy Summary	Brighthouse Financial, Inc.

Board Oversight of Our Strategy. One of the Board’s most important duties is to oversee our strategy to grow the Company and deliver long-term value to our stockholders. The Board discusses key strategy topics with management throughout the year and devotes at least one entire meeting annually to a review of the Company’s strategy. In 2019, the Board and senior management engaged in constructive dialogue and feedback regarding our multi-year strategic and financial plan, including the following key topics:

•	our product, sales and marketing strategy and plans, and the competitive landscape in which we operate;
•	our talent management strategy;
•	our future state technology platform;
•	our investment strategy and operating model;
•	our financial and risk profile in various market scenarios; and
•	our financial plan, including capital return and other financial drivers and goals.

2019 Highlights – Executing our Strategy

Brighthouse had a strong 2019. We made significant progress executing our focused strategy, which has provided us with the flexibility to prudently manage the business in a variety of capital market scenarios. Going forward, we remain confident in our strategy, which we continue to believe will enable us to generate long-term value for our stockholders.

Financial and Capital Strength

•  Normalized Statutory Earnings – approximately $1.87 billion, exceeding our 2019 target. Generating normalized statutory earnings remains a focus of our financial management strategy. Normalized statutory earnings is used by management to measure our insurance companies’ generation of statutory distributable cash flows (or distributable earnings) and is reflective of whether our hedging program functions as intended.

•  Capital Return – we repurchased approximately $442 million of our Shares in 2019 and are on track to return our target of $1.5 billion of capital to stockholders by the end of 2021.

•  Total Adjusted Capital – we ended the year with approximately $9.7 billion of statutory total adjusted capital, up $2.3 billion compared with 2018, and with a combined Risk-Based Capital (“RBC”) ratio of 552% for 2019. RBC is a method of measuring an insurance company’s capital, taking into consideration its relative size and risk profile, in order to ensure compliance with minimum regulatory capital requirements set by the National Association of Insurance Commissioners (“NAIC”).

•  Prudent Financial Management – we revised our variable annuity (“VA”) hedging program in late 2019, fundamentally lowering Brighthouse’s risk profile and preserving our projected distributable earnings across different capital market scenarios. In 2019, we also added to our already significant protection against low interest rates. These prudent actions, among others, have provided Brighthouse with a strong balance sheet and financial position that we believe will help us manage through a challenging environment.

•  Ratings – we maintained our operating companies’ strong financial strength ratings.

Sales

•  Annuity Sales – approximately $7.28 billion, exceeding our 2019 target, and a significant increase over our target at Separation of annual annuity sales in excess of $4 billion by 2020.

•  Life Insurance Sales – introduced Brighthouse SmartCare®, our first new life insurance product launch as an independent, public company, exceeding our 2019 sales target.

•  Brand Awareness – achieved 76% awareness of our brand with financial professionals as of the end of 2019, a three-fold increase since the first quarter of 2017.

4  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Proxy Summary

Expenses

•  Corporate Expenses – approximately $998 million, above our 2019 target of $985 million. We continue to project $150 million of corporate expense reduction on a run-rate basis by year-end 2020, and an additional $25 million of corporate expense reduction in 2021.

Awards and Recognition In 2019, we became a member of the Fortune 500TM, which lists the top 500 U.S. companies by total revenue.

Our Board of Directors: Composition, Qualifications and Diversity

The fundamental duty of our Board is to oversee the management of Brighthouse for the benefit of our stockholders. It is essential that the Board be composed of directors (“Directors”) who are qualified to oversee the development and execution of our business strategy by management. The Board seeks Directors who possess a broad range of skills, experience and perspectives and who contribute to the ethnic and gender diversity of our Board. The composition of our Board, as reflected in the table and chart below, demonstrates our commitment to these principles.

Board Composition Summary

Name	Age	Principal Professional Experience	Independent	Committee Memberships
Irene Chang Britt Director since 2017	57	Senior Vice President, Campbell Soup Company and President, Pepperidge Farm Inc. (Retired)	Yes	• Compensation and Human Capital • Investment • Nominating and Corporate Governance (Chair)
Chuck Chaplin Chairman of the Board Director since 2017	63	President, Chief Financial Officer and Chief Administrative Officer, MBIA Inc. (Retired)	Yes	• Audit • Executive • Finance and Risk (Chair)
Eileen Mallesch Director since 2018	64	Senior Vice President and Chief Financial Officer of the property and casualty business of Nationwide Mutual Insurance Company (Retired)	Yes	• Compensation and Human Capital • Investment • Nominating and Corporate Governance
Meg McCarthy Director since 2018	66	Executive Vice President, Technology Integration of Operations and Technology, CVS Health Corporation (Retired)	Yes	• Audit • Finance and Risk
Diane Offereins Director since 2017	62	Executive Vice President and President – Payments Services, Discover Financial Services	Yes	• Compensation and Human Capital (Chair) • Finance and Risk • Nominating and Corporate Governance
Pat Shouvlin Director since 2017	69	Partner, PricewaterhouseCoopers LLP (Retired)	Yes	• Audit (Chair) • Executive • Investment
Eric Steigerwalt Director since 2016	58	President and Chief Executive Officer, Brighthouse	No	• Executive (Chair)
Paul Wetzel Director since 2017	60	Chairman of the Global Financial Institutions Group, Deutsche Bank Securities Inc. (Retired)	Yes	• Compensation and Human Capital • Finance and Risk • Nominating and Corporate Governance
Bill Wallace (1) Director since 2017	72	Managing director and co-head of the Global Insurance Investor Client Practice, JPMorgan Chase & Co. (Retired)	Yes	• Audit • Investment (Chair)

(1)	In accordance with our mandatory retirement age policy, Bill Wallace will retire from the Board and will not stand for reelection at the Annual Meeting.

2020 Proxy Statement  |  5

Proxy Summary	Brighthouse Financial, Inc.

Board Skills and Experience

Our Directors were carefully selected for their mix of skills which we believe align with, and facilitate effective oversight of, Brighthouse’s strategy and risks. Our Directors possess substantive experience in the following key areas relevant to the Board’s oversight of Brighthouse: the financial services and insurance industries; senior management; audit and accounting; information technology and cybersecurity; brand and marketing; public company board service; risk management; investments; and compensation and human resources (see “Skills Matrix”).

Board Diversity

The Board believes that a diverse board is better able to effectively oversee our management and strategy and position Brighthouse to deliver long-term value for our stockholders. Our Board recognizes that gender and ethnic diversity add to the overall mix of perspectives of our Board as a whole. The following charts present our Board’s diversity profile:

Directors who are diverse by gender and/or race serve in a majority of our Board leadership positions, including as:

•	Chairman of the Board (the “Chairman”);
•	Chair of the Compensation and Human Capital Committee;
•	Chair of the Finance and Risk Committee; and
•	Chair of the Nominating and Corporate Governance Committee.

Awards and Recognition

•  Nominated for National Association of Corporate Directors NXTTM recognition for exemplary board leadership practices that promote greater diversity and inclusion.

•  Recognized by the Women’s Forum of New York at the 2019 Breakfast of Corporate Champions for our Board’s gender diversity.

Stockholder Engagement Highlights

In 2019-2020, we continued the robust stockholder engagement program we instituted in 2017 following the Separation. Our Chairman is available to engage with stockholders, and he has met with several stockholders since the Separation. This year we increased the number of stockholders we contacted, reaching out to 19 stockholders representing approximately 62% of our Shares (at that time), and met with nine stockholders representing 32% of our Shares (at that time). Discussions during our engagements focused on our Board, corporate governance and executive compensation practices, culture and sustainability, as well as our business profile, strategy and performance. For additional information about our program, see “Stockholder Engagement.”

6  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Proxy Summary

Corporate Governance Highlights

Brighthouse is committed to good governance practices that are intended to protect and promote the long-term value of the Company for our stockholders. The Board regularly reviews our governance profile to ensure it reflects the evolving governance landscape and appropriately supports and serves the best interests of the Company and our stockholders.

Independent Oversight	Independent Chairman of the Board
Majority of our Board is independent (eight of nine Directors)
All committees of the Board (other than the Executive Committee) (each a “Committee” and collectively, the “Committees”) are composed solely of Independent Directors (as defined below, see “Director Independence”)

Board Effectiveness	Directors possess a deep and diverse set of skills and experience relevant to oversight of our business strategy
Proactive assessment of Director skills and commitment to Director refreshment to ensure the Board meets the Company’s evolving oversight needs
Robust risk oversight framework to assess and manage risks
Comprehensive annual self-assessment of the Board and Committees, including an action plan to implement Directors’ suggestions
Commitment to Board diversity of perspective, gender and ethnicity
Regular executive sessions of the Independent Directors

Responsiveness and Accountability	Robust stockholder engagement program, with the participation of the Chairman, to share our perspectives and solicit feedback
Our majority voting policy for Director elections requires Director nominees who do not receive a majority of the votes cast to tender their resignation
Development and regular review of succession plans for the Chief Executive Officer (the “CEO”) and other members of senior management
Annual assessment of Committee charters and the Board’s Corporate Governance Principles

We have fully declassified our Board as of the Annual Meeting, and all Directors are to be elected annually for one-year terms

2020 Proxy Statement  |  7

Proxy Summary	Brighthouse Financial, Inc.

Our Sustainability Journey

Brighthouse’s mission and purpose is to help people achieve financial security, and we believe that by focusing on this mission, we will also deliver sustainable long-term value for our stockholders. In developing and executing our strategy, our Board and management consider the interests of our stakeholders, including our stockholders, employees, distribution partners and the clients they serve. While environmental, social and governance (“ESG”) considerations have always been part of our culture, we have embarked on a journey to further incorporate sustainability into our strategy. As reflected in the policies and decisions described below, we have begun that journey by focusing on the areas we believe are important to help us achieve our mission and drive our business strategy, and we are laying the groundwork to develop and realize our sustainability goals in the years ahead. We recently established an Office of Sustainability to lead Brighthouse’s efforts to formally incorporate ESG considerations into our strategy, which we believe will play an important role in creating long-term value and help us meet our promises to our customers. The Office of Sustainability will build on the proactive efforts of our ESG Council and leverage internal expertise to further embed sustainability in the Brighthouse culture and share our activities with our stockholders and the public.

Board and Committee Oversight

The Board recognizes that the incorporation of sustainability considerations into our strategy requires commitment by the entire Company and has delegated to its Committees the responsibility to assist it in overseeing aspects of Brighthouse’s sustainability-related practices.

•  Nominating and Corporate Governance Committee – has broad oversight of Brighthouse’s sustainability program. In 2019, its charter was amended to provide that it will oversee Brighthouse’s activities related to environmental stewardship and corporate social responsibility.

•  Compensation and Human Capital Committee – in 2019, the Compensation Committee’s charter was amended to provide that it will oversee Brighthouse’s human capital matters, including pay equity, diversity and inclusion, leadership development, culture and succession planning for the CEO and other executives. Its name was changed to “Compensation and Human Capital Committee” to reflect these oversight responsibilities.

•  Audit Committee – oversees Brighthouse’s regulatory compliance and cybersecurity program.

•  Finance and Risk Committee – oversees Brighthouse’s enterprise risk program, including risks associated with its financial management practices.

•  Investment Committee – oversees Brighthouse’s investment portfolio, including our consideration of ESG factors in our asset management program (see “Sustainable Business Practices” below).

Our Culture and Values

Our culture is rooted in three core values. We are:

•  Collaborative: We foster an inclusive environment by building trust and respectfully working together.

•  Adaptable: We focus on what matters and evolve as necessary to grow the long-term value of our business while helping employees build fulfilling careers.

•  Passionate: We bring care and thoughtfulness to our work, and consistently strive for high performance in everything we do.

We believe these values help us build an organization where talented people from all backgrounds can make meaningful contributions to our success and grow their careers. Our core values guide how we work together and deliver on our mission.

8  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Proxy Summary

We bring our values to life with programs and policies that foster and enhance our culture. Examples include:

•  Recognition programs, including an annual Values Award, which recognizes employees who embody our values and make strong contributions to our culture.

•  Talent management and development strategies that focus on regular coaching and feedback, collaboration and inclusivity to foster strong partnerships.

•  Ongoing communications with employees, including on our employee intranet and in regular all-company meetings and Town Halls.

Our Employees

Diversity and Inclusion

We foster a culture where diverse backgrounds and experiences are celebrated, and different ideas are heard and respected. We believe that by creating an inclusive workplace, we are better able to attract and retain talent and provide valuable solutions that meet the needs of our distribution partners, financial professionals that sell our products and their clients.

We practice fair labor standards at every level and respect human rights for all. We demonstrate our commitment to ethical practices through mandatory training courses, including courses on preventing harassment in the workplace and our Code of Conduct – which includes our commitment to maintaining the highest standard of ethical awareness, integrity and business conduct, and putting honesty, fairness and trustworthiness at the center of everything we do.

Our Diversity and Inclusion Council includes representatives from across Brighthouse who collaborate to create programs, development opportunities and policies that impact the diverse makeup of the Company and further enhance our inclusive culture.

Brighthouse is an equal opportunity employer committed to attracting, retaining and maximizing the performance of a diverse and inclusive workforce. It is our policy to ensure equal employment opportunity without discrimination or harassment based on race, color, religion, sex (including pregnancy, childbirth or related medical conditions), sexual orientation, gender identity or expression, age, disability, national origin, marital or domestic/civil partnership status, genetic information, citizenship status, uniformed service member or veteran status, or any other characteristic protected by law.

Employee Wellbeing

We regularly survey our employees to find opportunities to make Brighthouse an even better place to work. We seek ways to positively impact the health and wellness of our employees and their families, and we offer two comprehensive health plan options that provide our employees choice in meeting their needs.

We also are dedicated to supporting our employees’ wellbeing each and every day – both at work and at home. Our programs are focused on physical, mental and financial wellbeing. To support physical wellbeing, we offer our employees a program that provides information on and encourages healthy eating, fitness and mindfulness, while providing rewards for participation. To support mental wellbeing, we offer employees and their families unlimited access to an employee assistance program that includes resources for stress management and emotional support, among other areas. To support financial wellbeing, we offer all employees a 401(k) savings plan, to which the Company makes matching contributions and an annual non-discretionary contribution, and also offer employees an opportunity to participate in our Employee Stock Purchase Plan. Our employees also have access to a program that offers financial wellness educational resources, as well as voluntary personal financial wellness assessments and coaching.

2020 Proxy Statement  |  9

Proxy Summary	Brighthouse Financial, Inc.

As part of our commitment to work-life balance, we provide flexible work arrangements, paid parental leave for both birth and non-birth parents, access to a minimum of 18 days of paid time off, as well as paid study time and military leave.

Our Community

The Brighthouse Foundation was established to enhance the quality of life in communities in which we live and work. The Foundation provides grants to high-impact, non-profit organizations, with a specific focus on organizations supporting women, children, veterans and the arts. Some of these organizations include Thompson Child & Family Focus, Habitat for Humanity and the Bechtler Museum of Modern Art.

Brighthouse is committed to making a positive impact on our communities, and we encourage employees to take advantage of three paid volunteer days per year to help support local organizations. As a company, Brighthouse directly supports charitable endeavors through corporate contributions, fundraising campaigns and engagement in community non-profit groups, including Heart Math Tutoring (additional help in math for elementary students), E2D – Eliminate the Digital Divide (providing laptops and technology training to low-income students) and many others.

Our Planet

Brighthouse understands and respects our impact on the environment and recognizes the importance of operating sustainably while delivering on our mission. We do not own any of our office space, but we consider environmental factors in our leasing decisions and incorporate environmentally sound design features into our real estate upfitting whenever possible. For example, our headquarters in Charlotte, North Carolina, is LEED Platinum certified and our involvement in the construction process ensured we had a say in sourcing local building materials and implementing a recycling program and light-harvesting system. These actions have allowed us to take meaningful steps toward conserving energy and resources.

Sustainable Business Practices

ESG considerations play an important role in creating long-term value for our stockholders, employees, distribution partners, and the clients they serve, and we seek to incorporate these factors into our culture and decision-making processes across all our business functions.

Products – Our mission is to help people achieve financial security. As one of the largest providers of annuities and life insurance in the U.S., we specialize in products designed to help people protect what they’ve earned and ensure it lasts. We aim to manufacture simpler, more transparent products with a focus on addressing the specific financial needs of our customers.

Investments – Brighthouse primarily utilizes an outsourced investment management model, in which we engage external asset management firms to manage the investment of our assets, including those in our general account portfolio. Our selection process for asset management firms incorporates ESG factors among other criteria, including past performance, management experience, and cost and efficiency. We also give consideration to asset management firms who are signatories of the United Nations-supported Principles for Responsible Investment (UN PRI).

Vendor Management – In our procurement and vendor selection process, we seek out environmentally friendly vendors and suppliers and strive to support diverse companies, including U.S. small businesses and women-, veteran-, LGBT+-, minority- and disabled-owned firms.

10  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Proxy Summary

Awards and Recognition We are proud that our efforts to promote health and wellness have earned us a Charlotte Business Journal 2019 Healthiest Employers of Greater Charlotte Award.

Executive Compensation Highlights

Executive Compensation Philosophy

The Compensation and Human Capital Committee has established a compensation program rooted in a pay-for-performance philosophy, which is intended to align the interests and incentives of our named executive officers (each an “NEO”) with those of our stockholders by tying a substantial portion of our NEOs’ compensation to the achievement of performance metrics that are aligned with our strategy. Our executive compensation program is guided by the following general principles and objectives:

•	paying for performance: a majority of executive compensation is in the form of variable elements based on individual and Company performance results that drive increases in stockholder value;
•

providing competitive Target Total Direct Compensation (“Target TDC”) opportunities (defined as base salary plus short-term incentive (“STI”) and long-term incentive (“LTI”) compensation opportunities): we aim to offer compensation that enables Brighthouse to attract, motivate and retain high-performing employees;

•	aligning executives’ interests with stockholders’ interests: a significant portion of our NEOs’ Target TDC is delivered in the form of stock-based incentives;
•	encouraging long-term decision-making: our long-term incentive compensation program includes awards with multi-year, overlapping performance or restriction periods;
•

avoiding problematic pay practices: we do not provide excessive perquisites, excessive change-of-control severance pay or excise tax gross-ups, and we will not reprice stock options without stockholder approval; and

•	reinforcing strong risk management: our compensation program is designed to avoid providing our employees with incentives to take excessive risks.

2019 Executive Compensation Program

The Compensation and Human Capital Committee considered stockholder feedback and our 2019 Say-on-Pay vote results in designing an executive compensation program that is guided by our pay-for-performance philosophy and aligns our NEOs’ compensation opportunities with achievement of the Company’s short- and long-term business goals, as approved by the Board as part of its annual review of Brighthouse’s strategy. Key changes in our 2019 program included refinements to our STI and LTI metrics to enhance their alignment with our strategic targets, and elimination of stock options from our LTI program pay mix.

Key Components of Our 2019 Executive Compensation Program

Base Salary	• Fixed compensation for services during the year.
Short-Term Incentive Awards

•  Annual cash award based on Company and individual performance.

•  Performance metrics measure our achievement of three equally weighted strategic drivers:

•  Corporate Expense Target – strategic driver that supports our pursuit of becoming a cost-competitive company over time.

•  Sales – key driver of growth and franchise stability, with annuity sales as the core component and sales of SmartCare®, our new hybrid life insurance product, as a payout modifier.

•  Normalized Statutory Earnings – important driver of financial strength that is used by management to measure our insurance companies’ generation of statutory distributable cash flows (sometimes referred to as distributable earnings) and is reflective of whether our hedging program functions as intended.

2020 Proxy Statement  |  11

Proxy Summary	Brighthouse Financial, Inc.

Long-Term Incentive Awards

•  LTI vehicle mix is weighted more towards performance-based compensation – 70% Performance Share Units (“PSUs”) and 30% Restricted Stock Units (“RSUs”) for the CEO; 60% PSUs and 40% RSUs for our other NEOs.

•  PSU metrics measure our achievement of two strategic goals over the 2019-2021 performance period:

•  Statutory Expense Ratio (weighted 60%) – measures both expense management and sales growth, two of our key strategic drivers.

•  Capital Return (weighted 40%) – measures alignment of our financial and operational goals with long-term stockholder interests.

Executive Compensation Practices

We are committed to building a compensation program with strong governance features that reflect best practices in the market and are responsive to stockholder feedback. The table below provides a summary of our executive compensation governance practices.

What we do

Pay-for-Performance. A substantial portion of our NEOs’ Target TDC is in the form of variable, at-risk elements that reward our executives only if we achieve performance goals that we believe are linked to stockholder value creation.

Stock Ownership Guidelines. We have established stock ownership and retention guidelines that call for our NEOs to maintain significant stock ownership, thereby aligning their interests with those of our stockholders.

Clawback Policy. We adopted a robust clawback policy that allows the Company to recoup incentive compensation earned by executive officers or other employees in the event of a material restatement of the Company’s financial statements or certain misconduct.

Minimum Vesting Periods. Equity awards that are subject to achievement of performance goals or that vest based solely on continued service generally have three-year vesting periods (the latter at a rate not greater than one-third per year).

Stockholder Engagement. We actively engage with our stockholders on various topics, including our executive compensation program. We recognize the importance of our stockholders’ perspectives in the compensation-setting process and consider their feedback in the design of our compensation program.

Independent Compensation Consultant. Our Compensation and Human Capital Committee has retained Semler Brossy Consulting Group (“SBCG”) as its independent compensation consultant to advise on all aspects of our executive compensation program.

Double-Trigger Vesting of Equity Awards upon a Change of Control. Outstanding awards that are substituted or assumed in a change of control only vest if the NEO is terminated or resigns with good reason.

What we don’t do	Gross-ups on Excise Taxes. We do not provide tax gross-up benefits in connection with payments upon a change of control.
Reprice Stock Options. Our equity incentive plans prohibit us from repricing stock options or stock appreciation rights without stockholder approval.
Excessive Perquisites. We provide limited perquisites to our executive officers.
Hedging and Pledging. Our insider trading policy prohibits all employees and Directors from engaging in hedging or pledging transactions in Brighthouse securities.

12  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Proposal 1 - Election of Directors

Proposal 1

Election of eight (8) Directors to serve a one-year term ending at the 2021 Annual Meeting of Stockholders

The Board currently is composed of nine Directors. One current Director, William F. Wallace, has reached the mandatory retirement age set forth in our Corporate Governance Principles, and therefore is not standing for election at the Annual Meeting. Effective as of Mr. Wallace’s retirement from the Board, the Board has fixed the number of Directors at eight. The Board has nominated the eight other currently serving Directors – Irene Chang Britt, C. Edward Chaplin, Eileen A. Mallesch, Margaret M. McCarthy, Diane E. Offereins, Patrick J. Shouvlin, Eric T. Steigerwalt and Paul M. Wetzel, for reelection at the Annual Meeting. The Board believes that each nominee has the necessary skills and experience to effectively oversee our business. Each nominee has consented to being named in this Proxy Statement and agreed to serve if elected.

Biographical information for each nominee, including a description of each Director’s skills and qualifications, follows this proposal.

As described in our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), as of the Annual Meeting, our Board is fully declassified, and all nominees will be elected to one-year terms that expire at the next annual meeting of stockholders.

Unless otherwise instructed, the proxyholders will vote proxies “FOR” the nominees of the Board. The Board has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. However, if any of the Board’s nominees is unable to serve as Director at any point before the Annual Meeting or any adjournment or postponement thereof, the Board may reduce the size of the Board or nominate another candidate for election. If the Board nominates a new candidate, unless otherwise provided, the form of proxy attached to this Proxy Statement permits the proxyholders to use their discretion to vote for that candidate.

The Board recommends that you vote “FOR” the election of each of the Director nominees.

2020 Proxy Statement  |  13

The Board of Directors	Brighthouse Financial, Inc.

The Board of Directors

Nominees for Election as Directors for Terms Expiring in 2021

Age: 57 Director since: 2017 Committees: • Compensation and Human Capital • Investment • Nominating and Corporate Governance (Chair)

Irene Chang Britt

Independent Director

Skills and Qualifications

Ms. Chang Britt is qualified to serve on our Board on the basis of her brand and marketing expertise, corporate governance expertise and public company board experience.

Career Highlights

•  Campbell Soup Company, a food and beverage company (2005 – 2015)

•  President, Pepperidge Farm Inc. & Senior Vice President, Global Baking and Snacking (2012 – 2015)

•  Global Chief Strategy Officer (2010 – 2012)

•  President, North America Foodservice, General Manager, Sauces and Beverages, and other senior positions in multiple brand divisions (2005 – 2010)

•  Kraft Foods and Kraft/Nabisco, a food and beverage company (1999 – 2005)

•  Kimberly-Clark, a consumer products company (1986 – 1999)

Education

•  BA, University of Toronto

•  MBA, Ivey Business School – Western University, University of Western Ontario

Other Public Company Directorships

•  Dunkin’ Brands Group, Inc. (2014 – present)

•  Tailored Brands, Inc. (2015 – present)

Past Public Company Directorships

•  TerraVia Holdings, Inc. (2016 – 2018) (non-executive chairperson from 2017)

Other Experience and Service

•  National Association of Corporate Directors (“NACD”) Board Leadership Fellow

14  |  2020 Proxy Statement

Brighthouse Financial, Inc.	The Board of Directors

Age: 63 Director since: 2017 Committees: • Audit • Executive • Finance and Risk (Chair)

C. Edward (“Chuck”) Chaplin

Chairman of the Board

Independent Director

Skills and Qualifications

Mr. Chaplin is qualified to serve on our Board on the basis of his leadership skills, financial expertise and knowledge of the insurance industry.

Career Highlights

•  MBIA, Inc., a provider of financial guarantee insurance (2006 – 2017)

•  President, Chief Financial Officer and Chief Administrative Officer (2008 – 2016)

•  Vice President and Chief Financial Officer (2006 – 2008)

•  Prudential Financial, Inc., a global insurance and financial services firm (1983 – 2006)

•  Positions of increasing responsibility culminating with Senior Vice President and Treasurer

Education

•  BA, Rutgers College

•  Master of City and Regional Planning, Harvard University

Other Public Company Directorships

•  MGIC Investment Corp. (2014 – present)

Past Public Company Directorships

None

Other Experience and Service

•  Rutgers University Foundation

•  Vice Chair of the Board of Overseers

•  Member of the Executive Leadership Council

2020 Proxy Statement  |  15

The Board of Directors	Brighthouse Financial, Inc.

Age: 64 Director since: 2018 Committees: • Compensation and Human Capital • Investment • Nominating and Corporate Governance

Eileen A. Mallesch

Independent Director

Skills and Qualifications

Ms. Mallesch is qualified to serve on our Board on the basis of her financial expertise, experience in the insurance industry and public company board experience.

Career Highlights

•  Nationwide Mutual Insurance Company, a U.S. insurance and financial services company (2005 – 2009)

•  Senior Vice President and Chief Financial Officer of property and casualty insurance business

•  General Electric, a multinational conglomerate (1998 – 2005)

•  Senior Vice President and Chief Financial Officer of Genworth Financial Life Insurance Company (2003 – 2005)

•  Vice President and Chief Financial Officer of GE Financial Employer Services Group (2000 – 2003)

•  Controller, GE Americom (1998 – 2000)

•  Asea Brown Boveri, Inc., a multinational power and automation technologies company, an accounting and professional services firm (1993 – 1998)

•  International Business Area Controller, Energy Ventures

•  PepsiCo, Inc., a multinational food and beverage company (1988 – 1993)

•  Arthur Andersen, a professional services firm (1985 – 1988)

Education

•  BS, Accounting, City University of New York (CUNY)

Other Public Company Directorships

•  State Auto Financial Corporation (2010 – present)

•  Libbey Inc. (2016 – present)

•  Fifth Third Bancorp (2016 – present)

Past Public Company Directorships

•  Bob Evans Farms, Inc. (2008 – 2018)

Other Experience and Service

•  Member, American Institute of Certified Public Accounts (“AICPA”)

•  Certified Public Accountant (“CPA”)

•  National Association of Corporate Directors (“NACD”) Governance Fellow

•  Trustee, Columbus College of Art & Design (2011 – present)

16  |  2020 Proxy Statement

Brighthouse Financial, Inc.	The Board of Directors

Age: 66 Director since: 2018 Committees: • Audit • Finance and Risk

Margaret M. (“Meg”) McCarthy

Independent Director

Skills and Qualifications

Ms. McCarthy is qualified to serve on our Board on the basis of her expertise in technology, cybersecurity and operations and her public company board experience.

Career Highlights

•  CVS Health Corporation, a pharmacy and healthcare company (acquired Aetna Inc. in November 2018) (2018 – 2019)

•  Executive Vice President (2018 – 2019)

•  Aetna Inc., a healthcare benefits company (2003 – 2018)

•  Executive Vice President of Operations and Technology (2010–2018)

•  Other positions included Chief Information Officer and Vice President and Head of Business Solutions Delivery

•  CIGNA Healthcare, a healthcare benefits company (2000 – 2003)

•  Senior Vice President of Information Technology

•  Technology-related roles at Catholic Health Initiatives, a nonprofit health system (1996 – 2000), and Andersen Consulting (Accenture), a professional services company (1980 – 1988)

•  Consulting partner, Ernst & Young, an accounting and professional services firm

Education

•  BA, Philosophy and Social Work, Providence College

•  Master of Public Health (MPH), Hospital Administration, Yale University

Other Public Company Directorships

•  American Electric Power (2019 – present)

•  First American Financial Corporation (2015 – present)

•  Marriott International, Inc. (2019 – present)

Past Public Company Directorships

None

Other Experience and Service

•  Director of vArmour, a privately owned data center and cloud security company (2015 – 2018)

•  Various advisory boards and councils, including the Financial Services Information Sharing and Analysis Center, and MIT Center for Information Systems Research

•  Member, Board of Trustees, Providence College

2020 Proxy Statement  |  17

The Board of Directors	Brighthouse Financial, Inc.

Age: 62 Director since: 2017 Committees: • Compensation and Human Capital (Chair) • Finance and Risk • Nominating and Corporate Governance

Diane E. Offereins

Independent Director

Skills and Qualifications

Ms. Offereins is qualified to serve on our Board on the basis of her financial services industry experience and her information technology and cybersecurity expertise. Ms. Offereins also brings valuable experience gained as a senior officer of Discover during its spinoff from Morgan Stanley.

Career Highlights

•  Discover Financial Services, a direct banking and payment services company (1998 – present)

•  Executive Vice President and President – Payment Services (April 2010 – present)

•  Executive Vice President, Payment Services (2008 – 2010)

•  Executive Vice President and Chief Technology Officer, Discover (1998 – 2008)

Education

BBA, Loyola University Maryland

Other Public Company Directorships

None

Past Public Company Directorships

•  West Corporation (2015 – 2017)

Other Experience and Service

•  Chair, The Chicago Network

•  Member, Board of Trustees, Children’s Home + Aid

18  |  2020 Proxy Statement

Brighthouse Financial, Inc.	The Board of Directors

Age: 69 Director since: 2017 Committees: • Audit (Chair) • Executive • Investment

Patrick J. (“Pat”) Shouvlin

Independent Director

Skills and Qualifications

Mr. Shouvlin is qualified to serve on our Board on the basis of his extensive accounting and auditing experience, along with his knowledge of the insurance industry.

Career Highlights

•  PricewaterhouseCoopers LLP (“PwC”), an accounting and professional services firm (1977 – 2012)

•  Global Engagement Partner for large, global insurance and financial services companies

•  U.S. Board of Partners, Finance Committee Chair (2005 – 2011)

•  Governance Committee member (2005 – 2011)

•  U.S. Insurance Group leader (1996 – 2003)

Education

•  BA, History, Denison University

•  MBA, Accounting and Finance, Wharton School of the University of Pennsylvania

Other Public Company Directorships

None

Past Public Company Directorships

None

Other Experience and Service

•  Certified Public Accountant, retired (“CPA”)

•  Member, American Institute of Certified Public Accountants (“AICPA”)

•  L&F Holdings Limited and L&F Indemnity Limited (PwC’s global captive reinsurance companies) (2015 – present)

•  Member of Investment Advisory Committee (2019 – present)

•  Chairman of the Board, Chair of the Governance, Nominations and Remuneration Committee, and member of the Investment Advisory Committee (2015 – 2019)

•  Cunningham Lindsey, a privately owned global claims management outsourcing firm (2013 – 2018)

•  Board Member

•  Audit Committee, Chair

2020 Proxy Statement  |  19

Age: 58 Director since: 2016 Committees: • Executive (Chair)

Eric T. Steigerwalt

President and Chief Executive Officer

Skills and Qualifications

Mr. Steigerwalt is qualified to serve on our Board on the basis of his deep knowledge of our business, extensive experience in the insurance industry, leadership skills, and broad knowledge of corporate strategy, finance and investments.

Career Highlights

•  Brighthouse Financial, Inc. (2016 – present)

•  President and Chief Executive Officer

•  MetLife, Inc., a global insurance and financial services company (1998 – 2017)

•  Executive Vice President, U.S. Retail (2012 – 2017)

•  Executive Vice President and Interim Chief Financial Officer (2011 – 2012)

•  Executive Vice President, Chief Financial Officer of U.S. Business (2010 – 2011)

•  Senior Vice President and Chief Financial Officer of U.S. Business (2009 – 2010)

•  Senior Vice President and Treasurer (2007 – 2009)

•  Senior Vice President and Chief Financial Officer of Individual Business (2003 – 2007)

•  Vice President, Financial Management (1998 – 2003)

•  AXA S.A., a financial services and insurance company (1993 – 1998)

Education

•  BA, Drew University

Other Public Company Directorships

None

Past Public Company Directorships

None

Other Experience and Service

•  Member, Board of Directors, The American Council of Life Insurers (2018 – present)

20  |  2020 Proxy Statement

The Board of Directors	Brighthouse Financial, Inc.

Age: 60 Director since: 2017 Committees: • Compensation and Human Capital • Finance and Risk • Nominating and Corporate Governance

Paul M. Wetzel

Independent Director

Skills and Qualifications

Mr. Wetzel is qualified to serve on our Board on the basis of his extensive experience advising financial services firms and knowledge of investment banking and corporate strategy.

Career Highlights

•  Deutsche Bank Securities Inc., a subsidiary of global investment bank and financial services firm Deutsche Bank AG (“Deutsche Bank”) (2009 – 2016)

•  Chairman, Global Financial Institutions Group (2013 – 2016)

•  Head of the Japan Investment Banking Coverage and Advisory Group (2011 – 2013)

•  Other positions of increasing responsibility at Deutsche Bank or its subsidiaries

•  Merrill Lynch & Co., Inc., a global investment bank and financial services firm (1992 – 2009)

•  Positions of increasing responsibility in investment banking with a focus on financial institutions

Education

•  BS, Business Administration, State University of New York at Buffalo

•  MBA, Finance and Accounting, University of Chicago Graduate School of Business

Other Public Company Directorships

None

Past Public Company Directorships

None

Other Experience and Service

•  Senior Advisor, Rockefeller Capital Management, a financial services firm (2018 – Present)

•  National Association of Corporate Directors (“NACD”) Board Leadership Fellow

2020 Proxy Statement  |  21

Brighthouse Financial, Inc.	The Board of Directors

Skills Matrix	Brighthouse Financial, Inc.

Skills Matrix

The Board seeks Directors who possess a broad range of skills, experience and perspectives that position the Board to effectively oversee Brighthouse’s strategy and risks. In its oversight of Board succession planning and refreshment, the Nominating and Corporate Governance Committee utilizes a skills matrix to track our current Directors’ skills and expertise. To create the skills matrix, presented below, each Director periodically self-evaluates those areas in which he or she has meaningful and substantive skills or experience.

	Irene Chang Britt	Chuck Chaplin	Eileen Mallesch	Meg McCarthy	Diane Offereins	Pat Shouvlin	Eric Steigerwalt	Paul Wetzel

Senior Management Experience

Financial Services

Insurance

Risk Management

Accounting

Brand and Marketing

Compensation/Human Resources

Information Technology/Cybersecurity

Investments

Legal/Regulatory

Public Company Board Experience

22  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Board and Corporate Governance Practices Investor Stewardship Group Principles

Board and Corporate Governance Practices

We believe effective corporate governance policies and practices will help Brighthouse deliver sustainable, long-term value to our stockholders.

These policies and practices are contained in our governance documents, including our Certificate of Incorporation, Amended and Restated Bylaws (the “Bylaws”), Corporate Governance Principles, and Committee charters. This section describes the key features of our Board practices and corporate governance program. The Board believes a balanced governance profile will help the Company deliver long-term value to our stockholders. The Board continually assesses our governance profile to ensure it remains appropriate as we continue to evolve as an independent, public company.

Investor Stewardship Group Principles

Brighthouse’s practices align with the Investor Stewardship Group’s (“ISG”) corporate governance framework for U.S.-listed companies, as described below.

ISG Principle	Brighthouse Practice
Principle 1: Boards are accountable to shareholders

•  We have fully declassified our Board as of the Annual Meeting, and all Directors will be elected annually for one-year terms (beginning with this Annual Meeting).

•  Our majority voting policy for Director elections requires Director nominees who do not receive a majority of the votes cast to tender their resignation.

•  The Company has not adopted a shareholder rights plan (“poison pill”).

•  Chairman’s letter to stockholders provides our stockholders with insight into Board strategy and oversight objectives.

Principle 2: Shareholders should be entitled to voting rights in proportion to their economic interest	• We have one class of common stock, and all stockholders have one vote per Share.
Principle 3: Boards should be responsive to shareholders and be proactive in order to understand their perspectives

•  Management and the Chairman invited stockholders owning approximately 62% of our Shares (at that time) to engage with us, meeting with stockholders representing 32% of our Shares (at that time) (see “Stockholder Engagement”).

•  Engagement topics included Brighthouse’s strategy, Board composition and refreshment, the Board’s annual evaluation of its governance profile, the executive compensation program, corporate culture and human capital management.

•  The Board considers stockholder feedback as part of its annual review of our governance and executive compensation policies and practices.

Principle 4: Boards should have a strong, independent leadership structure

•  Our Board is led by an independent Chairman, with robust and clearly defined duties and responsibilities (see “Board Leadership Structure”).

•  All Committees (other than the Executive Committee) are chaired by an Independent Director.

•  The Board evaluates and considers the appropriateness of its leadership structure as Brighthouse evolves over time.

2020 Proxy Statement  |  23

Board and Corporate Governance Practices Building our Board of Directors	Brighthouse Financial, Inc.

ISG Principle	Brighthouse Practice
Principle 5: Boards should adopt structures and practices that enhance their effectiveness

•  Directors possess a deep and diverse set of skills and experience relevant to oversight of our strategy.

•  Eight of our nine Directors (all except our President and CEO) are independent.

•  Five of our eight Independent Directors are diverse.

•  All Committees have written Charters that set forth robust and clearly defined oversight responsibilities and all (except for the Executive Committee) are composed solely of Independent Directors.

•  Our Board overboarding policy helps ensure that all Directors are able to commit the time necessary to meet their duties and responsibilities (see “– Building Our Board of Directors – Director Criteria and Nomination Process – Other Directorships”).

•  Proactive assessment of Director skills, mandatory retirement policy and a commitment to Director refreshment to ensure the Board meets the Company’s evolving oversight needs.

•  The Board and each Committee conduct an annual review of their effectiveness.

•  In 2019, every Director attended 100% of the meetings of the Board and the Committees on which he or she served.

Principle 6: Boards should develop management incentive structures that are aligned with the long-term strategy of the company

•  Our “Say-on-Pay” proposal received more than 97% stockholder support in 2019.

•  The Compensation and Human Capital Committee annually reviews and approves our incentive program design, goals and objectives for alignment with compensation and business strategies.

•  Our compensation program is rooted in a pay-for-performance philosophy that incentivizes and rewards our management for achievement of performance metrics that are aligned with key strategic goals (see “Compensation Discussion & Analysis”).

•  Short-and long-term incentive programs are designed to reward financial and operational performance that supports our strategic objectives.

Building Our Board of Directors

Our stockholders rely on the Board to oversee Brighthouse on their behalf. The Board has adopted the following key policies and practices to guide it in building an effective, well-functioning body that we believe is well-equipped to fulfill its duties and responsibilities to our stockholders.

Director Criteria and Nomination Process

•

Board Membership Criteria – The Nominating and Corporate Governance Committee leads the search for, and recommends, candidates to serve on the Board based on their business and professional experience, judgment, diversity, age, skills and background. All candidates must possess high integrity and be able to meet the demands of serving on our Board.

•

Director Qualifications – In seeking qualified director candidates, the Nominating and Corporate Governance Committee, in consultation with the Chairman, the CEO and the other members of the Board, seeks individuals who possess the skills, experience and background appropriate for overseeing the development and execution of Brighthouse’s business strategies. The Board has identified the following qualifications, among others, in considering director candidates:

•	Leadership experience

•	Experience in insurance or financial services

•	Financial literacy

24  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Board and Corporate Governance Practices Building our Board of Directors

•	Risk management expertise, including in the areas of market, liquidity and cybersecurity risk

•	Investments expertise, including oversight of strategic asset allocation and portfolio construction

•	Gender and ethnic diversity

•	Information technology expertise

•	Public company board experience

•	Commitment to Brighthouse values

•

Director Independence – At least a majority of the Board must be Directors who satisfy applicable independence standards. To determine independence, the Nominating and Corporate Governance Committee and the Board consider independence requirements under Nasdaq listing rules and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as other factors that contribute to effective oversight and decision-making by the Board.

•

Other Directorships – Directors must confirm the absence of, or disclose, any material actual or potential conflict of interest and receive the consent of the Chair of the Nominating and Corporate Governance Committee before accepting an invitation to serve on the board or committee of another organization. To ensure that Directors have requisite time to devote sufficient attention to their duties and responsibilities, the Board believes that: (1) Directors should not serve on more than three other public company boards; (2) Independent Directors who serve as chief executive officer of another public company and also serve on that company’s board of directors should not serve on any additional public company board other than our Board; and (3) Directors who serve on more than three public company audit committees should not serve on our Audit Committee if their ability to effectively serve on our Audit Committee is impaired, as determined by the Chair of the Nominating and Corporate Governance Committee and the Board.

•

Director Nomination Process – Nominations for election as a Director at our annual meetings may be made by our Board in the Company’s notice of meeting or any supplement thereto, or by a stockholder or stockholders in compliance with the stockholder nomination requirements set forth in our Bylaws. Our Board nominates Director-nominees upon the recommendation of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee and the Board may identify potential nominees through a variety of means, including recommendations from professional search firms and referrals from current Directors, executive officers and stockholders. In recommending candidates for nomination by the Board, the Nominating and Corporate Governance Committee takes into consideration the candidate’s skills and qualifications, the Nasdaq listing requirements, the ability of candidates to enhance the diversity of our Board as a whole and any other criteria the Board may establish from time to time. The Nominating and Governance Committee will consider candidates recommended by stockholders, and our stockholders may bring Director nominations before an annual meeting of our stockholders by following the procedures described in our Bylaws. For more information on how and when to submit a nomination for future annual meetings, see “Other stockholder proposals and director nominations.”

Board Composition, Refreshment and Ongoing Education

•

Board Diversity – The Board believes a diverse board is better able to effectively oversee Brighthouse and deliver long-term value for our stockholders. The Board seeks Directors who possess a broad range of skills, experience and perspectives, and who contribute to the ethnic and gender diversity of our Board. While the Company does not have a formal Board diversity policy, our Corporate Governance Principles place great emphasis on diversity. The Nominating and Corporate Governance Committee and the Board consider diversity when recruiting and nominating directors, and when assessing the effectiveness of the Board. The current composition of the Board reflects those efforts and the importance of diversity to the Board.

•

Board Refreshment – The Board recognizes it must refresh itself to address Brighthouse’s oversight needs as the Company evolves over time. The Nominating and Corporate Governance Committee and Board annually review the skills and experience that allow the Board to best oversee Brighthouse’s strategy. The Nominating and Corporate

2020 Proxy Statement  |  25

Board and Corporate Governance Practices Board Leadership Structure	Brighthouse Financial, Inc.

Governance Committee leads a Director self-evaluation process in which each Director ranks his or her expertise and experience in a number of key skill areas that are relevant to service on our Board. The Nominating and Corporate Governance Committee considers the Directors’ self-evaluations in analyzing the aggregate representation of skills on the Board. Since 2018, we have added two new Directors.

•

Assessing the Board’s Performance – The Board views its annual self-assessment as an important tool for candid evaluation of its composition, performance and proper functioning, as well as an important component of our board refreshment strategy. The Nominating and Corporate Governance Committee oversees the overall assessment process, as well as the topics and areas to be addressed during the assessment. In 2019, each Director completed assessments of the Board’s and each Committee’s effectiveness, including with respect to: Board and Committee composition; the quality of meeting materials and discussions during Board and Committee meetings; appropriateness of meeting agenda topics; and interactions with management. Each Director also provided feedback on the other Directors. The Nominating and Corporate Governance Committee reviewed and reported the results of the assessments to the full Board and to management. The chair of the Nominating and Corporate Governance Committee discussed with each Director the results of the individual feedback. The Board addressed issues raised in the self-assessments with concrete steps, including discussions with management on enhancing meeting discussions, refining the focus on key areas and other actions to maximize the Board’s and Committees’ effectiveness.

•

Mandatory Retirement Age – Our Corporate Governance Principles state that Directors may not stand for reelection or be appointed to the Board after reaching the age of 72. The Board may approve exceptions to this policy. We have not adopted term limits for our Directors.

•

Director Orientation and Continuing Education – The Board views orientation and continuing education as vital tools for building an effective Board. We provide all new Directors with an orientation program when they join the Board. The orientation consists of presentations by our senior management to familiarize the Directors with our business, operations, financial condition, risk management and governance, as well as Directors’ legal duties and requirements. We also encourage, and will provide funding for, both new and longer-serving Directors to attend continuing education programs delivered by third parties to develop and enhance their skills and knowledge. We also incorporate continuing education into our regular Board and Committee meetings from time to time.

•

Attendance at Meetings – Directors are expected to regularly attend meetings of the Board and the Committees of which they are members, and to spend the time needed outside of meetings to keep themselves informed about Brighthouse’s business and operations. In 2019, the Board held five meetings and the Committees held a total of 36 meetings. Every Director attended 100% of the meetings of the Board and the Committees on which he or she served.

Board Leadership Structure

The Board has determined that having an independent chairman leading the Board is the best board leadership structure for Brighthouse at this time. This structure enhances the Board’s ability to exercise independent oversight of Brighthouse’s management on behalf of its stockholders. Separating the roles of the Chairman and the CEO allows each to focus on his respective duties.

Our Chairman’s duties and responsibilities focus on promoting sound corporate governance practices, building the Board and fostering a culture of effective oversight on behalf of our stockholders and overseeing management’s development and execution of the Company’s business strategies. These duties include:

•	providing thought leadership for the Board, through understanding the views of our Directors, stockholders and management;
•	representing the Board in engagements with our stockholders;
•	setting the agenda for Board meetings with input from the CEO;
•	presiding over Board meetings and executive sessions of the Independent Directors;

26  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Board and Corporate Governance Practices Director Independence; Executive Sessions

•	promoting effective communication and serving as the primary conduit between the Board and the CEO and other members of management;
•	setting the tone of Board discussions to promote a Board culture of the highest level of integrity, active engagement, open communication, constructive debate and effective decision-making;
•	establishing a close relationship of trust with the CEO, providing support and advice while respecting the executive responsibility of the CEO;
•	consulting with the Compensation and Human Capital Committee in its oversight of CEO and management succession planning; and
•

with the Chair of the Nominating and Corporate Governance Committee, reviewing Committee and Committee chair assignments, leading recruitment of Director candidates and overseeing annual evaluations for the Board and its Committees.

The Board has elected Mr. Chaplin to serve as Chairman on the basis of his independence from management, his experience as president, chief financial officer and chief administrative officer of a major financial services company, experience as a director of a public company, leadership skills and ability to devote the time and effort to effectively oversee Brighthouse.

Mr. Steigerwalt, Brighthouse’s President and CEO, also serves as a Director. Mr. Steigerwalt works closely with the Chairman to help focus the Board on matters of strategic importance for Brighthouse.

The Board believes it is important to retain its flexibility to allocate the responsibilities of the Chairman of the Board in the best interests of the Company and will continue to evaluate the best leadership structure for Brighthouse as it evolves.

Director Independence

Our Board annually considers whether our Directors are independent in accordance with applicable Nasdaq and Exchange Act rules. An “Independent Director” is a Director who the Board has affirmatively determined (i) is independent of management and free from any material relationship with the Company and its subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company or its subsidiaries) that would interfere with the exercise of the Director’s independent judgment as a member of the Board and (ii) meets the independence standards for directors set forth in the Nasdaq listing standards and applicable Exchange Act rules. Our Board has determined that all our Directors, except for Mr. Steigerwalt, our President and CEO, are Independent Directors. In making this determination, the Board considers relevant information provided by the Directors about their and their family members’ business and professional relationships with Brighthouse and with entities that have business interactions with Brighthouse. In determining Ms. McCarthy’s independence, the Board considered the Company’s relationship with her former employer, CVS Health Corporation (which acquired Aetna Inc. in November 2018). Aetna Inc. provides and administers insurance and other employee benefits to the Company and our employees. The Board determined that this relationship does not exceed thresholds in applicable independence standards and does not interfere with Ms. McCarthy’s exercise of independent judgment in carrying out her responsibilities as a Director.

Executive Sessions

As part of each regular meeting of the Board, Brighthouse’s Independent Directors meet in an executive session without management present. The Chairman presides over these executive sessions. In addition, each Committee typically holds an executive session as part of its regular meeting, which is presided over by the Committee Chair.

2020 Proxy Statement  |  27

Board and Corporate Governance Practices Stockholder Engagement	Brighthouse Financial, Inc.

Stockholder Engagement

Since the Separation, management has worked with our Board, and our Nominating and Corporate Governance Committee in particular, to develop a robust and proactive stockholder engagement program. Our Chairman is available to engage with stockholders and has met with several stockholders since the Separation. In our engagements, we aim to foster constructive dialogue in which we communicate the perspectives of management and the Board on the issues that are important to our stockholders and solicit our stockholders’ insights and feedback, which the Board considers in developing our governance and compensation practices. Our stockholder engagement program comprises a year-round cycle of communication, feedback and action, which is described in the following diagram.

2019-2020 Engagement – During the fourth quarter of 2019 and the first quarter of 2020, we invited 19 of our largest stockholders, owning approximately 62% of our Shares (at that time), to engage with us, and met with nine of those stockholders, representing 32% (at that time) of our Shares. We also met with Glass Lewis, a major proxy advisory firm.

In each engagement, we discussed and solicited feedback on our strategy, Board composition, governance practices and executive compensation program. We also discussed Brighthouse’s ESG practices, culture and human capital management practices. The following table describes feedback we received from our stockholders, which our Corporate Secretary discussed with the Board, the Nominating and Corporate Governance Committee and the Compensation and Human Capital Committee, and how we have addressed it (for a detailed discussion of stockholder feedback regarding our executive compensation program, see “Compensation Discussion & Analysis – Section 4 – 2020 Compensation Program Overview”).

28  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Board and Corporate Governance Practices Succession Planning and Talent Management

Topic	What we heard	What we’re doing
Board composition

•  The Board has a superior gender diversity and skill mix.

•  Skills described in the skills matrix are aligned with oversight of Brighthouse’s strategy.

•  The Board is appropriately focused on recruiting Directors with diversity of thought.

• We continue to recruit Directors whose skills align with Brighthouse strategy and who add to the overall diversity of our Board (see “– Building Our Board of Directors”).
Governance

•  Brighthouse has a reasonable and balanced governance profile, given its position as a recently independent, public company.

•  The Board is approaching governance in an appropriate and forward-thinking way.

•  Brighthouse should regularly assess its governance practices to ensure that they remain appropriate over time.

• Our Board regularly reviews our governance practices and considers whether to adopt any changes.
Stockholder Engagement	• Brighthouse’s robust program proactively builds relationships with stockholders.

•  We have continually expanded and enhanced our engagement program since our establishment. The Board considers stockholder feedback in its regular assessment of our governance and compensation programs, and in its oversight of Brighthouse’s strategy and risks.

ESG and Culture	• The Board and Committees exercise appropriate oversight of human capital management and culture. • Brighthouse’s corporate responsibility activities are appropriately aligned with its strategy.	• Brighthouse management and our Board are focused on developing a sustainable strategy for delivering long-term value (see “Our Sustainability Journey”).

Succession Planning and Talent Management

Succession planning and oversight of our talent management practices are central to the Board’s responsibilities. The Compensation and Human Capital Committee oversees the Company’s succession plans for the CEO and other members of senior management. The full Board discusses, at least annually, the Company’s succession plans for the CEO and other key executives, including identifying potential candidates to succeed the CEO, both in cases of orderly succession and in the event of an emergency or unexpected departure. To support talent development and allow the Board to meet and assess potential successors, non-executive officers and mid-level management regularly participate and make presentations in Board and Committee meetings. The Board also meets in executive session to discuss whether the Company has the managerial talent to replace current executives should the need arise.

2020 Proxy Statement  |  29

Board and Corporate Governance Practices Risk Oversight	Brighthouse Financial, Inc.

Risk Oversight

We believe effective risk oversight is fundamental to delivering long-term value for our stockholders. Our Board, with the assistance of the Committees, oversees the development and execution of our business strategies to help ensure that risks are appropriately assessed and mitigated and that our business plans align to our overall risk appetite. The Board and the Committees review and approve our risk appetite statement, review our significant risk policies and regularly discuss with management our performance against risk targets.

The Board exercises direct oversight over certain key risks, including the following:

•

Strategic Risk – in connection with its annual review of our strategy and ongoing oversight of our performance against such strategy, the Board oversees the management of strategic risks. In its discussions with the Board, senior management, including the CEO, the Chief Operating Officer (“COO”), the Chief Financial Officer (“CFO”) and the Chief Distribution and Marketing Officer, reviews the key risks relating to the execution of our strategy and describes management’s activities to identify, assess and mitigate such risks.

•

Enterprise Risk – in connection with each regular meeting of the Board and the Committees, the Chief Risk Officer prepares an enterprise risk dashboard that assesses our risk profile and our performance against targets in key risk areas, including credit, market, liquidity, operational, model, information technology and cybersecurity, and third-party risk. The Chief Risk Officer, or his designee, also periodically presents reports to the Board on key risks and to the Committees on risk topics within the scope of the Committees’ respective responsibilities.

•

Cybersecurity Risk – the Audit Committee is primarily responsible for overseeing information technology and cybersecurity risks (as part of its oversight of operational risk), and the Board also continues to be actively engaged with respect to these risks. The Audit Committee and the Board regularly meet with our Chief Technology Officer (“CTO”) and Chief Information Security Officer (“CISO”) to review our information technology and cybersecurity risk profile and to discuss our activities to manage those risks. Our CTO has overall responsibility for our information technology program, which includes the cybersecurity program. Our CISO is directly responsible for the Company’s cybersecurity program, which is designed to protect and preserve the integrity, confidentiality and continued availability of the information owned by, or in the care of, the Company. The Company’s cybersecurity program also establishes procedures that are designed to enable us to effectively identify, evaluate and respond to events that have the potential to negatively impact our operations. In addition, our Chief Compliance Officer regularly reports to the Audit Committee and the Board regarding the Company’s compliance with applicable regulations and with respect to information technology and cybersecurity.

•

Human Capital Management – the Board recognizes the importance of maintaining a highly skilled and engaged workforce, guided by a strong corporate culture and set of values. As described in its amended charter, the Compensation and Human Capital Committee has broad oversight regarding the Company’s human capital matters, including pay equity, diversity and inclusion, leadership development, culture, and succession planning. At least annually, the Board discusses human capital issues with our Human Resources organization, including succession planning for certain executive positions, including the CEO, and key human capital metrics. The Board and the Committees also assess employee engagement, turnover and workloads to help ensure that the Company has adequate resources to execute its strategy.

The Board has delegated oversight of certain risk areas to the Committees, as follows:

•

Audit Committee – risks relating to financial statements, financial systems, financial reporting processes, internal control over financial reporting, compliance and auditing; operational risks, including third-party risk management and information technology and cybersecurity risk; regulatory compliance risks; and risks relating to Brighthouse’s public disclosures.

•

Compensation and Human Capital Committee – broad oversight of human capital management matters, including the design and operation of Brighthouse’s compensation arrangements to confirm that incentive compensation does not encourage unnecessary risk taking, as well as the relationship between risk management policies and practices, corporate strategy and the compensation of senior executives.

30  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Board and Corporate Governance Practices Information about Our Board Committees

•

Finance and Risk Committee – broad oversight of risk management, including regular review of the Chief Risk Officer’s assessment of Brighthouse’s risk profile, which includes credit risk, market risk, liquidity risk, operational risk and model risk; approval of Brighthouse’s risk appetite statement; and coordination with the Compensation and Human Capital Committee Chair to oversee compensation-related risk matters.

•

Investment Committee – risks associated with our investment portfolios, including credit risk, portfolio allocation and diversification risk, and counterparty risk, as well as risks associated with our investments operating model and the selection and monitoring of our external asset managers.

•

Nominating and Corporate Governance Committee – risks relating to Brighthouse’s governance, related person transaction policy, government relations and the development and implementation of Brighthouse’s codes of conduct.

Information about Our Board Committees

The Board has established six standing Committees to assist it in carrying out its duties: Audit; Compensation and Human Capital; Executive; Finance and Risk; Nominating and Corporate Governance; and Investment. Each Committee has a Board-approved, written charter that describes such Committee’s role and responsibilities. Copies of the charters of the Audit, Compensation and Human Capital and Nominating and Corporate Governance Committees are posted on our website at investor.brighthousefinancial.com/corporate-governance/governance-overview. The Audit, Compensation and Human Capital and Nominating and Corporate Governance Committees all comply with applicable requirements of the U.S. Securities and Exchange Commission (“SEC”) and Nasdaq, and are chaired by, and consist solely of, Independent Directors. The Committee Chairs approve the meeting agendas for their respective Committees.

Each Committee regularly reports on the matters discussed during its meetings to the full Board and presents recommendations on actions requiring Board approval. On an annual basis, each Committee conducts an evaluation of its performance and reviews the adequacy of, and proposes changes to, its charter for Board approval. Each Committee has full authority to retain, at Brighthouse’s expense, independent advisors or consultants.

Additional information about our Committees follows, including their composition, the number of meetings they held in 2019 and their primary roles and responsibilities.

Committee	Members in 2019	Description
Audit Committee (1) Meetings held in 2019: 10	Pat Shouvlin (Chair) Chuck Chaplin Meg McCarthy Bill Wallace

The Audit Committee oversees the Company’s accounting and financial reporting processes; internal controls over financial reporting and disclosure and controls procedures; and the work of internal audit and the independent auditor, including their respective audit plans and results. The Audit Committee also oversees the engagement and continued independence of the Company’s independent auditor, assesses its performance, and approves its compensation. The Audit Committee oversees our legal and regulatory compliance processes and programs, as well as issues relating to the integrity of management and adherence with the Company’s codes of conduct.

2020 Proxy Statement  |  31

Board and Corporate Governance Practices Information about Our Board Committees	Brighthouse Financial, Inc.

Committee	Members in 2019	Description
Compensation and Human Capital Committee (2) Meetings held in 2019: 9	Diane Offereins (Chair) Irene Chang Britt Eileen Mallesch Paul Wetzel

The Compensation and Human Capital Committee oversees the Company’s compensation and benefits policies and programs for our executives, including equity and non-equity incentive compensation plans and arrangements, awards under such plans, severance benefits, stock ownership guidelines, and hedging, pledging and clawback policies. The Compensation and Human Capital Committee also oversees human capital matters, including pay equity, diversity and inclusion, leadership development, culture and succession planning for the CEO and other executives.

For additional information on the responsibilities and activities of the Compensation and Human Capital Committee, including the Committee’s processes for determining executive compensation, see “Compensation Discussion and Analysis.”

Executive Committee Meetings held in 2019: None	Eric Steigerwalt (Chair) Chuck Chaplin Pat Shouvlin	The Executive Committee acts on behalf of the entire Board with respect to certain exigent matters between meetings of the Board.
Finance and Risk Committee (3) Meetings held in 2019: 7	Chuck Chaplin (Chair) Meg McCarthy Diane Offereins Paul Wetzel

The Finance and Risk Committee oversees Brighthouse’s financial plan, policies and strategies (including capital and liquidity management strategies, the capitalization of Brighthouse and its subsidiaries, and our hedging strategy) and measures Brighthouse’s performance against its business and financial plans. The Finance and Risk Committee oversees and approves actions and policies relating to equity and debt issuances, share repurchase programs, dividends, and mergers and acquisitions.

Investment Committee (3) Meetings held in 2019: 5	Bill Wallace (Chair) Irene Chang Britt Eileen Mallesch Pat Shouvlin

The Investment Committee oversees, on a consolidated basis, the activities and performance of Brighthouse and its subsidiaries’ general accounts and consolidated separate accounts (including our non-variable annuity derivatives activity). The Investment Committee oversees the enterprise investment strategy, including the review and approval of Enterprise Investment Authorities (“EIAs”) relating to our general accounts and consolidated separate accounts and the compliance of our investments with our EIAs. The Investment Committee also oversees the implementation and execution of our investments operating model, which includes the oversight of our engagement of external asset managers.

32  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Board and Corporate Governance Practices Director Compensation

Committee	Members in 2019	Description
Nominating and Corporate Governance Committee (3) Meetings held in 2019: 5	Irene Chang Britt (Chair) Eileen Mallesch Diane Offereins Paul Wetzel

The Nominating and Corporate Governance Committee oversees Brighthouse’s corporate governance policies and practices, including the Board and Committees’ structure and composition, recruitment and recommendation of Director nominees, Committee assignments and determinations of Director independence. The Nominating and Corporate Governance Committee develops and oversees the annual self-evaluations for the Board and Committees, as well as the Director orientation process and continuing education programs. The Nominating and Corporate Governance Committee oversees Brighthouse’s ethics and conflict of interest policies, related party transaction policy (coordinating with the Audit Committee where appropriate), our government relations activities, and our activities related to environmental stewardship and corporate social responsibility.

(1)

All Audit Committee members are independent under applicable SEC and Nasdaq rules and are “financially literate.” The Board has determined that Pat Shouvlin, the Committee’s Chair, qualifies as an “audit committee financial expert” under applicable SEC rules.

(2)

All Compensation and Human Capital Committee members are independent under applicable SEC and Nasdaq rules and are “non-employee directors” for purposes of Section 16 of the Exchange Act, and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

(3)	All Finance and Risk Committee, Investment Committee, and Nominating and Corporate Governance Committee members are independent under applicable SEC and Nasdaq rules.

Director Compensation

Our director compensation program is designed to fairly compensate our Independent Directors for their work as members of the Board and to align their interests with those of our stockholders by delivering half of the annual retainer in the form of equity-based awards. To benchmark Director compensation, the Independent Directors targeted compensation at the median of the same Comparator Group we used for our NEOs (see “Compensation Discussion and Analysis – Section 2 – Our 2019 Executive Compensation Program – Role of the Compensation Committee and Others in Determining Compensation – Establishing a Compensation Comparator Group”). The following table sets forth the details of the compensation program for our Independent Directors.

Description	Amount	Form

Pay for Board Service

Annual retainer	$240,000	50% cash and 50% equity

Additional Pay for Service as Chairman or Committee Chair

Chairman	$200,000	50% cash and 50% equity

Audit Committee Chair	$22,500	100% cash

Other Committee Chairs (Compensation and Human Capital; Nominating and Corporate Governance; Finance and Risk; Investment)	$17,500	100% cash

2020 Proxy Statement  |  33

Board and Corporate Governance Practices 2019 Director Compensation Table; Director Stock Ownership Guidelines	Brighthouse Financial, Inc.

Annual Equity Awards

The Board approved annual RSU awards as part of our director compensation program. Annual awards to Independent Directors generally vest on the earlier of the one-year anniversary of the grant date or the date of the next annual meeting of stockholders. The number of RSUs to be granted to each Independent Director is determined by dividing the value of the equity award by the closing price of the Company’s common stock on the grant date, rounded down to the nearest whole number. The RSU grants are made pursuant to the Brighthouse Financial, Inc. 2017 Non-Management Director Stock Compensation Plan (the “Director Plan”), which was approved by stockholders at the 2018 Annual Meeting.

Compensation paid to our Independent Directors in 2019 is presented in the following table.

2019 Director Compensation Table

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total

Irene Chang Britt		$119,995	$257,495

Chuck Chaplin	$237,500	$219,991	$457,491

Eileen Mallesch	$120,000	$119,995	$239,995

Meg McCarthy	$120,000	$119,995	$239,995

Diane Offereins	$137,500	$119,995	$257,495

Pat Shouvlin	$142,500	$119,995	$262,495

Bill Wallace	$137,500	$119,995	$257,495

Paul Wetzel	$120,000	$119,995	$239,995

(1)

Fees Earned or Paid in Cash. Each Independent Director is entitled to receive an annual cash retainer of $120,000, or a prorated amount for a shorter period of service. We provide additional retainers to the Chairman and to each Director who serves as the Chair of a standing Committee, the amounts of which are set forth above under the heading “Director Compensation.” All cash retainers are paid in quarterly installments in arrears.

(2)

Stock Awards. As part of their annual retainers for 2019, each Independent Director was granted an equity award of 3,120 RSUs on June 13, 2019, with an aggregate grant date fair value equal to $119,995. For his service as Chairman, Mr. Chaplin was granted an additional equity award of 2,600 RSUs on June 13, 2019, with an aggregate grant date fair value equal to $99,996. The Directors’ awards will vest on the earlier of the one-year anniversary of the grant date or the date of the next annual meeting of stockholders. Amounts in this column represent the aggregate grant date fair value of each applicable award of RSUs, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

Deferred Compensation Plan

In November 2019, the Board adopted the Brighthouse Services, LLC Deferred Compensation Plan for Non-Management Directors (the “Director Deferred Compensation Plan”), effective December 1, 2019. The purpose of the Director Deferred Compensation Plan is to provide Directors with the opportunity to defer receipt of all or a portion of their cash or equity compensation to a later date, at which time payment of the compensation will be made after adjustment for the simulated investment experience of such compensation. Directors were able to make their initial deferral elections in 2019 with respect to future compensation earned in 2020 and later years.

Director Stock Ownership Guidelines

In February 2018, the Board, on the recommendation of the Nominating and Corporate Governance Committee, established stock ownership and retention guidelines for Independent Directors. Pursuant to these guidelines, each Independent Director is expected to acquire a number of Shares equal to at least four times the equity portion of the

34  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Board and Corporate Governance Practices Compensation Committee Interlocks and Insider Participation; Codes of Conduct

Director’s annual retainer. For Mr. Chaplin this includes the portion of his annual retainer for service as Chairman that is paid in the form of RSUs. Directors are expected to achieve the applicable ownership level within five years from the later of the date the guidelines became effective (January 1, 2018) or the date the Director commences service. For Directors who have elected to participate in the Director Deferred Compensation Plan, deferred Shares count toward the applicable ownership level. Directors are required to retain at least 50% of the net shares acquired upon vesting of equity awards until the ownership guidelines are satisfied. All Directors are currently in compliance with the Company’s stock ownership and retention guidelines, and to date no Director has sold any vested equity.

Compensation Committee Interlocks and Insider Participation

There are no interlocking relationships between any member of our Compensation and Human Capital Committee and any of our executive officers that require disclosure under applicable rules.

Codes of Conduct

Brighthouse’s strength depends on the trust of our employees, distribution partners, customers and stockholders. We strive to adhere to the highest standards of business conduct at all times, and put honesty, fairness and trustworthiness at the center of all that we do. We have adopted codes of conduct that reflect these values and enshrine them in our corporate culture.

The Code of Conduct for Financial Management is a “code of ethics” (as defined under SEC rules) that applies to Brighthouse’s CEO, CFO, COO, Chief Accounting Officer, Chief Auditor, Corporate Controller, and all other Brighthouse employees who perform similar functions or who may obtain access to any financial records covered by the Code of Conduct for Financial Management.

The Code of Conduct for Employees applies to all Brighthouse officers and employees.

The Code of Conduct for Directors applies to members of the Board.

Current versions of these codes of conduct are available on Brighthouse’s website at investor.brighthousefinancial.com/corporate-governance/governance-overview.

2020 Proxy Statement  |  35

Proposal 2 – Ratification of the appointment of Deloitte & Touche LLP as Brighthouse’s independent registered public accounting firm for fiscal year 2020	Brighthouse Financial, Inc.

Proposal 2

Ratification of the appointment of Deloitte & Touche LLP as Brighthouse’s independent registered public accounting firm for fiscal year 2020

The Audit Committee is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm (“independent auditor”). To execute on this responsibility, the Audit Committee annually evaluates the independent auditor’s qualifications, performance and independence. In considering Deloitte & Touche LLP’s (“Deloitte”) appointment, the Audit Committee annually evaluates the independent auditor’s performance relative to various qualifications, including (i) the quality of services and sufficiency of resources provided by the audit firm and the independent auditor’s engagement team, (ii) communication and interaction with the independent auditor and (iii) Deloitte’s independence, objectivity and professional skepticism. The Audit Committee has appointed Deloitte as the Company’s independent auditor for the fiscal year ending December 31, 2020. Deloitte’s background knowledge of Brighthouse and its subsidiaries, combined with its industry expertise, has enabled it to carry out its audits of the Company’s financial statements and the effectiveness of the Company’s internal controls over financial reporting with effectiveness and efficiency. The members of the Audit Committee believe that the continued retention of Deloitte as the Company’s independent auditor is in the best interest of the Company and its stockholders.

In addition, the Audit Committee is involved in the selection of Deloitte’s lead engagement partner and ensures that the lead partner’s engagement is limited to no more than five consecutive years of service (in accordance with SEC rules). The current lead Deloitte engagement partner was designated commencing with the 2017 audit and is eligible to serve in that capacity through the end of the 2021 audit.

We request that our stockholders ratify the appointment of Deloitte as the Company’s independent auditor for fiscal year 2020. If the stockholders do not ratify such appointment, the Audit Committee will take note and may reconsider its retention of Deloitte. If such appointment is ratified, the Audit Committee will still have the discretion to replace Deloitte at any time during the year. Representatives of Deloitte are expected to be present at the Annual Meeting and will have the opportunity to make a statement. They will also be available to respond to questions from stockholders regarding their audit of our consolidated financial statements for fiscal year 2019.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal year 2020.

36  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Proposal 2 – Ratification of the appointment of Deloitte & Touche LLP as Brighthouse’s independent registered public accounting firm for fiscal year 2020

Fees Paid to Deloitte & Touche LLP

The following table shows the fees incurred by the Company for professional services rendered by Deloitte for the fiscal years ending December 31, 2019 and December 31, 2018, respectively. All services provided to the Company were approved by the Audit Committee.

Fees (in Thousands)	2019	2018

Audit Fees(1)	$13,500	$14,505

Audit-Related Fees(2)	$210	$390

Tax Fees(3)	$113	$790

All Other Fees(4)	$2	$2

Total	$13,825	$15,687

(1)

Audit Fees. Fees billed for professional services for the integrated audit of the consolidated financial statements of the Company and its subsidiaries (as required), including the annual financial statement audit, the reviews of the interim financial statements included in quarterly reports on Form 10-Q for the Company and its subsidiaries (as required), statutory audits or other financial statement audits of subsidiaries, the audit of the effectiveness of our internal controls over financial reporting, assistance with and review of documents filed with the SEC and other services that enable the independent auditor to form an opinion of the consolidated financial statements of the Company and its subsidiaries (as required).

(2)

Audit-Related Fees. Fees billed for assurance and related services that are reasonably related to the audit or review of the financial statements of the Company and its subsidiaries (as required) and for other services that are traditionally performed by the independent auditor. Such services consist of fees for employee benefit plan audits, assessments and testing of internal controls, and accounting consultations not directly associated with the annual audit or quarterly reviews.

(3)	Tax Fees. Fees billed for permitted tax services, including tax compliance, tax advice and tax planning.

(4)	All Other Fees. Fees billed for this category primarily represent accounting research subscription fees.

Audit Committee Pre-Approval Policy

The Audit Committee has established a policy requiring its pre-approval of all audit and non-audit services provided by the independent auditor, and this policy is designed to ensure that the independent auditor’s independence is not impaired. In considering whether to pre-approve the provision of non-audit services by the independent auditor, the Audit Committee will consider whether the services are compatible with the maintenance of the independent auditor’s independence.

The pre-approval policy provides for the Audit Committee’s general pre-approval, on an annual basis, of audit, audit-related and permissible non-audit services up to amounts reasonably determined by the Audit Committee to be appropriate. The Audit Committee must specifically pre-approve (i) any proposed services that exceed such general pre-approval limits, (ii) tax services and (iii) any additional services that have not been generally pre-approved by the Audit Committee. The independent auditor is required to periodically report to the Audit Committee the extent of the services that it has provided to the Company and the fees for the services performed to date. The Audit Committee annually reviews the policy to ensure its continued appropriateness and compliance with applicable laws and listing standards.

2020 Proxy Statement  |  37

Audit Committee Report	Brighthouse Financial, Inc.

The policy delegates to the Audit Committee Chair the authority to pre-approve audit, audit-related or non-audit services between meetings for individual projects up to $250,000 (up to a total annual maximum of $750,000) if management deems it reasonably necessary to begin the services before the next scheduled meeting of the Audit Committee. The Audit Committee Chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Audit Committee Report

The Audit Committee currently consists of four Independent Directors, and operates under a written charter adopted by the Board. The Board has determined that Pat Shouvlin has the requisite experience to be designated an audit committee financial expert as such term is defined under Item 407(d)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), and the applicable Nasdaq standards.

Management is responsible for the preparation and presentation of the Company’s financial statements, the reporting process, the accounting policies and procedures, and the establishment of effective internal controls and procedures.

The primary duties of the Audit Committee are to assist the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the Company’s internal controls regarding finance, accounting, legal compliance and ethics, (iv) the independence and qualifications of the Company’s independent auditor, (v) the Company’s operational risks and (vi) the performance of the Company’s internal audit function and independent auditor. As part of its meetings, the Audit Committee regularly meets in executive session without management present. Prior to the filing of each quarterly report on Form 10-Q and annual report on Form 10-K and prior to each earnings release to the public, the Audit Committee discusses such reports with management, the Company’s Chief Auditor and the Company’s independent auditor. The Audit Committee also discusses the Company’s combined statutory financial results and reviews the Company’s internal controls over financial reporting.

The Chief Auditor regularly attends meetings of the Audit Committee and reports directly to the Audit Committee Chair, which supports her independence from management and the objectivity of her work. The Audit Committee regularly discusses with the Chief Auditor, both in general session and executive session, the adequacy and effectiveness of the Company’s financial reporting processes, internal control over financial reporting and disclosure controls and procedures, as well as the performance of the internal audit function.

The independent auditor is responsible for performing an independent audit of our financial statements and, as required, of our internal controls over financial reporting, in each case, in accordance with standards established by the Public Company Accounting Oversight Board (“PCAOB”), and the independent auditor issues a report with respect to each of the foregoing items. The independent auditor must also express an opinion as to the conformity of the Company’s financial statements with generally accepted accounting principles (which includes the critical audit matters required to be reported and communicated to the Audit Committee) and the effectiveness of its internal controls over financial reporting. The independent auditor regularly affirms to the Audit Committee that it remains independent from the Company. The Audit Committee regularly meets with the independent auditor, both in general session and in executive session, to discuss the Company’s financial reporting processes, internal control over financial reporting, disclosure controls and procedures, required communications to the Audit Committee, fraud risks and any other matters that the Audit Committee or the independent auditor deem appropriate.

More information on the Audit Committee and its responsibilities is included in the Audit Committee Charter, which is available on our website at investor.brighthousefinancial.com/corporate-governance/governance-overview. In accordance with the requirements set forth in the Audit Committee Charter, the Audit Committee has (i) reviewed and amended the Audit Committee Charter, (ii) approved the charter governing the internal audit function, and (iii) established the procedures for the confidential submission of complaints to the Audit Committee regarding accounting, internal controls over financial reporting or audit matters (the “Audit Committee Complaint Procedures”). A copy of the Audit Committee Complaint Procedures is also available on our website.

38  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Audit Committee Report

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited consolidated financial statements for fiscal year 2019 with each of management and the independent auditor. The Audit Committee and the independent auditor have also discussed the matters required to be discussed by them under the applicable rules of the PCAOB.

The Audit Committee has received from its independent auditor the written disclosures and the letters required by the applicable rules of the PCAOB, as currently in effect, regarding the firm’s communications with the Audit Committee relating to independence, and has discussed the independent auditor’s independence with the independent auditor.

Based on the review and discussions described in this Audit Committee Report, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal year 2019 be included in our Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

Audit Committee

Pat Shouvlin (Chair)

Chuck Chaplin

Meg McCarthy

Bill Wallace

2020 Proxy Statement  |  39

Proposal 3 - Advisory vote to approve the compensation paid to Brighthouse’s Named Executive Officers	Brighthouse Financial, Inc.

Proposal 3

Advisory vote to approve the compensation paid to Brighthouse’s Named Executive Officers

In accordance with the requirements of Section 14A of the Exchange Act, we are providing our stockholders with an advisory (non-binding) vote (a “Say-on-Pay” vote) on the compensation paid to our named executive officers (the “NEOs”). Our compensation approach is described in the Compensation Discussion and Analysis (“CD&A”), compensation tables and accompanying narrative discussion.

The CD&A summarizes our executive compensation program. Our Board of Directors and Compensation and Human Capital Committee have implemented an executive compensation program that is intended to align the interests of our executive officers with those of our stockholders, by having a substantial portion of our NEOs’ compensation be in the form of variable, at-risk compensation and by utilizing metrics in our short- and long-term incentive programs that are tied to performance goals, which we believe will enhance stockholder value.

We have engaged our stockholders in discussions about our executive compensation program, philosophy and objectives. We solicited feedback from stockholders on our 2019 executive compensation program and on our 2020 executive compensation program that we previewed in our 2019 Proxy Statement. The feedback we received was generally supportive, and the Board and the Compensation and Human Capital Committee considered that feedback in making certain changes to our 2019 compensation program.

We are asking stockholders to approve the following resolution:

RESOLVED, that the compensation paid to Brighthouse’s NEOs, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, is hereby APPROVED.

Although this vote is advisory, the Board and the Compensation and Human Capital Committee intend to consider the results of the vote, as well as other relevant factors, as we continue to develop our executive compensation program. At our 2018 annual meeting of stockholders, a majority of stockholders voted to have an annual frequency of advisory Say-on-Pay votes. The Board has considered the stockholder vote on Say-on-Pay frequency and has determined to conduct an advisory Say-on-Pay vote annually at least until the next stockholder advisory vote on Say-on-Pay frequency, which will take place no later than our 2024 annual meeting of stockholders.

The Board of Directors recommends that stockholders vote “FOR” the approval of the compensation of our Named Executive Officers, as disclosed in this Proxy Statement.

40  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Compensation Discussion and Analysis Section 1 – Executive Summary

Compensation Discussion and Analysis

This CD&A describes our executive compensation philosophy, policies, practices and objectives in the context of our compensation decisions for our NEOs for 2019.

Named Executive Officers

For 2019, our NEOs are our CEO; current CFO; COO, who served as interim CFO for part of 2019; the next three most highly compensated executive officers as of the end of 2019; and a former CFO who was not serving as of the end of 2019.

Name	Title
Eric Steigerwalt	President and Chief Executive Officer
Ed Spehar	Executive Vice President and Chief Financial Officer(1)
Conor Murphy	Executive Vice President and Chief Operating Officer, and former Interim Chief Financial Officer(2)
John Rosenthal	Executive Vice President and Chief Investment Officer
Christine DeBiase	Executive Vice President, Chief Administrative Officer and General Counsel
Myles Lambert	Executive Vice President and Chief Distribution Officer
Anant Bhalla	Former Executive Vice President and Chief Financial Officer(3)

(1)	Mr. Spehar joined Brighthouse on July 29, 2019, and was appointed Executive Vice President and Chief Financial Officer, effective August 12, 2019.

(2)	Mr. Murphy served as Interim Chief Financial Officer from February 27, 2019 until August 11, 2019.

(3)	Mr. Bhalla ceased serving as Chief Financial Officer effective February 27, 2019, and departed Brighthouse effective March 14, 2019.

CD&A Contents

The CD&A is organized into four sections:

•	Section 1 – Executive Summary
•	Section 2 – Our 2019 Executive Compensation Program
•	Section 3 – Additional Compensation Practices and Policies
•	Section 4 – 2020 Compensation Program Overview

Section 1 – Executive Summary

The Brighthouse Story

Who we are. Brighthouse is an established U.S. retail franchise and one of the largest providers of annuities and life insurance in the United States. Brighthouse became an independent, publicly traded company in August 2017, following the Separation and the listing of our common stock on Nasdaq.

Our Purpose. We are on a mission to help people achieve financial security. We specialize in products that are designed to help people protect what they have earned and ensure it lasts. We are built on a foundation of experience and knowledge, which allows us to keep our promises and provide value to our distribution partners and the clients they serve.

2020 Proxy Statement  |  41

Compensation Discussion and Analysis Section 1 – Executive Summary	Brighthouse Financial, Inc.

Our Strategy. We believe our focused strategy will generate long-term stockholder value. Our strategy consists of the following core elements, which are fully aligned with our risk appetite and our approach to managing our business:

•

Offering a tailored set of annuity and life insurance solutions that are simpler, more transparent and provide value to our distributors and the clients they serve. We aim to continue to shift our business mix profile over time, with the addition of more cash flow-generating and less capital-intensive new business, along with the runoff of less profitable business.

•

Selling our products through a diverse, well-established network of distribution partners, and continuing to build strategic relationships and entering new channels as we expand our distribution footprint in the United States.

•	Becoming a cost-competitive manufacturer over time by adopting an operating model that reduces our run-rate expenses.

2019 Highlights – Executing our Strategy. Brighthouse had a strong 2019. We made significant progress executing our focused strategy, which has provided us with the flexibility to prudently manage the business in a variety of market scenarios. Going forward, we remain confident in our strategy, which we continue to believe will enable us to generate long-term value for our stockholders. The following table highlights Brighthouse’s key accomplishments in 2019.

2019 Performance
Capital and Financial Strength

•  Normalized Statutory Earnings – approximately $1.87 billion, exceeding our 2019 target. Generating normalized statutory earnings remains a focus of our financial management strategy. Normalized statutory earnings is used by management to measure our insurance companies’ generation of statutory distributable cash flows (or distributable earnings) and is reflective of whether our hedging program functions as intended.

•  Capital Return – we repurchased approximately $442 million of our Shares in 2019 and are on track to return our target of $1.5 billion of capital to stockholders by the end of 2021.

•  Total Adjusted Capital – we ended the year with approximately $9.7 billion of statutory total adjusted capital, up $2.3 billion compared with 2018, and with a combined RBC ratio of 552% for 2019. RBC is a method of measuring an insurance company’s capital, taking into consideration its relative size and risk profile, in order to ensure compliance with minimum regulatory capital requirements set by the NAIC.

•  Prudent Financial Management – we revised our variable annuity hedging program in late 2019, fundamentally lowering Brighthouse’s risk profile and preserving our projected distributable earnings across different capital market scenarios. In 2019, we also added to our already significant protection against low interest rates. These prudent actions, among others, have provided Brighthouse with a strong balance sheet and financial position that we believe will help us manage through a challenging environment.

•  Ratings – we maintained our operating companies’ strong financial strength ratings.

42  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Compensation Discussion and Analysis Section 1 – Executive Summary

2019 Performance
Sales

•  Annuity Sales – approximately $7.28 billion, exceeding our 2019 target, and a significant increase over our target at Separation of annual annuity sales in excess of $4 billion by 2020.

•  Life Insurance Sales – introduced Brighthouse SmartCare®, our first new life insurance product launch as an independent, public company, exceeding our 2019 sales target.

•  Brand Awareness – achieved 76% awareness of our brand with financial professionals as of the end of 2019, a three-fold increase since the first quarter of 2017.

Expenses

•  Corporate Expenses – approximately $998 million, above our target of $985 million. We are still projecting $150 million of corporate expense reduction on a run-rate basis by year-end 2020, and an additional $25 million of corporate expense reduction in 2021.

Compensation Philosophy

The Compensation and Human Capital Committee has established a compensation program rooted in a pay-for-performance philosophy, which is intended to align the interests and incentives of our NEOs with those of our stockholders by tying a substantial portion of our NEOs’ compensation to the achievement of performance metrics that are aligned with our strategy. Our executive compensation program is guided by the following general principles and objectives:

•	paying for performance: a majority of executive compensation is in the form of variable elements that are based on individual and Company performance results that drive increases in stockholder value;
•

providing competitive Target TDC opportunities (defined as base salary plus STI and LTI compensation opportunities): we aim to offer compensation that enables Brighthouse to attract, motivate and retain high-performing employees;

•	aligning executives’ interests with stockholders’ interests: a significant portion of our NEOs’ Target TDC is delivered in the form of stock-based incentives;
•	encouraging long-term decision-making: our long-term incentive compensation program includes awards with multi-year, overlapping performance or restriction periods;
•

avoiding problematic pay practices: we do not provide excessive perquisites, excessive change-of-control severance pay or excise tax gross-ups, and we will not reprice stock options without stockholder approval; and

•	reinforcing strong risk management: our compensation program is designed to avoid providing our employees with incentives to take excessive risks.

2020 Proxy Statement  |  43

Compensation Discussion and Analysis Section 1 – Executive Summary	Brighthouse Financial, Inc.

What’s New with Our 2019 Compensation Program

We regularly review our compensation program to help ensure that it motivates and rewards our employees for performance that supports our strategic goals. The following table describes the changes we made to our compensation program for our 2019 fiscal year.

STI Program
2018 STI Metrics (weighting)	2019 STI Metrics (weighting)	Rationale
TSA Exits (1/3)	Corporate Expense Target (1/3)	New metric is a key driver that supports our pursuit of becoming a cost-competitive company.
Annuity Sales (1/3)	Sales (1/3)	Sales is a key driver of growth and franchise stability. The 2019 metric continued to include annuity sales as the core component, and added sales of SmartCare®, our new hybrid life insurance product, as a payout modifier.
Adjusted Statutory Earnings (1/3)	Normalized Statutory Earnings (1/3)	We changed the name of this metric to be consistent with how we communicate this metric publicly, and the definition is unchanged from 2018. This is a key metric used by management to measure our insurance companies’ generation of statutory distributable cash flows (sometimes referred to as distributable earnings) and which is reflective of whether our hedging program functions as intended.

LTI Program
2018 Pay Mix	2019 Pay Mix	Rationale
All NEOs: 1/3 PSUs 1/3 RSUs 1/3 Stock Options	CEO: 70% PSUs 30% RSUs Other NEOs: 60% PSUs 40% RSUs	Taking into account the Company’s long-term strategy and feedback from our stockholders, we eliminated stock options from our LTI pay mix and increased the weighting of PSUs.
2018 PSU Metrics (weighting)	2019 PSU Metrics (weighting)	Rationale
Corporate Expense Reduction (60%)	Statutory Expense Ratio (60%)	New metric measures both expense management and sales growth, two of our key strategic drivers, as presented in our statutory financial statements.
Capital Return (40%)	Capital Return (40%)	No change from 2018. Our capital return goal is consistent with our publicly disclosed targets, and demonstrates alignment with stockholders’ interests.

STI Awards and LTI Awards were issued under the Brighthouse Financial, Inc. 2017 Stock and Incentive Compensation Plan, as amended (the “Employee Plan”), and its subplans. For more information about our 2019 Compensation Program, see “Compensation Discussion and Analysis – Section 2 – Our 2019 Executive Compensation Program.”

44  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Compensation Discussion and Analysis Section 1 – Executive Summary

2019 Say-on-Pay Vote and Stockholder Engagement

Our stockholders have expressed strong support for our compensation program during our engagement meetings and through their overwhelming approval of our 2019 Say-on-Pay vote (more than 97% of votes in favor). The Compensation and Human Capital Committee considered stockholder feedback and the Say-on-Pay vote results in reviewing our 2019 executive compensation program and making compensation decisions for our NEOs. In particular, the Compensation and Human Capital Committee increased the weighting of PSUs in the LTI payout mix for both our CEO and the other NEOs.

Compensation Highlights

2019 STI Awards. The table below presents our 2019 metrics for STI Awards (“STI Metrics”), which measure our performance in the areas that are critical to meeting our strategic goals for the year. Brighthouse performance in 2019 resulted in an aggregate Company Performance Factor of 130%. For additional information about our STI Awards, see “Compensation Discussion and Analysis – Section 2 – Our 2019 Executive Compensation Program – Elements of 2019 Compensation” and “– 2019 STI Awards for Our NEOs.” STI Awards are made under the Amended and Restated Brighthouse Services, LLC Short-Term Incentive Plan (the “STI Plan”).

STI Metric	Performance Link	Performance	Payout Percentage
Corporate Expense Target	Key strategic driver that supports our pursuit of becoming a cost-competitive company.	Target Not Met	89%
Sales	Key driver of growth and franchise stability.	Maximum Achieved	150%
Normalized Statutory Earnings	Important driver of financial strength that measures our insurance companies’ ability to pay future distributions and the effectiveness of our hedging program.	Maximum Achieved	150%
2019 Company Performance Factor			130%

CEO Compensation

2019 Target TDC. Mr. Steigerwalt’s Target TDC, as approved by the Independent Directors on the recommendation of the Compensation and Human Capital Committee, which was unchanged from his 2018 Target TDC, is as follows:

Name	Base Salary	Target STI (as % of Base Salary)	Target LTI (as % of Base Salary)	Target TDC
Eric Steigerwalt	$900,000	200%	500%	$7,200,000

2019 STI Award. Mr. Steigerwalt’s individual goals for 2019 were a mix of strategic and operational objectives that measured his performance in leading Brighthouse, developing and executing Brighthouse’s strategy and delivering positive financial results. In setting the STI payout percentage at the Company Performance Factor, the Independent Directors considered Brighthouse’s performance against the 2019 STI Metrics and Mr. Steigerwalt’s accomplishment of his 2019 goals. The following table highlights Mr. Steigerwalt’s 2019 STI Award for performance in 2019, as approved by the Independent Directors in January 2020.

Name	Base Salary	2019 STI Target	2019 STI Payout Percentage	2019 STI Award
Eric Steigerwalt	$900,000	$1,800,000	130%	$2,340,000

2019 LTI Award. In January 2019, the Independent Directors approved a 2019 LTI Award for Mr. Steigerwalt at his LTI target of $4,500,000, consisting of 70% PSUs and 30% RSUs. The actual number of PSUs issued will depend on Brighthouse’s actual performance at the end of the 2019-2021 performance period.

2020 Proxy Statement  |  45

Compensation Discussion and Analysis Section 2 – Our 2019 Executive Compensation Program	Brighthouse Financial, Inc.

Additional information about Mr. Steigerwalt’s 2018 and 2019 STI and LTI Awards is presented in “Compensation Discussion and Analysis – Section 2 – Our 2019 Executive Compensation Program” and “2019 Compensation Tables.”

Planned Changes for 2020

We have committed to a regular review of our compensation program to help ensure that it evolves with our maturing organization and continues to motivate and reward our employees for performance that supports our strategic goals. To this end, and in consideration of stockholder feedback, the Compensation and Human Capital Committee has approved several changes to our compensation program, which are described in “Section 4 – 2020 Compensation Program Overview.”

Section 2 – Our 2019 Executive Compensation Program

2019 Compensation Planning Process

Our Human Resources organization (“HR”) was primarily responsible for performing market benchmarking and setting context for 2019 compensation recommendations for our Senior Leadership Management Group (the “SLMG”), which includes our NEOs and other members of our senior management team. In developing its recommendations, HR consulted with Willis Towers Watson (“WTW”), which serves as management’s compensation consultant.

In setting Target TDC for the members of the SLMG, we have adopted a pay positioning strategy that generally seeks to align Target TDC with market median, and that modifies the positioning of individual employees due to a variety of factors, including criticality of role, skills, experience and strategic priorities. To determine pay positioning, we primarily use WTW’s proprietary database of executive compensation at large diversified insurers (“DIS”), supplemented by a select compensation comparator group, as described below.

Establishing a Compensation Comparator Group. For compensation benchmarking purposes, we also used a group of peer companies within our industry that are similar to us in terms of assets and revenues and with which we compete for executive talent (the “Comparator Group”). HR, with input from WTW, constructed the Comparator Group and used the companies in the Comparator Group as a market reference for benchmarking and setting context for pay recommendations for our NEOs and other members of the SLMG. In constructing the Comparator Group, we aimed to select the most appropriate companies against which Brighthouse’s compensation-related performance should be measured. The Comparator Group consists of thirteen publicly traded companies in the insurance industry with assets and/or revenues between approximately 0.5 to 2.0 times those of Brighthouse. As Brighthouse exclusively sells individual life and annuities products in the U.S., comparably sized insurers with a meaningfully different business mix or with significant global operations were excluded from the Comparator Group.

Applying these criteria, in August 2019, the Compensation and Human Capital Committee, in consultation with SBCG, determined not to make changes to the composition of our Comparator Group, which comprises the following companies:

American Equity Investment Life Holding Company

Ameriprise Financial, Inc.

Assurant, Inc.

Athene Holding Ltd.

CNO Financial Group, Inc.

Equitable Holdings, Inc.

Globe Life Inc. (previously known as Torchmark Corporation)

Lincoln National Corporation

Principal Financial Group, Inc.

Reinsurance Group of America, Incorporated

Sun Life Financial Inc.

Unum Group

Voya Financial, Inc.

The Compensation and Human Capital Committee will continue to annually review the Comparator Group to include companies of a similar size and business mix and with which Brighthouse competes in the talent market.

46  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Compensation Discussion and Analysis Section 2 – Our 2019 Executive Compensation Program

Benchmarking Process. Where our SLMG members’ roles align with roles represented in the DIS or our Comparator Group, we are able to better position their Target TDC within a range of the market median. However, certain SLMG members’ unique roles and responsibilities do not align well with the roles represented in the DIS or Comparator Group. In such cases, management uses analogous roles as references points, and adjusts its Target TDC recommendations in accordance with the SLMG member’s distinctive roles and responsibilities. In all cases, pay positioning may be modified due to a variety of factors, including criticality of role, skills, experience and strategic priorities.

Role of the Compensation and Human Capital Committee and Others in Determining Compensation

Management’s Role. As discussed above, HR, in consultation with WTW, is primarily responsible for preparing Target TDC recommendations for our SLMG. HR consulted with WTW to gather compensation data that was used to prepare Target TDC recommendations. As part of our year-end compensation planning process, our CEO oversaw the review of each SLMG member’s performance during 2019. The CEO participated in developing recommendations for all elements of pay for the members of the SLMG, other than himself, and discussed these recommendations with the Compensation and Human Capital Committee. Based on the CEO’s assessment of each SLMG member’s performance, HR prepared compensation recommendations for each SLMG member and presented them for Compensation and Human Capital Committee approval.

Compensation and Human Capital Committee’s Role. The Compensation and Human Capital Committee is responsible for establishing and implementing our executive compensation philosophy and structure. Pursuant to its written charter, the Compensation and Human Capital Committee:

•	assisted the Board in fulfilling its responsibility to oversee the development and administration of compensation programs for our executives and other employees;
•

approved the goals and objectives relevant to our CEO’s compensation, evaluated our CEO’s performance in light of such goals and objectives, and recommended, for approval by the Independent Directors, the CEO’s annual compensation based on such evaluation;

•	reviewed the compensation of Brighthouse’s other executive officers (as determined by the Compensation and Human Capital Committee);
•

reviewed and approved our equity and non-equity incentive compensation plans and arrangements, and where appropriate or required, recommended such plans and arrangements for approval by the Board and/or our stockholders; and

•

reviewed our incentive compensation arrangements to confirm that incentive pay does not encourage our executive officers to take unnecessary risks, and reviewed and discussed the relationship between risk management policies and practices, corporate strategy and senior executive compensation.

Compensation Consultants’ Role. Under its written charter, the Compensation and Human Capital Committee has the authority to retain advisers to assist in the discharge of its duties. The Compensation and Human Capital Committee has retained SBCG as its independent compensation consultant since November 2017. The Compensation and Human Capital Committee assessed SBCG’s independence in light of SEC standards and determined that no conflicts of interest or independence concerns exist. SBCG reports directly to the Compensation and Human Capital Committee, and the Compensation and Human Capital Committee has the sole authority to approve the fees and other terms of the retention of SBCG as its independent compensation consultant. SBCG is expected to attend all Compensation and Human Capital Committee meetings and to provide advice to the Compensation and Human Capital Committee on all aspects of the Company’s executive compensation program, including the form, mix and amount of Target TDC. SBCG has assisted the Compensation and Human Capital Committee in its implementation of our compensation principles and practices. SBCG has advised the Compensation and Human Capital Committee on the development of the Company’s 2019 STI and LTI compensation arrangements, including the STI and LTI metrics for 2019 and the forms of equity-based incentives awarded to members of the SLMG in 2019.

2020 Proxy Statement  |  47

Compensation Discussion and Analysis Section 2 – Our 2019 Executive Compensation Program	Brighthouse Financial, Inc.

Elements of 2019 Compensation

Component	Form	Purpose

Base Salary	Cash (Fixed)

Base salary provides a fixed amount of compensation for services during the year. Base salary is determined based upon a variety of factors, including scope of responsibilities, individual performance, and market data. In line with our pay-for-performance philosophy, Target TDC has been structured so that base salary is the smallest component.

Short-Term Incentive (STI) Awards	Cash (Variable)

STI awards are our annual cash incentive awards that reward our employees for their performance in 2019. Payout amounts were based both upon the Company’s achievement of our 2019 STI Metrics approved by the Compensation and Human Capital Committee and upon the employee’s individual performance.

Long-Term Incentive (LTI) Awards	Equity (Variable)

LTI awards are our stock-based awards that reward our employees for their contributions to Brighthouse’s long-term success. 2019 LTI awards consisted of PSUs, which will be paid out at the end of a three-year performance period based on Brighthouse’s performance against quantitative goals, and RSUs, which vest annually.

2019 Target Total Direct Compensation

The following table shows the base salary, target STI opportunity (as a percentage of base salary) and target LTI opportunity (as a percentage of base salary) for each NEO that the Independent Directors (for Mr. Steigerwalt) and the Compensation and Human Capital Committee (for all other NEOs) approved in early 2019 (or in the case of Mr. Spehar, upon his hire in July 2019).

Name	Base Salary	Target STI (as % of Base Salary)	Target LTI (as % of Base Salary)	Target TDC

Eric Steigerwalt	$900,000	200%	500%	$7,200,000

Ed Spehar	$600,000	140%	175%	$2,490,000

Conor Murphy	$600,000	145%	190%	$2,610,000

John Rosenthal	$550,000	195%	200%	$2,722,500

Christine DeBiase	$600,000	120%	175%	$2,370,000

Myles Lambert	$525,000	125%	175%	$2,100,000

Anant Bhalla	$600,000	140%	175%	$2,490,000

48  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Compensation Discussion and Analysis Section 2 – Our 2019 Executive Compensation Program

As shown in the graphs below, our CEO’s Target TDC and the average Target TDC for our other NEOs (excluding Mr. Bhalla) are heavily weighted toward variable, at-risk elements.

2019 STI Metrics. The Compensation and Human Capital Committee established metrics for the 2019 STI Awards that directly align with Brighthouse’s strategic goals. This is consistent with our pay-for-performance philosophy and helps ensure that the NEOs are compensated for their contributions to the Company’s achievement of the business goals set forth in the strategic plan. In establishing the STI metrics, the Compensation and Human Capital Committee was guided by the following principles:

•	metrics should consist of operational or financial drivers of financial performance that are aligned with Brighthouse’s long-term strategy;
•	metrics should be objective and measurable;
•	executive officers should have the ability to directly impact Brighthouse’s performance; and
•	metrics should not incent management to engage in inappropriately risky behavior.

For each STI Metric, the Compensation and Human Capital Committee approved a threshold (payout of 50% of target value), target (100% of target value) and maximum (150% of target value) level of performance based on its evaluation of the likelihood of management achieving those performance levels. STI Awards were based upon the Company’s achievement of these metrics, as well as qualitative factors the Compensation and Human Capital Committee deemed appropriate, including each NEO’s performance and accomplishments during 2019. The Compensation and Human Capital Committee believes the underlying goals for each STI metric were appropriately rigorous and represented a significant challenge for management to achieve. A summary of our 2019 STI Metrics and the rationale for their selection follows.

2020 Proxy Statement  |  49

Compensation Discussion and Analysis Section 2 – Our 2019 Executive Compensation Program	Brighthouse Financial, Inc.

STI Metric	Weighting	Definition	Performance Link

Corporate Expense Target (new for 2019)	1/3	Annual, run-rate expenses for managing the Company, including, but not limited to, employee-related costs, advertising and marketing, market and industry research, consultants and other contractual labor, other contracted services, and printing and postage.

Prudent expense reduction and control supports our pursuit of becoming a cost-competitive organization. The performance targets established by the Compensation and Human Capital Committee for this metric align with the Company’s long-term goal of reducing the Company’s annualized run-rate corporate expenses by $150 million by 2020. Key challenges to meeting our expense target included prudently exiting a number of our transition service agreements with MetLife and transitioning to new service providers.

Sales	1/3

Annuity sales is the core component of this metric. Sales of SmartCare®, our first life insurance product, acted as a compensation modifier (sales were measured according to the applicable Life Insurance Marketing and Research Association (“LIMRA”) definition): sales below the target range would reduce the payout percentage by 5%; sales above the target range would increase the payout percentage by 5%. The maximum payout percentage for this metric was 150%.

Since our establishment, annuity sales have been a key driver of our revenues and value. We view successful entry into the life insurance market as important to our growth prospects and franchise stability. Meeting our sales goals involved achievement by organizations across the Company. Key challenges to achieving our sales goals included building relationships with our distribution partners; building brand awareness and trust among our customers as a newly independent company; and aggressive pricing and unexpected product lines from our competitors.

Normalized Statutory Earnings	1/3

As described in our 2019 Form 10-K, this metric is calculated as follows: statutory pre-tax net gain from operations adjusted for the favorable or unfavorable impacts of (i) net realized capital gains (losses), (ii) the change in both the reserve-based and capital methodology-based CTE95 calculation, net of the change in our variable annuity reserves, and (iii) unrealized gains (losses) associated with our variable annuities risk management strategy. Normalized statutory earnings may be further adjusted for certain unanticipated items that impacted our results, in order to help management and investors better understand, evaluate and forecast those results. The payout target is anchored in Brighthouse’s 2019 base case financial plan.

The definition of this metric is consistent with the “Adjusted Statutory Earnings” metric in our 2018 STI program.

Normalized Statutory Earnings is a key metric used by management to measure our insurance companies’ generation of statutory distributable cash flows (sometimes referred to as distributable earnings) and which is reflective of whether our hedging program functions as intended. It also reflects factors that the broad population of STI participants are able to directly impact and influence. This metric is the product of performance across key aspects of management’s strategy: sales; capital; and expenses. In the long term, normalized statutory earnings contribute to our capacity to generate free cash flow from our operating companies to the parent holding company. Key challenges to achieving our normalized statutory earnings goals included managing the volatility of market performance and interest rates, prudently managing our hedging strategy and corporate expenses.

50  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Compensation Discussion and Analysis Section 2 – Our 2019 Executive Compensation Program

The Compensation and Human Capital Committee reviewed Brighthouse’s actual performance to confirm that Brighthouse’s actions to achieve these results were carried out safely and prudently and did not create unwarranted risk for the Company. In addition, our Internal Audit department reviewed and certified the Company’s actual performance results for each metric and the 2019 Company Performance Factor. The following table reflects the Company’s performance against each STI metric (payout percentages were rounded to the nearest whole number) and the 2019 Company Performance Factor approved by the Compensation and Human Capital Committee. The Compensation and Human Capital Committee did not use its discretionary authority to adjust the Company Performance Factor for 2019.

STI Metrics	Target Payout Level	Actual Results	Payout Percentage (1)
Expense Target	$985M	$998M	89%
Sales			150%
Annuity	$6.68B	$7.28B	150%
SmartCare®	$1.8-2.4M	$3.1M	+5%
Normalized Statutory Earnings	$200-400M	$1.87B	150%
2019 Company Performance Factor			130%

(1)	The payout percentage for each STI Metric was capped at 150%, and therefore the SmartCare® modifier did not increase the payout.

2019 Short-Term Incentive Awards

CEO Compensation. In early 2019, Mr. Steigerwalt, with input from our HR and Finance organizations, developed corporate performance goals (“CEO Goals”) that would be used to assess Mr. Steigerwalt’s performance during 2019. In February 2019, the Compensation and Human Capital Committee approved the CEO Goals and discussed the quantitative and qualitative metrics to measure performance against the CEO Goals. The CEO Goals, described in the table below, were a mix of strategic and operational objectives, and were intended to provide a framework for assessing Mr. Steigerwalt’s performance in 2019.

In January 2020, the Compensation and Human Capital Committee and the Independent Directors considered the Company’s performance overall, Mr. Steigerwalt’s performance against the CEO Goals, his other accomplishments in 2019 and Mr. Steigerwalt’s self-assessment of his performance. The following table describes the 2019 CEO Goals and Mr. Steigerwalt’s key accomplishments.

CEO Goal	2019 Accomplishments
Drive Earnings and EPS Growth

•  Normalized statutory earnings of approximately $1.87 billion, above our target.

•  $9.58 adjusted earnings per share, less notable items, in 2019, versus $8.33 in 2018, representing 15% growth (for information regarding this non-GAAP financial measure and a reconciliation to the most directly comparable GAAP measure, see “Non-GAAP and Other Financial Disclosures”).

Reduce corporate expenses

•  2019 corporate expenses were $998 million, above our corporate expense target. Primary reasons for not meeting our targets included the prudent management of our TSA exits and transition to our future state platform, and increased marketing spend.

Increase Annuity Sales and Re-establish Life Insurance Franchise with Distributors

•  Generated approximately $7.28 billion in annuity sales, exceeding our performance target.

•  Generated $3.1 million of SmartCare® sales (using the LIMRA definition), representing approximately $19.2 million in total deposits.

•  Oversaw marketing efforts to increase visits to the website for our life insurance products.

•  Oversaw efforts to drive an increase in the percentage of financial professionals who associate Brighthouse with permanent life insurance to 23%.

2020 Proxy Statement  |  51

Compensation Discussion and Analysis Section 2 – Our 2019 Executive Compensation Program	Brighthouse Financial, Inc.

CEO Goal	2019 Accomplishments
Maintain Strong Talent Management and Leadership Development

•  Completed foundational manager training for 350 managers and launched first executive leadership development program for 17 senior leaders; partnered eight senior leaders with executive coaches.

•  Established succession plans for all SLMG members and 18 critical high-profile employees.

•  Completed talent assessments and development plan for all officers.

•  Established development plans for high-potential, diverse non-officers.

•  Launched diversity and inclusion council.

Achieve Significant Progress Toward Future State Platform	• Oversaw multiple critical projects to move Brighthouse toward its future state platform, including multiple outsourcing projects and technological transitions, while maintaining business continuity.
Other accomplishments	• Capital return to shareholders of $442 million.

Mr. Steigerwalt delivered meaningful achievements against all 2019 CEO Goals. Based on the Company’s performance and Mr. Steigerwalt’s accomplishments, the Compensation and Human Capital Committee recommended, and the Independent Directors approved, that Mr. Steigerwalt’s STI payout percentage be set at the Company Performance Factor of 130%, resulting in a 2019 STI Award of $2,340,000.

Compensation of the Other NEOs. In February 2020, the Compensation and Human Capital Committee considered each NEO’s overall performance and achievements in 2019 in relation to Brighthouse’s goals. Mr. Steigerwalt also provided the Compensation and Human Capital Committee with his assessment of the NEOs’ 2019 performance. While each NEO’s performance was assessed on an individual basis against goals established early in 2019, the Compensation and Human Capital Committee recognized that Brighthouse’s performance is the result of the SLMG’s collective efforts to drive performance. Our NEOs’ 2019 performance highlights are summarized below. Mr. Bhalla departed Brighthouse, effective March 14, 2019. Mr. Bhalla’s compensation in 2019 reflects base salary and other payments described in a separation agreement between Mr. Bhalla and Brighthouse Services, LLC (“Brighthouse Services”), dated March 15, 2019. See “Potential Payments Upon Termination or Change in Control” for additional information regarding the payments made to Mr. Bhalla upon the termination of his employment.

Ed Spehar, Executive Vice President and Chief Financial Officer

•	Developed and executed de-risking strategy to preserve distributable earnings and maintain financial flexibility across capital markets scenarios.
•	Led restructuring of the Finance organization to align with our strategic priorities.
•

Enhanced efficiency of the Finance organization by eliminating workflows, which allowed the organization to focus on key initiatives, such as administrative and financial systems conversion and actuarial model development and validation.

•	Led the early adoption of VA capital reform at year end 2019, and oversaw the establishment of appropriate risk-based capital targets to preserve balance sheet strength in down markets.

52  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Compensation Discussion and Analysis Section 2 – Our 2019 Executive Compensation Program

Conor Murphy, Executive Vice President and Chief Operating Officer

•

Oversaw the launch of SmartCare®, our hybrid life insurance policy with long-term care rider, with data-driven underwriting capability that we intend to leverage in our future life insurance product offerings.

•	Oversaw the creation, pricing and filing of SecureAdvantageSM 6-Year, a new fixed index annuity, which launched in early 2020.
•

Oversaw the creation, pricing, and filing of our new term insurance product, including the development of data-driven underwriting and expedited issue process; product launch is planned for later this year.

•	Developed and led the Company’s strategic growth sessions with the Board.
•	Successfully acted as interim CFO over two quarters.

John Rosenthal, Executive Vice President and Chief Investment Officer

•

Implemented the Investments organization’s target operating model, including movement of assets to external managers and insourcing of the management of derivatives, with minimal operational issues or financial impacts.

•	Exceeded expense savings targets.
•	Completed Treasury rotation trades, adding annualized net investment income.
•	Drove positive net investment income performance, exceeding our financial plan target.
•	Oversaw actions to position the investment portfolio for adverse market conditions.

Christine DeBiase, Executive Vice President, Chief Administrative Officer and General Counsel

•

Drove efficiencies in the Chief Administrative Office (“CAO”) (which included Compliance; Corporate Communications; Government Relations; Human Resources; Law; Tax) and achieved positive results in key initiatives leading to reduction in expenses.

•

Led the Law, Compliance and Government Relations organizations to deliver sound advice to support execution of strategic business goals while protecting the Company from legal, regulatory and reputational risk.

•	Advised and guided the Board on critical and sensitive strategic, legal, regulatory and HR matters.
•	Enhanced human capital management and talent development practices across Brighthouse through delivery of educational and certification courses, online resources and training programs.
•	Reinforced culture of respect and inclusion through executive sponsorship of the newly launched Diversity and Inclusion Council.

Myles Lambert, Executive Vice President and Chief Distribution and Marketing Officer

•	Achieved approximately $7.28 billion in total annuity sales, exceeding our sales plan.
•

Executed on all aspects of our distribution strategy, including increasing wholesaler productivity, increasing sales through key distribution partners, expanding Brighthouse’s distribution channels, and surpassing targets for consumer and brand awareness by financial professionals.

•	Launched SmartCare® through key distribution partners, and exceeded sales targets.
•	Reduced 2019 Cost of Acquisition by ~11% over 2018, exceeding our goal.
•	Reduced marketing expenses by executing the organization’s target operating model.

2020 Proxy Statement  |  53

Compensation Discussion and Analysis Section 2 – Our 2019 Executive Compensation Program	Brighthouse Financial, Inc.

The Compensation and Human Capital Committee considered the foregoing accomplishments and, based on Mr. Steigerwalt’s recommendations, approved the following STI Awards to our other NEOs.

Name	STI Payout Percentage	2019 STI Award

Ed Spehar(1)	130%	$546,000

Conor Murphy	130%	$1,131,000

John Rosenthal	132%	$1,415,000

Christine DeBiase	130%	$936,000

Myles Lambert	130%	$853,125

(1)	Mr. Spehar’s 2019 STI Award was prorated based on his service, which began on July 29, 2019.

The 2019 STI amounts paid to all of our NEOs are reported in the “Non-Equity Incentive Compensation Plan” column of the “Summary Compensation Table.”

2019 Long-Term Incentive Awards

In January 2019, the Independent Directors, on the recommendation of the Compensation and Human Capital Committee, approved an LTI Award for Mr. Steigerwalt, and in February 2019, the Compensation and Human Capital Committee approved LTI awards for our other NEOs. The following table shows the breakdown of award vehicles chosen for the 2019 LTI Awards.

Type of Award	Percentage of LTI Award	Vesting Schedule

Performance Share Units (PSUs)	CEO: 70% Other NEOs: 60%	Cliff vest after year 3; the actual number of Shares issued, if any, is subject to achievement of pre-established performance goals over the 2019-2021 performance period

Restricted Stock Units (RSUs)	CEO: 30% Other NEOs: 40%	Ratable vesting over 3 years (1/3rd vests at each anniversary)

Our 2019 LTI Awards were issued on March 1, 2019 (the “Grant Date”). The number of RSUs and PSUs awarded were determined by multiplying the dollar amount of the 2019 LTI Award by (1) 70% in the case of PSUs for the CEO or 60% for other NEOs or (ii) 30% in the case of RSUs for the CEO or 40% for other NEOs, and then dividing each product by the closing price of Brighthouse’s common stock on the Grant Date (rounded down to the nearest whole share). The following table shows each NEO’s 2019 LTI Award based on the value of the LTI Award on the Grant Date.

Name	LTI Award Value	Number of PSUs	Number of RSUs

Eric Steigerwalt	$4,500,000	80,831	34,642

Conor Murphy	$1,140,000	17,551	11,701

John Rosenthal	$1,100,000	16,936	11,290

Christine DeBiase	$1,050,000	16,166	10,777

Myles Lambert	$ 918,750	14,145	9,430

Anant Bhalla	$1,050,000	16,166	10,777

54  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Compensation Discussion and Analysis Section 2 – Our 2019 Executive Compensation Program

Detailed information on the 2019 LTI Awards for each NEO is reported in the “Grants of Plan-Based Awards” table. Mr. Spehar joined Brighthouse on July 29, 2019, and did not receive a 2019 LTI Award.

The 2019 PSUs will reward our NEOs for Brighthouse’s performance over the 2019-2021 performance period. The actual number of Shares issued, if any, at the end of the performance period will depend on the Company’s actual performance. This is consistent with our pay-for-performance philosophy and helps ensure that the NEOs are compensated for their contributions to the Company’s achievement of the business goals set forth in the strategic plan. In establishing the PSU compensation metrics (“PSU Metrics”), the Compensation and Human Capital Committee was guided by the following principles:

•	metrics should consist of key results-oriented financial measures that reflect the success of Brighthouse’s long-term strategy;
•	metrics should be objective and measurable;
•	executive officers should have the ability to directly impact Brighthouse’s performance; and
•	metrics should not incent management to engage in inappropriately risky behavior.

Each PSU Metric has a threshold (payout of 50% of target value), target (100% of target value) and maximum (150% of target value) level of performance. The Compensation and Human Capital Committee believes the underlying goals for each PSU Metric are appropriately rigorous and represent a significant challenge for management to achieve. The following table presents a summary of our PSU Metrics.

2019 PSU Metrics	Weighting	Definition	Performance Link

Statutory Expense Ratio (new for 2019)	60%	Statutory expense ratio is calculated by dividing expenses by direct premiums, assumed premiums (from sales of our Fixed Indexed Annuities sold by MassMutual) and fee income.	Measures both expense management and sales growth, two of our key strategic drivers, as presented in our statutory financial statements.

Capital Return	40%	Capital return measures dividends to stockholders and stock repurchases.	Key metric that demonstrates alignment with stockholders’ interests and is consistent with our publicly disclosed targets.

The treatment of outstanding equity awards upon a termination of employment or a change of control is described below under the heading “Potential Payments Upon Termination or Change in Control.”

Sign-On Awards

In connection with the commencement of Mr. Spehar’s employment with Brighthouse, Mr. Spehar received a sign-on cash payment of $597,900. Mr. Spehar also received (1) an award of RSUs valued at $197,000 as of the grant date that will vest on the first anniversary of the grant date and (2) an award of RSUs valued at $330,300 as of the grant date that will vest on the third anniversary of the grant date. The RSU awards were intended to replace incentives from Mr. Spehar’s prior employer that he relinquished when he joined Brighthouse.

2020 Proxy Statement  |  55

Compensation Discussion and Analysis Section 3 – Additional Compensation Practices and Policies	Brighthouse Financial, Inc.

Section 3 – Additional Compensation Practices and Policies

Stock Ownership and Retention Guidelines

We have implemented stock ownership and retention guidelines for all members of the SLMG, which includes our NEOs, effective January 1, 2018. The guidelines are intended to align the interests of SLMG members with those of our stockholders and call for the officers subject to the guidelines to obtain and maintain significant ownership in our stock. The ownership guidelines (for all NEOs other than Mr. Spehar) were set as a multiple of the officer’s base salary in effect on January 1, 2018, converted into a number of Shares based upon the closing price of our common stock on January 2, 2018, which was $57.67, and then rounded up to the nearest hundred. With respect to Mr. Spehar, the number of Shares he is expected to own was set on September 3, 2019, the grant date of his sign-on RSUs, based on the closing price of a Share on that date of $34.57. Officers are expected to meet the applicable stock ownership guideline within five years of becoming subject to the guidelines. All of our NEOs are in compliance with the Company’s stock ownership and retention guidelines, and no currently serving NEO has sold any vested Shares.

The ownership guidlines applicable to our current NEOs are described in the following table.

Name	Ownership Guideline		Shares Owned(1)
	Multiple of Base Salary	Number of Shares

Eric Steigerwalt	6x	93,700	135,816

Ed Spehar	3x	53,400	5,000

Conor Murphy	3x	26,800	24,718

John Rosenthal	3x	28,700	52,886

Christine DeBiase	3x	30,000	31,072

Myles Lambert	3x	26,800	20,026

(1)	Ownership is as of April 13, 2020.

Officers subject to the guidelines must retain at least 50% of the net after-tax Shares acquired from settlement or exercise of stock-based awards until the applicable ownership level is achieved. Shares that are included in determining an officer’s stock ownership level include Shares owned outright (or jointly with a spouse or in a trust over which an executive has investment control) and net Shares received from exercise and/or settlement of stock-based awards under the Employee Plan. Shares underlying unvested equity awards are not included in determining an officer’s ownership level.

Temporary Incentive Deferred Compensation Plan

The Temporary Incentive Deferred Compensation Plan (the “Temporary Plan”) was established prior to the Separation to help Brighthouse attract, retain and motivate employees who forfeited MetLife equity awards in connection with the Separation and/or did not receive MetLife equity awards in 2017 in anticipation of the Separation. (For additional information about the Temporary Plan, see our 2018 Proxy Statement.) Deferred compensation credits for forgone awards under the Temporary Plan were established at the level consistent with the equity award the recipient would have been eligible to receive from MetLife. Deferred compensation credits in respect of forgone 2017 MetLife equity awards vest over three years from the grant date at a rate of one-third per year. Deferred compensation credits in respect of forfeited RSUs vest one-third per year from the date MetLife granted the forfeited award, while deferred compensation credits in respect of forfeited stock options and forfeited performance shares cliff vest on the third anniversary of the date MetLife granted the forfeited award. Amounts credited under the Temporary Plan earn interest based upon the Applicable Federal Rate published by the Internal Revenue Service, as described in the Temporary Plan, and which is reset annually on December 1. For 2019, amounts under the Temporary Plan were credited with interest at a rate of 3.80% for the period of January 1, 2019 to November 30, 2019, and a rate of 2.31% for the period of

56  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Compensation Discussion and Analysis Section 3 – Additional Compensation Practices and Policies

December 1, 2019 to December 31, 2019. In the event of a change of control of Brighthouse, no amendments can be made to the Temporary Plan that would decrease the amount of deferred compensation credited to participants under the Temporary Plan as of the date of the change of control or modify the time or form of distributions under the Temporary Plan.

Awards to our NEOs under the Temporary Plan are subject to the achievement of one or more performance goals, which were established in order to qualify such awards as performance-based compensation under Section 162(m) of the Code. For the 2019 performance period, our Compensation and Human Capital Committee established the following performance goals:

•	Insurer financial strength ratings for Brighthouse Life Insurance Company of at least “A-” from one or more of the four major credit rating agencies;
•	Funding backing the variable annuity segment at a level of CTE95 or above calculated under the rules in effect at the end of the 2019 performance period; or
•

Positive adjusted earnings, excluding notable items, as reported for the full fiscal year ending December 31, 2019. ”Adjusted earnings” and “notable items” shall have the meanings ascribed to such terms in “Non-GAAP and Other Financial Disclosures.”

In February 2020, the Treasurer and Compensation and Human Capital Committee certified that the Company maintained an insurer financial strength rating of at least A- from one or more credit rating agencies for the 2019 performance period. As a result, we made payments to our NEOs under the Temporary Plan in respect of 2019. These payments in respect of 2019 are reported in the “Non-Equity Incentive Compensation Plan” column of the “Summary Compensation Table.” These payments were the final payments to our NEOs under the Temporary Plan.

Payments under the Temporary Plan may be made to our NEOs in connection with certain terminations of employment. See the “Potential Payments Upon Termination or Change in Control” table and accompanying narrative disclosure below for additional information.

Benefit Plans

Brighthouse Savings Plan and Auxiliary Savings Plan. Our employees, including our NEOs, are eligible to participate in the Brighthouse Services, LLC Savings Plan and Trust (the “Brighthouse Savings Plan”), which is a tax-qualified 401(k) plan. In addition, certain employees, including our NEOs, are eligible to participate in the Brighthouse Services, LLC Auxiliary Savings Plan (the “Auxiliary Plan”). Participants in the Auxiliary Plan receive Company matching and Company non-discretionary contributions that cannot be made to the Brighthouse Savings Plan because a participant’s compensation exceeds certain tax qualified plan contribution limits imposed under the Code. For the Company matching and Company non-discretionary contributions under the Brighthouse Savings Plan and Auxiliary Plan earned in 2019, see the “All Other Compensation” column in the Summary Compensation Table. Company matching and Company non-discretionary contributions in the Brighthouse Savings Plan and the Auxiliary Plan become 100% vested after the participant completes two years of service. Under the Auxiliary Plan, in the event of a change of control, all participants will be fully vested in all contributions, including earnings, under the Auxiliary Plan. In addition, no amendments can be made to the Auxiliary Plan after a change of control that would decrease the value of benefits accrued to any participant under the Auxiliary Plan as of the date of the change of control or change the time or form of distribution under the Auxiliary Plan to eliminate lump sum distributions or further defer the timing of payment.

Voluntary Deferred Compensation Plan. The Brighthouse Services, LLC Voluntary Deferred Compensation Plan (“VDCP”), a nonqualified deferred compensation plan, allows a select group of highly compensated employees the opportunity to defer between 10% and 50% of eligible base salary and from 10% to 80% of STI awards. Amounts deferred are notionally invested in investment tracking funds selected by the participant. Participants can elect to have deferred compensation accounts paid, or begin to be paid, in a specific year, which cannot be earlier than May of the third calendar year following the year the compensation was earned and may elect to receive distributions in either a single lump sum or up to 15 annual installments. In the event of a participant’s death before distributions commence

2020 Proxy Statement  |  57

Compensation Discussion and Analysis Section 3 – Additional Compensation Practices and Policies	Brighthouse Financial, Inc.

or are completed, the participant’s account balance will be paid in a single lump sum to the participant’s beneficiary. In the event of a change of control, no amendments can be made to the VDCP after a change of control that would decrease the amount in a participant’s deferred compensation account accrued under the VDCP as of the date of the change of control or modify the time or form of distributions under the VDCP.

Limited Death Benefit Plan. On December 19, 2019, Brighthouse’s subsidiary, Brighthouse Services, LLC (“Brighthouse Services”), adopted the Brighthouse Services, LLC Limited Death Benefit Plan (the “Limited Death Benefit Plan”) to provide a benefit to the participants who die while employed by Brighthouse Services or its designated affiliates. The participants are employees of Brighthouse who are entitled to a “traditional formula” benefit upon retirement under the MetLife, Inc. Auxiliary Retirement Plan (the “MetLife ARP”) and whose employment transferred from MetLife Group, Inc. to Brighthouse Services in connection with the Separation from MetLife, Inc. Under the MetLife ARP, participants are not entitled to a traditional formula benefit if they die while employed by Brighthouse. The Limited Death Benefit Plan provides the participants with a benefit in the form of a final wage payment that approximates the MetLife ARP benefit that would be lost should they die while employed by Brighthouse. The Limited Death Benefit Plan has 15 participants, of whom two, John Rosenthal and Christine M. DeBiase, are NEOs. The potential amount of the benefit to be paid to these NEOs is described in the “Potential Payments Upon Termination or Change in Control” table. As an offset to Brighthouse Services’ potential liabilities under the Limited Death Benefit Plan, Brighthouse Services has purchased company-owned life insurance (“COLI”) policies on the lives of two participants. Brighthouse Services is the beneficiary under the policies and will receive the COLI proceeds upon an insured’s death.

Termination and Change of Control Benefits

In November 2018, the Compensation and Human Capital Committee approved and adopted the Brighthouse Services, LLC Executive Severance Pay Plan, as amended and restated in November 2019 (the “Severance Plan”), to provide severance pay and related benefits to certain terminated executive officers in consideration of a release of employment-related claims and subject to compliance with a covenant not-to-compete and other restrictive covenants. See the “Potential Payments Upon Termination or Change in Control” table for additional information about amounts that would be payable to our NEOs under the Severance Plan.

In November 2018, the Compensation and Human Capital Committee also approved and adopted the Brighthouse Services, LLC Change of Control Severance Pay Plan (the “Change of Control Plan”) to retain our senior executive officers while a transaction is pending or during the two-year transition period following the close of a transaction and to align their interests with those of our stockholders, promoting maximum stockholder value without impinging on Brighthouse’s flexibility to engage in or successfully transition after a transaction. Under the terms of the Change of Control Plan, a covered participant is eligible to receive severance payments if within two years following a change of control the participant is terminated involuntarily without cause or the participant discontinues employment for “good reason,” or if following the occurrence of a potential change of control, the participant is terminated involuntarily without cause within six months prior to a change of control. See the “Potential Payments Upon Termination or Change in Control” table for additional information about amounts that would be payable to our NEOs under the Change of Control Plan.

As of December 31, 2019, we had no employment agreements or offer letters with any of our NEOs that provide for individual severance or change of control benefits. On March 15, 2019, Mr. Bhalla entered into a Separation Agreement, Waiver and General Release with Brighthouse Services in connection with his separation from Brighthouse. Payments made pursuant to these individual agreements are described in detail following the “Potential Payments Upon Termination or Change in Control” table.

Equity awards held by our NEOs may vest and become payable in the event of termination or a change of control in accordance with the terms of the Employee Plan and the applicable award agreement (including the award agreement supplement).

58  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Compensation Discussion and Analysis Section 3 – Additional Compensation Practices and Policies

In addition, certain amounts credited to our NEOs under the Temporary Plan may vest and become payable in the event of the NEO’s death or termination on or following the NEO’s “Rule of 65 Date,” which is the date that the sum of a participant’s age plus years of service (which for Brighthouse employees at the time of the Separation, includes MetLife service) equals or exceeds 65, provided the participant has at least five years of service. See the “Potential Payments Upon Termination or Change in Control” table for additional information about amounts that would be payable to our NEOs under the Employee Plan and the Temporary Plan.

Stock-Based Award Timing Practices

Stock-based LTI awards are expected to be granted on an annual basis to our executive officers, including the NEOs, in connection with Board and Compensation and Human Capital Committee meetings occurring in the first quarter of each year, although stock-based awards may be granted from time-to-time in connection with the hiring or change of responsibilities of an executive officer.

Tax Deductibility of Executive Compensation

The Tax Cuts and Jobs Act (“TCJA”), which was signed into law on December 22, 2017, eliminated the exception for deductibility of performance-based compensation under Section 162(m) of the Code, except for compensation payable pursuant to binding contracts in effect on November 2, 2017 that are not materially modified after that date. As a result, compensation payable to any of our NEOs in excess of $1 million after 2017 will not be deductible, except to the extent paid pursuant to a grandfathered arrangement. While the Company and the Compensation and Human Capital Committee considered the availability of Section 162(m) deductions when we designed our executive compensation program prior to this change in tax law, the Company and the Compensation and Human Capital Committee reserved the right to pay non-deductible compensation if necessary or appropriate to retain and incent key executives whose performance is important to our success. As a result of the elimination of the exception to the limit in Section 162(m) for performance-based compensation, the amount of non-deductible compensation paid after 2017 will increase, but the Compensation and Human Capital Committee expects to continue to place performance conditions on our STI and LTI Awards granted to our NEOs consistent with our pay-for-performance compensation philosophy.

Hedging and Pledging Prohibition

Our insider trading policy prohibits all Directors and employees, including our NEOs, from engaging in speculative transactions, including short sales, hedging and trading in put and call options, with respect to the Company’s securities. The insider trading policy also prohibits Directors and employees, including our NEOs, from pledging Company securities.

2020 Proxy Statement  |  59

Compensation Discussion and Analysis Section 3 – Additional Compensation Practices and Policies	Brighthouse Financial, Inc.

Clawback Policy

Our Board believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. In August 2018, the Board approved and adopted a compensation recoupment policy (the “Clawback Policy”) that allows Brighthouse to seek recoupment of incentive compensation in the circumstances described in the following table. The Board delegated to the Compensation and Human Capital Committee authority to administer the Clawback Policy, including authority to determine in its judgment and sole discretion whether to seek recoupment of any compensation.

Conduct or Event	Covered Persons	Compensation Subject to Recoupment	Covered Period

Fraud or misconduct causing a material financial restatement	CEO, CFO, Chief Accounting Officer or any employee who materially contributed to the fraud or misconduct	Any incentive compensation	Three years prior to the date the Company determines a restatement is necessary

Conduct, or failure to supervise, which results in material financial or reputational harm	Any employee who engaged in the misconduct	Any incentive compensation	Period of misconduct

Material inaccuracy in performance metrics	Executive officers and any employee who materially contributed to, or failed to supervise with respect to, the material inaccuracy	Excess incentive compensation that was, or will be, paid based on the inaccurate metric	Three years prior to achievement of the performance metric

Risk Assessment

At the Compensation and Human Capital Committee’s March 2020 meeting, SBCG presented a compensation risk assessment report that it prepared and developed in consultation with Brighthouse’s management, including our Chief Risk Officer, based on its review of our compensation programs. SBCG highlighted the compensation governance policies and Board-level controls in place to manage compensation-related risk and the risk-balancing and risk-mitigating features of our 2019 compensation program, including our strong Clawback Policy, balanced pay mix, caps on incentive payouts and the Compensation and Human Capital Committee’s ability to exercise discretion. Following a discussion of SBCG’s assessment and findings, the Compensation and Human Capital Committee concluded that the risks arising from the Company’s compensation programs are not reasonably likely to have a material adverse impact on the Company.

60  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Compensation Discussion and Analysis Section 4 – 2020 Compensation Program Overview

Section 4 – 2020 Compensation Program Overview

This section provides an overview of our 2020 executive compensation program, including changes we have made from our 2019 executive compensation program.

2019 Say-on-Pay Vote and Stockholder Engagement

At our 2019 Annual Meeting, more than 97% of the votes cast by our stockholders voted “FOR” our Say-on-Pay proposal to approve the compensation paid to our NEOs. The Compensation and Human Capital Committee considered the results of this vote in reviewing our 2019 executive compensation program and making compensation decisions for our NEOs. The Compensation and Human Capital Committee also considered stockholders’ views and feedback they shared during our 2019-2020 stockholder engagement program, as discussed in greater detail above (see “Stockholder Engagement”). During our engagements, stockholders overwhelmingly expressed approval of our 2018 compensation program and the quality of our compensation-related disclosures. Our stockholders also expressed support for our 2019 executive compensation program, including our use of quantitative compensation metrics that are aligned with the Company’s strategy to drive long-term value creation. The following table describes the feedback we received and how we have addressed it.

What we heard	What we’re doing
Disclosure about compensation practices was robust

•  It is important for us to be transparent and clear about our compensation program. We aim to provide robust and useful disclosure about our compensation practices. Certain enhancements are described below.

Provide additional detail about Brighthouse’s business and 2019 performance	• We enhanced our disclosure in this area. See “Proxy Summary – the Brighthouse Story” and “Compensation Discussion and Analysis – Section 1 – Executive Summary.”
Provide additional information about the selection of normalized statutory earnings as an STI metric

•  It is critical that our stockholders understand how our compensation metrics are calculated and how they align with our strategy. We provided additional disclosure about the Compensation and Human Capital Committee’s rationale for choosing this metric and its importance to Brighthouse’s strategic performance. See “Section 2 – Our 2019 Executive Compensation Program – Elements of 2019 Compensation – 2019 STI Metrics.”

Questions about why establishment costs are excluded from the corporate expense target STI metric

•  Establishment costs refers to Brighthouse’s costs relating to separating from MetLife and establishing itself as a stand-alone company, and is distinguished from run-rate corporate expenses. The Compensation and Human Capital Committee approved the 2020 STI Metric “Expense Target,” which includes establishment costs in addition to run-rate corporate expenses. The revised definition reflects our evolved focus from right-sizing our run-rate costs in our initial years to a holistic measurement of total expenses to support our strategy to become a cost-competitive company over time. See “Section 4 – 2020 Compensation Program Overview – 2020 STI Metrics.”

Questions about incentivizing capital return (2019 LTI metric) given upcoming changes to statutory capital accounting (impacting capital requirements) and market uncertainties

•  Consistent with our publicly communicated strategy, our 2020 LTI metric “net cash flow to the holding company” incentivizes management to strengthen Brighthouse’s balance sheet by growing distributable earnings (which may be available for capital return) while providing management with flexibility to prudently deploy our capital. See “Section 4 – 2020 Compensation Program Overview – 2020 LTI Metrics.”

2020 Proxy Statement  |  61

Compensation Discussion and Analysis Section 4 – 2020 Compensation Program Overview	Brighthouse Financial, Inc.

What we heard	What we’re doing
Consider the adoption of a GAAP return metric in our LTI program

•  Our Compensation and Human Capital Committee considered the adoption of a GAAP return metric in our 2020 LTI program, but ultimately decided not to adopt such a metric, partly due to the pending changes to GAAP accounting for long-duration contracts, which makes it difficult to set appropriate long-term targets. The Compensation and Human Capital Committee will continue to consider the adoption of such a metric, along with other alternative metrics, in the development of our compensation program in future years.

2020 STI Metrics

Our 2020 STI program is generally consistent with our 2019 program. The Compensation and Human Capital Committee approved metrics for the 2020 STI Awards that directly align with Brighthouse’s strategic goals, and adjusted their definitions and relative weighting to focus on metrics for which management had great control and line of sight. The following table presents a summary of each of the three metrics, their alignment with our strategy and key changes from 2019.

STI Metric	Weighting	Performance Link	Key changes from 2019
Expense Target	40%

Prudent expense control supports our pursuit of becoming a cost-competitive company. This metric aligns with our publicly disclosed target of reducing costs by $150 million on a run-rate basis by 2020 and an additional $25 million in 2021.

•  The weighting of this metric was increased to 40% (from 1/3) to reflect its strategic importance and management’s line of sight over performance.

•  In response to stockholder feedback, the Compensation and Human Capital Committee determined to include “establishment costs” in this metric, which before 2019 excluded these costs to focus only on run-rate expenses. The revised definition reflects our evolved focus from right-sizing our run-rate costs in our initial years to a holistic measurement of total expenses to support our strategy to become a cost-competitive company over time.

Sales	40%	Important indicator of our growth prospects and franchise stability.

•  The weighting of this metric was increased to 40% (from 1/3) to reflect its strategic importance and management’s line of sight over performance.

•  The relative weighting of annuity sales and life insurance sales changed (in 2019, life insurance sales was a payout modifier). Annuity sales will be weighted at 75% of the metric to reflect that annuities represent the greatest portion of our business. Life insurance sales will be weighted at 25% of the metric to reflect the strategic importance to the Brighthouse franchise of growing life insurance sales.

Normalized Statutory Earnings	20%	Key metric that measures our ability to grow distributable earnings while prudently managing risk.

•  The weighting of this metric was reduced to 20% (from 1/3). Normalized statutory earnings continues to be a key strategic metric. The Compensation and Human Capital Committee reduced its relative weighting because of the metric’s volatility and sensitivity to market performance.

62  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Compensation Discussion and Analysis Section 4 – 2020 Compensation Program Overview

2020 LTI Awards

The 2020 PSUs measure Brighthouse’s performance over the 2020-2022 performance period. The actual number of Shares issued, if any, at the end of the performance period will depend on the Company’s actual performance. We believe the underlying goals for each PSU Metric are appropriately rigorous. The following table presents a summary of our 2020 PSU Metrics.

PSU Metric	Weighting	Performance Link	Key changes from 2019
Statutory Expense Ratio	60%	Reflects the ratio of statutory earnings expenses to statutory premiums and fee income, and measures our performance in key strategic areas of expense management and top line growth.	This metric is unchanged from the 2019 LTI Program.
Net Cash Flow to the Holding Company	40%	Measures distributions from Brighthouse’s operating companies, strengthening our balance sheet and providing flexibility to prudently use our capital.

This is a new metric in our 2020 LTI Program, replacing capital return. While we remain committed to generating positive net cash flow and to returning capital to our stockholders consistent with our communicated plan, we have shifted our focus to providing management with the flexibility to prudently deploy our capital.

2020 Target TDC

In January 2020, the Independent Directors (in the case of the CEO) and the Compensation and Human Capital Committee (in the case of the other NEOs) approved Target TDCs for the NEOs, effective March 9, 2020, as described below:

Name	Base Salary	Target STI (as % of Base Salary)	Target LTI (as % of Base Salary)	Target TDC

Eric Steigerwalt	$925,000	200%	530%	$7,677,500

Ed Spehar	$600,000	140%	175%	$2,490,000

Conor Murphy	$600,000	145%	190%	$2,610,000

John Rosenthal	$550,000	195%	250%	$2,997,500

Christine DeBiase	$600,000	140%	175%	$2,490,000

Myles Lambert	$575,000	125%	175%	$2,300,000

Compensation Committee Report

The Compensation and Human Capital Committee has reviewed the CD&A and discussed the CD&A with management. Based on the Compensation and Human Capital Committee’s review and discussion with management, the Compensation and Human Capital Committee recommended to the Board that the CD&A be included in the Company’s Proxy Statement.

Compensation and Human Capital Committee

Diane Offereins (Chair)

Irene Chang Britt

Eileen Mallesch

Paul Wetzel

2020 Proxy Statement  |  63

Compensation Tables Summary Compensation Table	Brighthouse Financial, Inc.

Compensation Tables

The information reported in the Summary Compensation Table for 2019 and 2018 is for the entire fiscal year. The information reported for 2017 is for the period from August 5, 2017, the first day following the Separation, to December 31, 2017. The footnotes to the Summary Compensation Table and the accompanying narrative describe the manner in which the 2019 compensation for our NEOs was calculated.

Summary Compensation Table for 2019

Name and Title	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Eric Steigerwalt President and Chief Executive Officer	2019	$896,538		$4,499,982		$2,780,685	$312,913	$8,490,118
	2018	$900,000		$10,635,968	$1,155,398	$2,550,703	$295,302	$15,537,371
	2017	$349,049				$1,507,192	$115,853	$1,972,094
Ed Spehar Executive Vice President and Chief Financial Officer (6)	2019	$253,846	$597,900	$527,260		$546,000	$79,212	$2,004,218
Conor Murphy Executive Vice President and Chief Operating Officer (7)	2019	$597,692		$1,139,949		$1,352,823	$745,707	$3,836,171
	2018	$557,500		$1,811,638	$198,333	$1,095,097	$218,113	$3,880,681
John Rosenthal Executive Vice President and Chief Investment Officer	2019	$547,885		$1,099,966		$1,672,140	$190,811	$3,510,802
	2018	$550,000		$2,599,853	$282,426	$1,514,531	$177,069	$5,123,879
	2017	$218,109				$894,708	$75,297	$1,188,114
Christine DeBiase Executive Vice President, Chief Administrative Officer and General Counsel	2019	$597,692		$1,049,968		$1,048,779	$147,736	$2,844,175
	2018	$597,917		$2,378,256	$258,349	$958,800	$137,120	$4,330,442
	2017	$224,232				$534,024	$50,041	$808,297
Myles Lambert Executive Vice President and Chief Distribution Officer	2019	$521,481		$918,717		$921,248	$130,922	$2,492,368
Anant Bhalla Former Executive Vice President and Chief Financial Officer (8)	2019	$122,308		$1,049,968		$135,144	$2,144,886	$3,452,306
	2018	$600,000		$2,481,623	$269,585	$1,311,796	$146,731	$4,809,735
	2017	$233,641				$688,444	$63,753	$985,838

(1)

Salary. Amounts reported in the Salary column reflect the actual amount of base salary paid to each NEO in that year for services to Brighthouse and its subsidiaries (amounts paid to each NEO do not equal the NEO’s approved base salary due to timing of payroll in 2019). Mr. Spehar’s salary reflects his base salary at the rate of $600,000 from July 29, 2019 through the end of 2019. Mr. Bhalla’s salary reflects his base salary at the rate of $600,000 from January 1, 2019 through his departure date on March 14, 2019. For the relationship of each NEO’s 2019 base salary earnings to that officer’s 2019 Total TDC, see “Compensation Discussion and Analysis – Section 2 – Our 2019 Executive Compensation Program – 2019 Target Total Direct Compensation.”

64  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Compensation Tables Summary Compensation Table

(2)

Stock Awards. Amounts reported in this column reflect the aggregate grant date fair value calculated in accordance with ASC Topic 718, modified to exclude the effect of estimated forfeitures, of RSUs and PSUS granted under the Employee Plan, as described below. For a description of the methodology and assumptions made in determining the aggregate grant date fair value of Share awards, see Note 10 of the Notes to the Consolidated and Combined Financial Statements in our 2019 Form 10-K.

2019 LTI Awards – Amounts reported in this column for all NEOs other than Mr. Spehar reflect 2019 LTI Awards. For further discussion of 2019 LTI Awards, including the performance goals applicable to the PSU awards, see “Compensation Discussion and Analysis – Section 2 – Our 2019 Executive Compensation Program – 2019 Long-Term Incentive Awards.”

Sign-On RSU Awards – Amounts reported in this column with respect to Mr. Spehar reflect the grant date fair value of sign-on RSU awards granted to Mr. Spehar in connection with the commencement of his employment with Brighthouse. For further discussion of Mr. Spehar’s sign-on Awards, see “Compensation Discussion and Analysis – Section 2 – Our 2019 Executive Compensation Program – Sign-On Awards.”

The following table reports the grant date fair value of RSUs and PSUs (at the target performance level) granted to our NEOs. Mr. Spehar’s grant date was September 3, 2019; the grant date for all other NEOs was March 1, 2019.

Name	2019 RSUs	Grant Date Value of 2019 RSUs	2019 PSUs	Grant Date Value of 2019 PSUs
Eric Steigerwalt	34,642	$1,349,998	80,831	$3,149,984
Ed Spehar	15,252	$527,260
Conor Murphy	11,701	$455,987	17,551	$683,962
John Rosenthal	11,290	$439,971	16,936	$659,995
Christine DeBiase	10,777	$419,979	16,166	$629,989
Myles Lambert	9,430	$367,487	14,145	$551,230
Anant Bhalla	10,777	$419,979	16,166	$629,989

The following table reports the hypothetical grant date fair value of the PSUs if maximum performance was achieved, in each case as of the date of stockholder approval of the Employee Plan. Maximum payout of the PSUs is 150% of target.

Name	Grant Date Value of 2019 PSUs at Maximum Performance Level
Eric Steigerwalt	$4,724,957
Conor Murphy	$1,025,924
John Rosenthal	$989,994
Christine DeBiase	$944,984
Myles Lambert	$826,826
Anant Bhalla	$944,984

(3)	Option Awards. No options awards were granted in 2019.

2020 Proxy Statement  |  65

Compensation Tables Summary Compensation Table	Brighthouse Financial, Inc.

(4)

Non-Equity Incentive Plan Compensation. The amounts in this column include (i) each NEO’s 2019 STI Award earned in respect of service in 2019, and (ii) the cash payments, including interest, earned by each NEO under the Temporary Plan in respect of service to Brighthouse during 2019. The terms of the STI Award are summarized under “Compensation Discussion and Analysis – Section 2 – Our 2019 Executive Compensation Program – 2019 STI Metrics.” The terms of the Temporary Plan are summarized above under “Compensation Discussion and Analysis – Section 2 – Our 2019 Executive Compensation Program – Temporary Deferred Incentive Compensation Plan” and in the narrative footnotes accompanying the “Grants of Plan-Based Awards” table. The following table shows the amount earned by each NEO in 2019 under the STI Award and Temporary Plan.

Name	Short-Term Incentive Plan	Temporary Incentive Deferred Compensation Plan
Eric Steigerwalt	$2,340,000	$440,685
Ed Spehar	$546,000
Conor Murphy	$1,131,000	$221,823
John Rosenthal	$1,415,000	$257,140
Christine DeBiase	$936,000	$112,779
Myles Lambert	$853,125	$68,123
Anant Bhalla		$135,144

The following table shows the amount, including interest, earned by each NEO in 2019 in respect of the different types of credits under the Temporary Plan.

Name	Fiscal 2019 Payment for Credit in Lieu of 2017 MetLife Equity Award	Fiscal 2019 Payment for Credit for Forfeited MetLife Equity Awards – RSUs	Fiscal 2019 Payment for Credit for Forfeited MetLife Equity Awards – Performance Shares
Eric Steigerwalt	$440,685
Conor Murphy		$55,456	$166,367
John Rosenthal	$257,140
Christine DeBiase	$112,779
Myles Lambert	$68,123
Anant Bhalla	$135,144

(5)	All Other Compensation. This column includes Company contributions to each NEO in respect of 2019 to the Brighthouse Savings Plan and the Auxiliary Plan, in the following amounts.

Name	Brighthouse Savings Plan	Auxiliary Plan
Eric Steigerwalt	$24,600	$288,313
Ed Spehar	$8,400	$17,167
Conor Murphy	$26,520	$128,902
John Rosenthal	$26,958	$163,853
Christine DeBiase	$25,489	$122,247
Myles Lambert	$27,425	$103,497
Anant Bhalla	$8,550	$4,491

For Mr. Spehar, the amount disclosed in this column also includes amounts paid by the Company for relocation and related expenses ($53,250, of which $23,750 was reimbursement for the payment of taxes) under the Brighthouse relocation policy.

66  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Compensation Tables Summary Compensation Table

For Mr. Murphy, the amount disclosed in this column also includes amounts paid by the Company for relocation and related expenses ($583,578, of which $260,213 was reimbursements for the payment of taxes) under the Brighthouse relocation policy, annual corporate credit card fees, event tickets, and his spouse’s travel, meals and related incidental expenses for a business conference to which spouses were invited.

For Mr. Bhalla, the amount disclosed in this column also includes the following amounts paid to Mr. Bhalla in connection with his separation from the Company in 2019: cash payments, in accordance with the Executive Severance Plan, of (a) $600,000, representing his annual salary, (b) $840,000, representing his annual STI target, (c) $168,000, representing a prorated amount in lieu of his full participation in the STI Plan for his service in 2019, and (d) $23,845, representing COBRA and outplacement services; and an additional lump sum cash payment of $500,000.

(6)	The amount disclosed in the Bonus column represents the one-time cash sign-on payment made to Mr. Spehar in connection with his commencement of employment.

(7)	Mr. Murphy served as Interim Chief Financial Officer from February 27, 2019 until August 11, 2019.

(8)	Mr. Bhalla ceased serving as Chief Financial Officer effective February 27, 2019, and departed Brighthouse effective March 14, 2019.

2020 Proxy Statement  |  67

Compensation Tables Grants of Plan-Based Awards in 2019	Brighthouse Financial, Inc.

Grants of Plan-Based Awards in 2019

The following table presents individual awards granted to each NEO for 2019. For information about these awards, see “Compensation Discussion and Analysis – Section 2 – Our 2019 Executive Compensation Program.”

Name	Grant Type	Grant Date (1)	Approval Date (1)	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option Awards (3)
				Threshold (2)	Target	Maximum (2)	Threshold (2)	Target	Maximum (2)

Eric Steigerwalt	Short-Term Incentive			$900,000	$1,800,000	$2,700,000
	Credit In Lieu of 2017 Award (4)	2/13/19	2/13/19		$440,685
	Restricted Stock Units (5)	3/1/19	2/13/19							34,642	$1,349,998
	Performance Share Units (6)	3/1/19	2/13/19				40,415	80,831	121,246		$3,149,984

Ed Spehar	Short-Term Incentive			$420,000	$840,000	$1,260,000
	Restricted Stock Units (7)	9/3/19	7/23/19							15,252	$527,260

Conor Murphy	Short-Term Incentive			$435,000	$870,000	$1,305,000
	Credit for Forfeited 2017 RSUs (8)	2/13/19	2/13/19		$55,456
	Credit for Forfeited 2017 Performance Shares (9)	2/13/19	2/13/19		$166,367
	Restricted Stock Units (5)	3/1/19	2/13/19							11,701	$455,987
	Performance Share Units (6)	3/1/19	2/13/19				8,775	17,551	26,326		$683,962

John Rosenthal	Short-Term Incentive			$536,250	$1,072,500	$1,608,750
	Credit In Lieu of 2017 Award (4)	2/13/19	2/13/19		$257,140
	Restricted Stock Units (5)	3/1/19	2/13/19							11,290	$439,971
	Performance Share Units (6)	3/1/19	2/13/19				8,468	16,936	25,404		$659,995

Christine DeBiase	Short-Term Incentive			$360,000	$720,000	$1,080,000
	Credit In Lieu of 2017 Award (4)	2/13/19	2/13/19		$112,779
	Restricted Stock Units (5)	3/1/19	2/13/19							10,777	$419,979
	Performance Share Units (6)	3/1/19	2/13/19				8,083	16,166	24,249		$629,989

68  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Compensation Tables Grants of Plan-Based Awards in 2019

Name	Grant Type	Grant Date (1)	Approval Date (1)	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option Awards (3)
				Threshold (2)	Target	Maximum (2)	Threshold (2)	Target	Maximum (2)

Myles Lambert	Short-Term Incentive			$328,125	$656,250	$984,375
	Credit In Lieu of 2017 Award (4)	2/13/19	2/13/19		$68,123
	Restricted Stock Units (5)	3/1/19	2/13/19							9,430	$367,487
	Performance Share Units (6)	3/1/19	2/13/19				7,072	14,145	21,217		$551,230

Anant Bhalla (10)	Credit In Lieu of 2017 Award (4)	2/13/19	2/13/19		$135,144
	Restricted Stock Units (5)	3/1/19	2/13/19							10,777	$419,979
	Performance Share Units (6)	3/1/19	2/13/19				8,083	16,166	24,249		$629,989

(1)

The credits under the Temporary Plan disclosed in this table were awarded in connection with the Separation. The grant date reported in this column for the Temporary Plan credits subject to vesting based on 2019 performance reflect the date the performance goals were established by the Compensation and Human Capital Committee on February 13, 2019 for 2019 performance.

The 2019 LTI awards of PSUs and RSUs under the Employee Plan were approved by our Compensation and Human Capital Committee on February 13, 2019 and granted effective March 1, 2019.

(2)	For the STI and PSUs, the Threshold and Maximum reflect 50% and 150% of target, respectively.

(3)

Amounts reported in this column reflect the aggregate grant date fair value of all equity-based awards granted to the NEOs in 2019 calculated in accordance with ASC Topic 718, modified to exclude the effect of estimated forfeitures. For a description of the methodology and assumptions made in determining the aggregate grant date fair value of equity-based awards, see Note 10 of the Notes to the Consolidated and Combined Financial Statements in our 2019 Form 10-K. The aggregate grant date fair value of the PSUs reflects the probable outcome of the performance conditions on the grant date.

(4)

Represents the final tranche, including interest, of the credit under the Temporary Plan awarded in 2017 in respect of forgone 2017 equity awards from MetLife. This final tranche of the credit vested on March 28, 2020, and was subject to the achievement of one or more 2019 performance goals established by the Compensation and Human Capital Committee on February 13, 2019.

(5)

The Compensation and Human Capital Committee awarded RSUs to our NEOs as part of their 2019 LTI Awards under the Employee Plan. RSUs are scheduled to ratably vest at a rate of one-third of the award on the first three anniversaries of the Grant Date listed. The value at vesting will depend on Brighthouse’s stock price at the time of vesting. For additional information about the RSUs, see “Compensation Discussion & Analysis – Section 2 – Our 2019 Executive Compensation Program – 2019 Long-Term Incentive Awards.”

(6)

The Compensation and Human Capital Committee awarded PSUs to our NEOs as part of their 2019 LTI Awards under the Employee Plan. PSUs are scheduled to cliff vest on March 1, 2022. Whether any PSUs actually vest and the value at vesting will depend both on Brighthouse’s stock price at the time of vesting and on Brighthouse’s actual achievement of metrics approved by the Compensation and Human Capital Committee (Corporate Expense Target (60%) and Capital Return (40%)). Each PSU Metric has a threshold performance level (payout of 50% of target value), target performance level (100% of target value) and maximum performance level (150% of target value). For additional information about the PSUs, see “Compensation Discussion & Analysis – Section 2 – Our 2019 Executive Compensation Program – 2019 Long-Term Incentive Awards.”

2020 Proxy Statement  |  69

Compensation Tables Grants of Plan-Based Awards in 2019	Brighthouse Financial, Inc.

(7)	Mr. Spehar was granted sign-on RSU awards on September 3, 2019, which vest as follows: (i) 5,698 shares cliff vest on September 3, 2020; and (ii) 9,554 shares cliff vest on September 3, 2022.

(8)

Represents the final tranche, including interest, of the credit under the Temporary Plan awarded in respect of a MetLife restricted stock unit award granted by MetLife in 2017 that had not vested and was forfeited as a result of the Separation. This portion of the credit vested on March 1, 2020, and was subject to the achievement of one or more 2019 performance goals established by the Compensation Committee on February 13, 2019.

(9)

Represents the full value, including interest, of the credit under the Temporary Plan awarded in respect of a MetLife performance share award granted by MetLife in 2017 that was forfeited as a result of the Separation. This credit vested in full on February 20, 2020, and was subject to the achievement of one or more performance goals established by the Compensation Committee for each of the 2017, 2018, and 2019 performance periods.

(10)

Mr. Bhalla departed Brighthouse as of March 14, 2019. In accordance with the Employee Plan and the applicable award agreements, 2019 RSUs and PSUs continue to vest. Mr. Bhalla’s Temporary Plan credits continue to vest, in accordance with the Temporary Plan.

70  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Compensation Tables Outstanding Equity Awards at 2019 Fiscal Year-End

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table provides information concerning unexercised options and stock-based awards that have not vested for each NEO as of December 31, 2019.

Name	Award Date / Award Type	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (2)	Market Value of Shares or Units that Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (5)

Eric Steigerwalt	5/23/18 (RSU)					18,702	$733,679

	5/23/18 (PSU)							14,026	$550,240

	5/23/18 (NQSO)	30,713	61,424	$53.47	2/29/2028

	3/1/19 (RSU)					34,642	$1,359,006

	3/1/19 (PSU)							40,415	$1,585,480

Ed Spehar (6)	9/3/19 (RSU)					5,698	$223,533

	9/3/19 (RSU)					9,554	$374,803

Conor Murphy	5/23/18 (RSU)					3,210	$125,928

	5/23/18 (PSU)							2,407	$94,427

	5/23/18 (NQSO)	5,272	10,544	$53.47	2/29/2028

	3/1/19 (RSU)					11,701	$459,030

	3/1/19 (PSU)							8,775	$344,243

John Rosenthal	5/23/18 (RSU)					4,571	$179,320

	5/23/18 (PSU)							3,428	$134,480

	5/23/18 (NQSO)	7,508	15,014	$53.47	2/29/2028

	3/1/19 (RSU)					11,290	$442,907

	3/1/19 (PSU)							8,468	$332,200

Christine DeBiase	5/23/18 (RSU)					4,181	$164,021

	5/23/18 (PSU)							3,136	$123,025

	5/23/18 (NQSO)	6,868	13,734	$53.47	2/29/2028

	3/1/19 (RSU)					10,777	$422,782

	3/1/19 (PSU)							8,083	$317,096

2020 Proxy Statement  |  71

Compensation Tables Outstanding Equity Awards at 2019 Fiscal Year-End	Brighthouse Financial, Inc.

Name	Award Date / Award Type	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (2)	Market Value of Shares or Units that Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (5)

Myles Lambert	5/23/18 (RSU)					3,210	$125,928
	5/23/18 (PSU)							2,407	$94,427
	5/23/18 (NQSO)	5,272	10,544	$53.47	2/29/2028
	3/1/19 (RSU)					9,430	$369,939
	3/1/19 (PSU)							7,072	$277,435

Anant Bhalla (7)	3/1/19 (RSU)					10,777	$422,782
	3/1/19 (PSU)							8,083	$317,096

(1)	Represents NQSOs granted on March 1, 2018, and approved by stockholders on May 23, 2018, of which one-third vested on March 1 of each of 2019 and 2020, and one-third will vest on March 1, 2021.

(2)

Except as described below with respect to Mr. Spehar’s RSUs, all RSUs vest annually as follows: (i) for RSUs granted on March 1, 2018, and approved by stockholders on May 23, 2018, one-third vested on March 1 of each of 2019 and 2020, and one-third will vest on March 1, 2021; and (ii) for RSUs granted on March 1, 2019, one-third vested on March 1, 2020, and one-third will vest on March 1 of each of 2021 and 2022.

(3)	The market value of RSUs was determined by multiplying the number of shares by $39.23, the closing price of the Company’s common stock on December 31, 2019.

(4)

All PSUs cliff-vest, subject to achievement of specified performance criteria, as follows: (a) May 23, 2018 PSU vests on March 1, 2021; and (b) March 1, 2019 PSU vests on March 1, 2022. Amounts shown assume awards are paid at threshold (50% of target value).

(5)	The market value of PSUs was determined by multiplying the number of shares paid at threshold (50% of target value) by $39.23, the closing price of the Company’s common stock on December 31, 2019.

(6)	Mr. Spehar’s RSUs vest as follows: (i) 5,698 shares vest on September 3, 2020; and (ii) 9,554 shares vest on September 3, 2022.

(7)

Mr. Bhalla departed Brighthouse as of March 14, 2019. In accordance with the terms of the Employee Plan and the applicable award agreements, upon termination of Mr. Bhalla’s appointment, his equity awards reported in this table continue to vest as follows: (a) for March 1, 2019 RSUs, one-third vested on March 1, 2020, and one-third will vest on March 1 of each of 2021 and 2022; and (b) March 1, 2019 PSUs will cliff-vest on March 1, 2022.

72  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Compensation Tables Option Exercises and Stock Vested in 2019; Nonqualified Deferred Compensation in 2019

Option Exercises and Stock Vested in 2019

The following table provides information regarding all RSUs and PSUs held by the NEOs that vested during 2019. No options were exercised by any NEO during 2019.

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting

Eric Steigerwalt	9,351	$364,408

Conor Murphy	1,605	$62,547

John Rosenthal	2,286	$89,085

Christine DeBiase	2,091	$81,486

Myles Lambert	1,605	$62,547

Anant Bhalla	2,182	$85,033

Nonqualified Deferred Compensation in 2019

The following table presents nonqualified deferred compensation paid to our NEOs for 2019.

Name	Plan Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year (1)	Aggregate Gains (Losses) in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (2)

Eric Steigerwalt	Auxiliary Plan		$288,313	$60,478		$848,259

Ed Spehar	Auxiliary Plan		$17,167			$17,167

Conor Murphy	Auxiliary Plan		$128,902	$11,001		$225,631

John Rosenthal	Auxiliary Plan		$163,853	$34,891		$512,226

Christine DeBiase	Auxiliary Plan		$122,247	$26,253		$329,235

Myles Lambert	Auxiliary Plan		$103,497	$25,242		$259,860

Anant Bhalla	Auxiliary Plan		$4,491	$20,811	$229,864	$0

(1)	Amounts in this column are reported as components of employer contributions to the Auxiliary Plan for Fiscal 2019 in the “All Other Compensation” column of the Summary Compensation Table above.

(2)

Amounts in this column that were previously reported in the “All Other Compensation” column of the Summary Compensation Table included in the (a) 2018 Proxy Statement were as follows: Mr. Steigerwalt ($108,632); Mr. Bhalla ($51,539); Mr. Rosenthal ($66,236); Ms. DeBiase ($41,146); and Mr. Carlson ($42,660); and (b) 2019 Proxy Statement were as follows: Mr. Steigerwalt ($271,445); Mr. Murphy ($85,293); Mr. Rosenthal ($152,756); Ms. DeBiase ($112,983); and Mr. Bhalla ($122,468). Aggregate balances at 2018 Fiscal Year End were as follows: Mr. Steigerwalt ($499,468); Mr. Murphy ($85,728); Mr. Rosenthal ($313,482); Ms. DeBiase ($180,735); and Mr. Bhalla ($204,562). Mr. Murphy was not an NEO prior to 2018. Mr. Spehar and Mr. Lambert were not NEOs prior to 2019.

2020 Proxy Statement  |  73

Compensation Tables Nonqualified Deferred Compensation in 2019	Brighthouse Financial, Inc.

Auxiliary Plan

NEOs and other eligible employees who elected to contribute a portion of their eligible compensation under the tax-qualified Brighthouse Savings Plan in 2019 received a Company matching contribution which is equal to 100% of up to the first 6% of their eligible compensation in that plan in 2019. In addition, a non-discretionary Company contribution equal to 3% of eligible compensation was allocated to eligible employees in that plan in 2019. The Code limits compensation that is eligible for employer contributions under the Brighthouse Savings Plan. In 2019, the Company could not make contributions based on compensation over $280,000.

NEOs and other eligible employees who elected to participate in the Brighthouse Savings Plan during 2019 were credited under the Auxiliary Plan with a percentage of their eligible compensation beyond the compensation limit. The Company contribution, including both the matching and non-elective contribution, was determined using the same employee contribution rate and Company contribution rate as applied under the Brighthouse Savings Plan. This Company contribution is credited to an account established for the employee under the nonqualified Auxiliary Plan. Auxiliary Plan balances are paid in a lump sum as soon as administratively practicable after termination of employment.

Amounts in the Auxiliary Plan are subject to the requirements of Section 409A of the Code (“Section 409A”). Payments to the top 50 highest paid officers that are due upon separation from service are delayed for six months following their separation, in compliance with Section 409A.

Employees may choose from a number of simulated investments for their Auxiliary Plan accounts. These simulated investments were identical to the core funds offered under the Brighthouse Savings Plan in 2019. Employees may change the simulated investments for new Company contributions to their Auxiliary Plan accounts at any time. The simulated investment return for each of the alternatives under the Auxiliary Plan for calendar year 2019 is as follows: Schwab Government Money Fund – Investor Shares, 1.90%; Western Asset Core Bond Fund Class Investor Shares, 10.55%; Vanguard Inflation-Protected Securities Fund Admiral Shares, 8.16%; Vanguard Value Index Fund Admiral Shares, 25.82%; Vanguard 500 Index Fund Admiral Shares, 31.46%; Vanguard Mid-Cap Index Fund Admiral Shares, 31.03%; Vanguard Small Cap Index Fund Admiral Shares, 27.37%; Fidelity Nasdaq Composite Index, 36.64%; Fidelity Overseas Fund, 28.42%; Vanguard Emerging Markets Stock Index Fund Admiral Shares, 20.31%; Cohen & Steers Real Estate Securities Fund, Inc. Class Institutional, 31.53%; American Funds 2010 Target Date Retirement Fund – Class R6, 13.88%%; American Funds 2015 Target Date Retirement Fund – Class R6, 14.94%; American Funds 2020 Target Date Retirement Fund – Class R6, 15.59%; American Funds 2025 Target Date Retirement Fund – Class R6, 17.85%; American Funds 2030 Target Date Retirement Fund – Class R6, 20.06%; American Funds 2035 Target Date Retirement Fund – Class R6, 23.29%; American Funds 2040 Target Date Retirement Fund – Class R6, 24.40%; American Funds 2045 Target Date Retirement Fund – Class R6, 24.68%; American Funds 2050 Target Date Retirement Fund – Class R6, 25.04%; American Funds 2055 Target Date Retirement Fund – Class R6, 25.09%; and American Funds 2060 Target Date Retirement Fund – Class R6, 25.01%.

74  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Compensation Tables Potential Payments Upon Termination or Change in Control

Potential Payments Upon Termination or Change in Control

The following table sets forth, for each NEO (other than Mr. Bhalla), an estimate of potential payments the NEO would have received at, following, or in connection with a termination of employment under the circumstances described below on December 31, 2019 (the “Trigger Date”). Mr. Bhalla separated from Brighthouse effective March 14, 2019, and amounts actually paid to him in connection with his separation are described after the footnotes to the table.

Name	Benefits and Payments	Trigger Events (1)
		Voluntary Termination (2)	Involuntary Not-For-Cause Termination (3)	Change of Control with no Termination (4)	Involuntary Not-For-Cause or Good Reason Termination After Change of Control (5)	Death (6)

Eric Steigerwalt	Base Salary		$900,000		$1,800,000
	Annual STI		$3,600,000		$5,400,000
	Temporary Plan – 2017 Equity (7)	$440,685	$440,685		$440,685	$440,685
	RSUs (8)	$2,092,685	$2,092,685	$2,092,685	$2,092,685	$2,092,685
	PSUs (9)	$4,271,519	$4,271,519	$4,271,519	$4,271,519	$4,271,519
	Stock Options (10)
	Miscellaneous Payments (11)		$28,803		$52,647
	Total	$6,804,889	$11,333,692	$6,364,204	$14,057,536	$6,804,889

Ed Spehar	Base Salary		$600,000		$1,200,000
	Annual STI		$1,680,000		$2,520,000
	RSUs (8)		$598,336	$598,336	$598,336	$598,336
	Miscellaneous Payments (11)		$19,402		$33,845
	Total	$0	$2,897,738	$598,336	$4,352,181	$598,336

Conor Murphy	Base Salary		$600,000		$1,200,000
	Annual STI		$1,740,000		$2,610,000
	Temporary Plan – Forfeited (12)		$221,823		$221,823	$221,823
	RSUs (8)		$511,500	$584,959	$584,959	$584,959
	PSUs (9)		$803,960	$877,418	$877,418	$877,418
	Stock Options (10)
	Miscellaneous Payments (11)		$28,803		$52,647
	Total	$0	$3,906,086	$1,462,377	$5,546,846	$1,684,200

John Rosenthal	Base Salary		$550,000		$1,100,000
	Annual STI		$2,145,000		$3,217,500
	Temporary Plan – 2017 Equity (7)	$257,140	$257,140		$257,140	$257,140
	RSUs (8)	$622,227	$622,227	$622,227	$622,227	$622,227
	PSUs (9)	$933,399	$933,399	$933,399	$933,399	$933,399
	Stock Options (10)
	Limited Death Benefit (13)					$4,641,134
	Miscellaneous Payments (11)		$28,803		$52,647
	Total	$1,812,766	$4,536,569	$1,555,626	$6,182,913	$6,453,900

2020 Proxy Statement  |  75

Compensation Tables Potential Payments Upon Termination or Change in Control	Brighthouse Financial, Inc.

Name	Benefits and Payments	Trigger Events (1)
		Voluntary Termination (2)	Involuntary Not-For-Cause Termination (3)	Change of Control with no Termination (4)	Involuntary Not-For-Cause or Good Reason Termination After Change of Control (5)	Death (6)

Christine DeBiase	Base Salary		$600,000		$1,200,000
	Annual STI		$1,440,000		$2,160,000
	Temporary Plan – 2017 Equity (7)	$112,779	$112,779		$112,779	$112,779
	RSUs (8)	$586,803	$586,803	$586,803	$586,803	$586,803
	PSUs (9)	$880,282	$880,282	$880,282	$880,282	$880,282
	Stock Options (10)
	Limited Death Benefit (13)					$1,233,991
	Miscellaneous Payments (11)		$28,803		$52,647
	Total	$1,579,864	$3,648,667	$1,467,085	$4,992,511	$2,813,855

Myles Lambert	Base Salary		$525,000		$1,050,000
	Annual STI		$1,312,500		$1,968,750
	Temporary Plan – 2017 Equity (7)		$68,123		$68,123	$68,123
	RSUs (8)		$422,409	$495,867	$495,867	$495,867
	PSUs (9)		$670,343	$743,800	$743,800	$743,800
	Stock Options (10)
	Miscellaneous Payments (11)		$28,803		$52,647
	Total	$0	$3,027,178	$1,239,667	$4,379,187	$1,307,790

(1)

The table does not include termination for cause because such termination does not result in the NEO receiving any additional payments or benefits. “Cause” is defined as the NEO’s conviction or plea of nolo contendere to a felony; act of dishonesty or misconduct that results in, or is believed likely to result in, material damage to Brighthouse’s business or reputation; or a material violation of a Company policy or agreement, where the violation played a role in Brighthouse’s decision to terminate the NEO.

All values for equity-related payments assume the triggering event took place on the Trigger Date, on which the closing price of the Company’s common stock was $39.23.

(2)

If an NEO voluntarily terminates employment after the NEO’s Rule of 65 Date (other than a termination for “Cause”): (a) awards under the Employee Plan continue to vest on the same schedule as if the NEO remained employed with Brighthouse; and (b) credits in respect of forgone 2017 MetLife equity awards under the Temporary Plan immediately vest and will be paid on the payment schedule set forth in the Plan, subject to the achievement of the performance metrics established for each tranche. Mr. Steigerwalt, Mr. Rosenthal, and Ms. DeBiase have satisfied Rule of 65 conditions; Mr. Spehar, Mr. Murphy and Mr. Lambert have not, and therefore would not receive any additional payouts or vesting of outstanding awards on a voluntary resignation.

(3)

Under the terms of the Severance Plan, an NEO who is involuntarily terminated not for cause would receive: (a) a lump sum equal to the sum of the NEO’s base salary plus the target STI award for the year of separation; (b) a lump sum in lieu of STI award payment equal to the prorated target STI award in the year of termination (plus, if the termination occurs before the prior year’s STI award was paid, a lump sum in lieu of STI award payment equal to the prior year’s STI award); and (c) a lump sum equal to 12 months of premiums at COBRA rates and executive outplacement services. Payment of these severance benefits is conditioned on the NEO’s execution of a separation agreement, waiver and general release within the required time period, and abiding by certain covenants, including those contained in the Agreement to Protect Corporate Property (the “ATPCP”), and non-interference with the Company’s business.

76  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Compensation Tables Potential Payments Upon Termination or Change in Control

Treatment of equity awards granted in 2018 is as provided in the Employee Plan and the applicable award agreement. If the NEO is terminated without Cause after the NEO’s Rule of 65 Date, awards continue to vest on the same schedule as if the NEO remained employed with Brighthouse. If the NEO is terminated without Cause before the NEO’s Rule of 65 Date, then: (a) RSUs – a prorated number of RSUs would be payable based on the number of months that lapse after the most recent vesting event, divided by the total number of months in the vesting period (10/36); (b) PSUs – a prorated number of PSUs would be payable based on the number of months that lapse since grant date, divided by the total number of months in the vesting period (22/36); and (c) NQSOs – all unvested NQSOs would be forfeited.

Treatment of equity awards granted in 2019 is as provided in the Employee Plan and the applicable award agreement, whereby all RSUs and PSUs granted in 2019 continue to vest on the same schedule as if the NEO remained employed with Brighthouse. No NQSOs were awarded in 2019.

Treatment of credits under the Temporary Plan is as follows. If the NEO is terminated without Cause after the NEO’s Rule of 65 Date, credits in respect of forgone 2017 MetLife equity awards immediately vest upon the termination and will be paid on the payment schedule set forth in the Temporary Plan, subject to the achievement of the performance metrics established for each tranche. If the NEO is terminated without Cause before the NEO’s Rule of 65 Date, any outstanding credits under the Temporary Plan will vest when the separation agreement becomes final only if the NEO enters into a separation agreement, waiver and general release within the required time period. Payment of the vested credits would be made on the payment schedule set forth in the Plan, subject to the achievement of the performance metrics established for each tranche.

(4)

If the Compensation and Human Capital Committee determines that an award under the Employee Plan will not be assumed or an alternative award will not be provided in connection with a change of control, all RSUs and PSUs would vest and become immediately payable at target, and NQSOs would become immediately exercisable. This column assumes the awards were not assumed and alternative awards were not provided in connection with a change of control on the Trigger Date.

In the event of a change of control, no amendments can be made to the Temporary Plan after a change of control that would decrease the amount of deferred compensation credited to participants under the Temporary Plan as of the date of the change of control or modify the time or form of distributions under the Temporary Plan.

(5)

Under the terms of the Change of Control Plan, the NEO would receive severance payments if the NEO is terminated involuntarily without cause or if the NEO discontinues their employment for “good reason” within two years of a change of control, or upon the occurrence of a potential change of control, if the NEO is terminated involuntarily without cause within six months prior to a change of control. In any of these events, the NEO would receive: (a) a lump sum equal to two times the sum of base salary plus the target STI award for the year of separation; (b) a lump sum in lieu of STI award payment equal to the prorated target STI award in the year of termination (plus, if the termination occurs before the prior year’s STI award was paid, a lump sum in lieu of STI award payment equal to the prior year’s STI award); and (c) a lump sum equal to 24 months of premiums at COBRA rates and 12 months of executive outplacement services. Payment of these severance benefits is conditioned on the NEO’s execution of a separation agreement, waiver and general release within the required time period, abiding by certain covenants, including those contained in the ATPCP, and non-interference with the Company’s business. The amounts reflected in this column do not account for potential reductions of payments or benefits under the Change of Control Plan due to the imposition of excise taxes under Section 4999 of the Code (“Section 4999”). In the event any payments or benefits under the Change of Control Plan, together with any other payments or benefits under other agreements, plans or arrangements, would subject an NEO to an excise tax under Section 4999, and such payments or benefits will be reduced to the extent necessary to avoid the imposition of the excise tax unless the NEO would be better off on an after-tax basis receiving all such payments and benefits.

2020 Proxy Statement  |  77

Compensation Tables Potential Payments Upon Termination or Change in Control	Brighthouse Financial, Inc.

Treatment of equity awards is as provided in the Employee Plan and applicable award agreement, which provide that all RSUs and PSUs would immediately vest upon termination and be payable at target on the same schedule as if the NEO remained actively employed, and all NQSOs would become immediately exercisable.

(6)

In the event of an NEO’s termination due to death, RSUs and PSUs immediately vest and become payable at target, and NQSOs become immediately exercisable. All credits under the Temporary Plan vest immediately. Payments in respect of such credits will be made as soon as administratively practicable following the original vesting date(s), without regard to the requirement that the Section 162(m) performance metrics established for each year are achieved.

(7)

Represents estimated value of credits under the Temporary Plan awarded to the NEO in 2017 in respect of forgone 2017 equity awards from MetLife, plus interest, that had not yet been paid on the Trigger Date.

(8)	The value of RSUs is calculated by multiplying the number of outstanding RSUs by the closing price of the Company’s common stock on the Trigger Date.

(9)	The value of PSUs is calculated at target payout by multiplying the number of PSUs awarded at target by the closing price on the Trigger Date.

(10)	All NQSOs were underwater and had no value on the Trigger Date.

(11)	Includes payments for COBRA and executive outplacement services.

(12)

Represents estimated value of credits under the Temporary Plan in respect of awards that were granted by MetLife to the NEO and subsequently forfeited as a result of the Separation, plus interest, that had not yet been paid on the Trigger Date.

(13)	Represents a one-time, final wage payment under the Limited Death Benefit Plan to Mr. Rosenthal and Ms. DeBiase (NEOs that participate in the MetLife ARP).

Payments to Mr. Bhalla Upon the Termination of His Employment

In connection with Mr. Bhalla’s departure from Brighthouse, Mr. Bhalla entered into a Separation Agreement, Waiver and General Release, dated March 15, 2019, with Brighthouse Services pursuant to which Mr. Bhalla received cash payments under the Severance Plan of (a) $600,000 representing his annual salary, (b) $840,000 related to his annual STI target, (c) $168,000 representing a prorated amount in lieu of his full participation in the STI Plan, and (d) $23,845 representing COBRA and outplacement services, as well as an additional cash payment of $500,000. Mr. Bhalla’s 2019 equity awards were treated as described in Note 9 to the 2019 Grants of Plan-Based Awards table. Under the terms of the agreement, Mr. Bhalla is subject to certain customary covenants, including restrictions on the disclosure of confidential information, disparagement, interference or competition, solicitation or hiring of employees, and solicitation of customers.

78  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Compensation Tables Equity Compensation Plan Information as of December 31, 2019; CEO Pay Ratio

Equity Compensation Plan Information as of December 31, 2019

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,164,984	$53.47	5,942,435
Equity compensation plans not approved by security holders	-	-	-
Total	1,164,984	$53.47	5,942,435

(1)

Represents the number of underlying Shares associated with outstanding NQSOs (196,492), RSUs (561,169) and PSUs (379,763, assuming the maximum number of PSUs will be earned) under the Employee Plan, and RSUs (27,560) under the Director Plan.

(2)	Represents the weighted-average exercise price of outstanding options only (NQSOs granted in 2018 only).

(3)

The Shares authorized in the following plans are available for future issuance: Employee Plan – 5,110,045 (out of 7,000,000); Director Plan – 339,233 (out of 400,000); and Brighthouse Financial, Inc. Employee Stock Purchase Plan – 493,157 (out of 600,000). As of December 31, 2019, no Shares were subject to an outstanding right to purchase under the ESPP.

CEO Pay Ratio

We have calculated the reasonably estimated ratio of the CEO’s 2019 compensation to the median of the annual total compensation of all employees using the same method we used in our 2019 proxy statement with respect to 2018 compensation. For the 2019 pay ratio calculation, we used the same median employee we identified for our 2018 pay ratio calculation because there have been no changes to our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure. We calculated the median employee’s compensation in accordance with rules governing computation of the CEO’s pay in the Summary Compensation Table. The median of the annual total compensation of all Brighthouse employees (other than our CEO) was $150,678, and the total compensation of our CEO, as reported in the Summary Compensation Table, was $8,490,118. Based on this information, for 2019 the reasonably estimated ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 56 to 1.

The ratio and total compensation amount may not be directly comparable to those of other companies because the methodologies and assumptions used to identify the median employee and determine that employee’s total compensation, the composition and location of the workforce, and other factors may vary significantly among companies.

2020 Proxy Statement  |  79

Proposal 4 - Approval of the Amendment of the Brighthouse Financial, Inc. Employee Stock Purchase Plan	Brighthouse Financial, Inc.

Proposal 4

Approval of the amendment of the Brighthouse Financial, Inc. Employee Stock Purchase Plan

Prior to the Separation, the Board approved the Brighthouse Financial, Inc. Employee Stock Purchase Plan (the “ESPP”). The ESPP was adopted for the purpose of facilitating stock ownership by employees by providing an opportunity to purchase Shares through voluntary after-tax payroll deductions and cash contributions. The Board believes that the ESPP promotes the interests of Brighthouse and our stockholders by encouraging our employees to become stockholders, therefore aligning employees’ interests with our stockholders’ interest.

The initial term of the ESPP expired on January 1, 2020. The Board believes that the ESPP is an important benefit that supports our ability to attract and retain highly qualified and motivated employees. On December 13, 2019, the Compensation and Human Capital Committee approved an amendment to the ESPP to extend its term to July 1, 2029, subject to stockholder approval of the amendment at the Annual Meeting. In March 2020, the plan administrator restated the ESPP to incorporate the Compensation and Human Capital Committee’s amendment to the ESPP, subject to stockholder approval, together with prior amendments to the ESPP made under the authority of the plan administrator and which did not require Board, Compensation and Human Capital Committee or stockholder approval. The exercise of options to purchase Shares granted under our ESPP to our participating employees during the Offering Period that began on April 1, 2020 and ends on June 30, 2020 is contingent upon stockholder approval of this Proposal 4.

The following is a summary of the material terms of the restated ESPP, and is qualified in its entirety by reference to the complete text of the ESPP included in this Proxy Statement as Appendix 1. Capitalized terms used in this proposal and not defined in this Proxy Statement are as defined in the ESPP.

Eligibility. Participation in the ESPP is voluntary. Subject to certain exceptions as provided in the ESPP, any individual who is an employee of Brighthouse or any of its participating subsidiaries as of the first day of the enrollment period for a particular Offering Period will be eligible to participate in the ESPP.

Term of Plan. The ESPP will expire on the earliest of (i) July 1, 2029, (ii) the date on which the plan administrator decides to terminate the ESPP, and (iii) the date on which no more Shares are available for issuance of options under the ESPP.

Number of Shares Available for Issuance. The maximum number of Shares that may be issued under the ESPP is 600,000. As of April 1, 2020, a total of 467,309 Shares remained available for issuance under the ESPP.

Operation of ESPP. The ESPP generally operates in 3-month periods (or such shorter or longer period of up to 24 months as determined by the plan administrator from time to time) referred to as Offering Periods. On the first day of each Offering Period (as determined by the plan administrator, and referred to as the Date of Grant), each eligible employee who has timely elected to participate in the ESPP for that Offering Period will be granted an option to purchase Shares. A participant must designate in the participant’s election the portion of the participant’s compensation to be withheld from pay during that Offering Period for the purchase of stock under the ESPP. The participant’s contributions under the ESPP will be credited to a bookkeeping account in the participant’s name (referred to as a Tracking Account). Subject to certain limits in the ESPP and established by the plan administrator, a participant generally may elect to increase, decrease or terminate his or her contributions to the ESPP during an Offering Period, and, upon such termination of contributions, the participant may withdraw all or any portion of the Shares and cash in his or her Tracking Account.

The plan administrator may designate any date in the Offering Period as a Date of Exercise on which each option granted under the ESPP shall be exercised. If the plan administrator does not designate a Date of Exercise, then each option granted under the ESPP will automatically be exercised on the last day of the Offering Period with respect to which it was granted. The number of Shares acquired by a participant upon exercise of his or her option will be

80  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Proposal 4 - Approval of the Amendment of the Brighthouse Financial, Inc. Employee Stock Purchase Plan

determined by dividing the participant’s ESPP account balance as of the applicable Date of Exercise by the Option Price (as described in the following sentences) for that Offering Period.

Option Price. Unless otherwise determined by the plan administrator, the Option Price for an Offering Period will generally be (i) 85% of the fair market value of a Share on the applicable Date of Grant or, if so specified by the plan administrator prior to the Date of Grant, (ii) the lesser of (a) eighty-five percent (85%) of the fair market value of a Share on the Date of Grant or (b) eighty-five percent (85%) of the fair market value of a Share on the Date of Exercise. A participant’s ESPP account will be reduced upon exercise of his or her option by the amount used to pay the Option Price of the Shares acquired by the participant. No interest will be paid to any participant or credited to any account under the ESPP.

Participant Contributions. Unless the plan administrator establishes a higher or lower maximum rate of contribution, a participant’s annual payroll contributions may not exceed the lesser of $21,250.00 or 50% of a participant’s annual compensation. Subject to certain restrictions, a participant is also permitted to make cash contributions to his or her Tracking Account.

Canceled, Terminated or Forfeited Options. Any Shares subject to an outstanding option under the ESPP, which for any reason is canceled, terminated or otherwise settled without the issuance of any Shares, will again be available for options under the ESPP.

Change in Employment Status Due to Death or Disability. Unless provided otherwise by the plan administrator in its sole discretion, upon the termination of a participant’s employment due to the participant’s death or permanent disability, the participant’s beneficiary or the permanently disabled participant, as the case may be, will be deemed to have elected to withdraw all of the cash and Shares credited to such deceased or disabled participant’s Tracking Account under the ESPP and to cease all future contributions.

Rights Not Transferable; Restrictions on Sale. No option granted under the ESPP may be transferred, other than by will or by the laws of descent and distribution. Options are exercisable during the participant’s lifetime only by the participant. Shares of common stock received upon the exercise of options under the ESPP will not be transferable by a participant for a period of six months immediately following the Date of Exercise, or such longer or shorter period as the plan administrator determines with respect to any Offering Period.

Anti-dilution Adjustments. The number and kind of shares available under the ESPP, as well as the ESPP purchase prices and share limits, are subject to adjustment in the case of certain corporate events. These events include reorganizations, mergers, combinations, consolidations, recapitalizations, reclassifications, stock splits, stock dividends, asset sales or other similar unusual or extraordinary corporate events, or extraordinary dividends or distributions of property to Brighthouse’s stockholders.

Amendment and Termination of the ESPP. The plan administrator generally may, at any time, amend, modify, suspend, or terminate the ESPP, provided that the then-existing rights of participants are not materially and adversely affected thereby. Compensation and Human Capital Committee approval and stockholder approval for an amendment to the ESPP will be required only to the extent stockholder action is required by applicable law, regulation or rule. The ESPP can be terminated at any time at the discretion of the Compensation and Human Capital Committee or its delegate, and the ESPP generally will also terminate upon a merger or a similar reorganization which Brighthouse does not survive, a liquidation or distribution of the assets of Brighthouse, or a sale of all or substantially all of the assets of Brighthouse. Upon termination of the ESPP, all Shares and cash, if any, in the Tracking Accounts of Participants will be distributed to each Participant.

Administration. The ESPP is administered by the plan administrator of the Brighthouse Services, LLC Savings Plan, who has authority to interpret the ESPP and to make, amend and rescind rules and regulations for the administration of the ESPP, and its interpretations and decisions with regard thereto are final and conclusive. The plan administrator may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the ESPP. The plan administrator may delegate responsibility for the day-to-day operation and administration of the ESPP to any employee or group of employees of Brighthouse or any of its subsidiaries. The plan administrator may establish

2020 Proxy Statement  |  81

Proposal 4 - Approval of the Amendment of the Brighthouse Financial, Inc. Employee Stock Purchase Plan	Brighthouse Financial, Inc.

procedures, which may vary from jurisdiction to jurisdiction, or among different participants or different classes of participants, with respect to eligibility, participation, termination of the ESPP and the reinvestment of any dividends payable on Shares.

Federal Income Tax Consequences. The ESPP is intended to be an Employee Stock Purchase Plan. This means that the ESPP has been designed to satisfy certain conditions found in Section 423 of the Internal Revenue Code. The ESPP allows the purchase of Shares at a discount. Any amount a participant elects to have set aside for the purchase of Shares under the ESPP will be taxed to the participant as wages and will be set aside on an after-tax basis. Neither the grant nor the exercise of an “option” to purchase Shares under the ESPP will have any tax consequences to the employee participants or to Brighthouse.

The discount offered to participants on the purchase of Shares will not be taxed to participants when they enroll in the ESPP or when Shares are purchased on their behalf. Instead, the discount will be taxed as ordinary income when they sell the Shares they acquired under the ESPP, if those Shares sell at a gain instead of a loss.

If a participant sells Shares acquired under the ESPP after the participant has held them for two years from the first day of the Offering Period, then any gain above the amount of the discount or any loss related to the purchase price will be treated as a capital gain or loss for tax purposes. This is known as a “qualifying disposition.”

If a participant sells Shares acquired under the ESPP before the participant has held them for two years from the first day of the Offering Period applicable to those Shares, then all gain on the sale will be ordinary income. This is known as a “disqualifying disposition.”

Even though an employee must treat part of his or her gain on a qualifying disposition of the Shares as ordinary income, we may not take a business deduction for such amount. However, if an employee makes a disqualifying disposition, the amount of income that the employee recognizes as ordinary income qualifies as a business deduction for Brighthouse for the year of such disposition (subject to the provisions of Section 162(m) of the Code).

The foregoing summary of the federal income tax consequences in respect of the ESPP is for general information only. Different or additional rules may apply to individuals who are subject to income tax in a foreign jurisdiction or are subject to state and/or local income taxes. Participating employees will be urged to consult their own advisors as to specific tax consequences.

New Plan Benefits. The exercise of options to purchase Shares granted under our ESPP to our participating employees during the Offering Period that began on April 1, 2020 and ends on June 30, 2020 will be contingent upon stockholder approval of the Compensation and Human Capital Committee’s amendment of the ESPP. Because the number of Shares that may be purchased under the ESPP will depend on each participant’s voluntary election to participate, the amount of their contribution elections (which are subject to adjustment from time to time), and the fair market value of our Shares on the first day and last day of each Offering Period, it is not possible to determine the benefits that will be received by eligible participants if the amendment to the ESPP is approved by our stockholders. With respect to the Offering Period that began on April 1, 2020 and ends on June 30, 2020, based on current elections by participating employees, and assuming that the Option Price will be 85% of the fair market value of a Share on the applicable Date of Grant (i.e., April 1, 2020), the number of Shares that would be purchased under the ESPP for such Offering Period by all participating employees would be 37,725 (525 current participants). If current participants do not reduce their election or withdraw from the Offering and the fair market value of a Share on the last day of such Offering Period (i.e., June 30, 2020) is less than the fair market value of a Share on April 1, 2020, the number of Shares that will be purchased under the ESPP for such Offering Period by all participating employees will increase by an undeterminable number. None of our executive officers currently participate in the ESPP. The closing price of a Share on April 1, 2020 was $21.20.

The Board recommends that you vote “FOR” this proposal.

82  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Certain Relationships and Related Person Transactions

Certain Relationships and Related Person Transactions

Related Person Transaction Approval Policy

The Board has adopted a written related person transaction approval policy pursuant to which our Nominating and Corporate Governance Committee, or for so long as any member of such committee is not an independent director, a committee of the Board consisting of the independent members of the Nominating and Corporate Governance Committee, will review and approve or take such other action as it may deem appropriate with respect to certain transactions.

A “Related Person” is a Director, Director nominee, Executive Officer, immediate family members of the above, holders of more than 5% of our outstanding Shares, or any entity in which any of the foregoing people holds a beneficial ownership interest of 10% or more. A “Related Person Transaction” is any transaction, arrangement or relationship of $120,000 or more in a fiscal year in which Brighthouse is a participant and the Related Person has a direct or indirect material interest. Under the Related Person Transaction Policy, the Nominating and Corporate Governance Committee reviews the Related Person Transaction in question to determine whether it is inconsistent with Brighthouse’s best interests. If the Nominating and Corporate Governance Committee determines that the Related Person Transaction is not inconsistent with Brighthouse’s best interests, then it may approve or ratify the Related Person Transaction. There were no transactions in 2019 requiring Nominating and Corporate Governance Committee review under the related person transaction approval policy.

Security Ownership of Certain Beneficial Owners and Management

The following table shows the number of Shares beneficially owned by each of the Directors and NEOs of Brighthouse, and all the Directors and executive officers as a group. Information in this table is reported as of the Record Date, April 13, 2020.

Shares beneficially owned include, to the extent applicable to a Director, NEO, or executive officer:

•	securities held in each individual’s name;
•	securities held by a broker for the benefit of the individual;
•	securities to which the individual has the right to acquire beneficial ownership within the following 60 days; and
•	other securities for which the individual may directly or indirectly have or share voting power or investment power (including the power to direct the disposition of the securities).

2020 Proxy Statement  |  83

Certain Relationships and Related Person Transactions	Brighthouse Financial, Inc.

The address of each beneficial owner presented in the following table is c/o Brighthouse Financial, Inc., 11225 North Community House Road, Charlotte, North Carolina 28277.

Beneficial Owners	Number of Shares of Our Common Stock Beneficially Owned	Percentage of Our Common Stock Outstanding
Christine DeBiase (1)	44,807	*
Myles Lambert (1)	30,570	*
Conor Murphy (1)	35,262	*
John Rosenthal (1)	67,901	*
Edward Spehar	5,000	*
Eric Steigerwalt (1, 2)	197,241	*
Irene Chang Britt (3)	7,814	*
Chuck Chaplin (3)	20,232	*
Eileen Mallesch (3)	4,602	*
Meg McCarthy (3)	7,543	*
Diane Offereins (3)	7,814	*
Pat Shouvlin (3)	12,814	*
Bill Wallace (3)	12,814	*
Paul Wetzel (3, 4)	7,823	*
All Directors, Director nominees and executive officers as a group (14 persons) (5)	462,237	*

*	Indicates that the percentage of beneficial ownership does not exceed 1%.

(1)

Includes Shares that the current executive officers have the right to acquire within 60 days of April 13, 2020 through the exercise of underlying options as follows: Ms. DeBiase, 13,735 Shares; Mr. Lambert, 10,544 Shares; Mr. Murphy, 10,544 Shares; Mr. Rosenthal, 15,015 Shares; and Mr. Steigerwalt, 61,425 Shares.

(2)	Includes 1,801 Shares held in a joint tenancy account.

(3)

Includes RSUs granted to current directors that will vest within 60 days of April 13, 2020 as follows: Ms. Britt, 3,120 RSUs; Mr. Chaplin, 5,720 RSUs; Ms. Mallesch, 3,120 RSUs; Ms. McCarthy, 3,120 RSUs; Ms. Offereins, 3,120 RSUs; Mr. Shouvlin, 3,120 RSUs; Mr. Wallace, 3,120 RSUs; and Mr. Wetzel, 3,120 RSUs.

(4)	Includes 9 Shares held by Mr. Wetzel’s spouse.

(5)	Does not include Shares held by Mr. Bhalla.

84  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Certain Relationships and Related Person Transactions

Following are the only persons known to us to be the beneficial owners of more than five percent of any class of our voting securities. The percentages owned are based on 98,422,669 shares outstanding as of April 13, 2020.

Name and Address of Beneficial Owner	Number of Shares of Our Common Stock Beneficially Owned	Percentage of Our Common Stock Outstanding

The Vanguard Group (1) 100 Vanguard Boulevard Malvern, PA 19355	10,528,801	10.6%

BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	10,141,802	10.3%

Dodge & Cox (3) 555 California Street San Francisco, CA 94104	9,994,135	10.2%

(1)

Based on a Schedule 13G/A filed with the SEC on April 9, 2020 by The Vanguard Group, reporting beneficial ownership as of March 31, 2020, with shared voting power with respect to 82,146 of the Shares, sole dispositive power with respect to 10,358,092 of the Shares, shared dispositive power with respect to 170,709 of the Shares and no sole voting power with respect to any of the Shares.

(2)

Based on a Schedule 13G/A filed with the SEC on February 5, 2020 by BlackRock, Inc., reporting beneficial ownership as of December 31, 2019, with sole voting power with respect to 9,698,057 of the Shares, sole dispositive power with respect to 10,141,802 of the Shares, and no shared voting power and no shared dispositive power with respect to any of the Shares.

(3)

Based on a Schedule 13G/A filed with the SEC on February 13, 2020 by Dodge & Cox, reporting beneficial ownership as of December 31, 2019, with sole voting power with respect to 9,501,503 of the Shares, sole dispositive power with respect to 9,994,135 of the Shares, and no shared voting power and no shared dispositive power with respect to any of the Shares.

From time to time, we engage in ordinary course transactions with entities or affiliates of entities that are the beneficial owner of more than 5% of our outstanding common stock. For example, we have engaged a select group of experienced external asset management firms, including BlackRock, pursuant to several investment management agreements, to manage the investment of the assets comprising our general account portfolio and certain separate account assets of our insurance subsidiaries, as well as assets of the Company and our reinsurance subsidiary, Brighthouse Reinsurance Company of Delaware. In addition, we use BlackRock’s portfolio management software to manage certain of our investment activities. All of our transactions with these 5% holders and their affiliates were arms-length transactions entered into in the ordinary course of business, with management and other fees based on the prevailing rates for non-related persons.

2020 Proxy Statement  |  85

The Annual Meeting, Voting and Other Information	Brighthouse Financial, Inc.

The Annual Meeting, Voting and Other Information

Overview

Our Board is soliciting proxies in connection with our Annual Meeting. Under SEC rules, when the Board asks you for your proxy, it must provide you with a proxy statement and certain other materials (including an annual report to stockholders) containing certain required information. These materials will be first made available, sent or given to stockholders on April 29, 2020.

The “Proxy Materials” include:

•	this Proxy Statement;
•	a notice of our 2020 Annual Meeting of Stockholders (which is attached to this Proxy Statement); and
•	our Annual Report to Stockholders for 2019.

If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also include a proxy card or voting instruction form. If you received or accessed these materials via the Internet, your proxy card or voting instruction form are available to be filled out and executed electronically.

Attending the Annual Meeting

Due to the COVID-19 pandemic, Brighthouse will hold its Annual Meeting solely by means of remote communication via the internet (a “virtual meeting”). We are sensitive to our stockholders’ health concerns and widespread restrictions on travel and gatherings, and therefore have determined it is not advisable to hold an in-person meeting. All stockholders as of the Record Date will be able to vote and participate in the meeting by remote communication.

Date and Time

Wednesday, June 10, 2020 at 8:00 a.m., Eastern Time

Annual Meeting Website

For admission to the Annual Meeting, please log on to our annual meeting website at www.virtualshareholdermeeting.com/BHF2020.

Who May Attend

Only holders of Shares as of the Record Date, or their authorized representatives or proxies, may attend and participate in the Annual Meeting. Any person who was not a stockholder as of the Record Date may attend the Annual Meeting as an observer, but will not be able to vote or ask questions.

How to Attend the Annual Meeting

For admission to the Annual Meeting, please log on to our annual meeting website at www.virtualshareholdermeeting.com/BHF2020.

The virtual meeting platform is fully supported across browsers (e.g., Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the Annual Meeting.

We encourage you to access the Annual Meeting prior to the start time to allow ample time for online check-in. The website will be open for check-in beginning at 7:30 a.m. on the date of the Annual Meeting.

86  |  2020 Proxy Statement

Brighthouse Financial, Inc.	The Annual Meeting, Voting and Other Information

If you experience any difficulties accessing the Annual Meeting website or at any time during the Annual Meeting, please call the technical support number posted on www.virtualshareholdermeeting.com/BHF2020.

To attend and participate in the Annual Meeting online, you will need your “Control Number.” The Control Number is a 16-digit number that you can find in the Notice of Internet Availability (if you received proxy materials via electronic delivery), proxy card (if you are a stockholder of record who received proxy materials by mail) or voting instruction form (if you are a beneficial owner who received proxy materials by mail). Beneficial owners who do not have a control number should follow the instructions provided on the voting instruction card or otherwise provided by your bank, broker or other nominee.

If you do not have your Control Number, you will not be able to participate in the Annual Meeting, but you may listen to the webcast as an observer.

How to Participate in the Annual Meeting

By using a virtual meeting format, we will be able protect our stockholders’ and employees’ health during this COVID-19 pandemic, while allowing stockholders to participate by remote communication. To enhance stockholder participation in the Annual Meeting, we have adopted the below practices.

Rules of Conduct. We will post to the Annual Meeting website the “Rules of Conduct,” which will address the rules for participation in the Annual Meeting, including the types of questions that will be allowed, how we will respond to the questions and the number of questions allowed per stockholder.

Stockholders are encouraged to ask questions. Stockholders who wish to submit a question in advance may do so from April 29, 2020 to June 9, 2020 at www.proxyvote.com, by entering your Control Number and clicking on “Question for Management.” Stockholders also may submit questions live during the Annual Meeting by logging in to the Annual Meeting at www.virtualshareholdermeeting.com/BHF2020 with your Control Number and typing your question into the “Ask a Question” field.

During the meeting, we will answer as many appropriate stockholder-submitted questions as we are able. As soon as practicable, we will post responses to appropriate questions that we were not able to address during the Annual Meeting on investor.brighthousefinancial.com.

Availability of Recording. A recording of the Annual Meeting will be available to the public on our Annual Meeting website at www.virtualshareholdermeeting.com/BHF2020 until our 2021 annual meeting of stockholders.

Technical Support. If you experience any technical difficulties accessing the Annual Meeting website or at any time during the Annual Meeting, please call the technical support number posted on www.virtualshareholdermeeting.com/BHF2020.

Directors’ Attendance at the Annual Meeting

Directors are expected to attend all annual meetings of stockholders (this year, our Directors will participate in our virtual meeting via remote communication). All Directors serving at that time attended our 2019 Annual Meeting.

Shares Outstanding and Holders of Record Entitled to Vote at the Annual Meeting

There were 98,422,669 Shares outstanding as of the close of business on the Record Date of April 13, 2020. All stockholders of record of Shares at the close of business on the Record Date are entitled to vote at the Annual Meeting. Each Share outstanding as of the Record Date is entitled to one vote on each matter to be voted upon at the Annual Meeting.

2020 Proxy Statement  |  87

The Annual Meeting, Voting and Other Information	Brighthouse Financial, Inc.

Your Vote is Important

The Board requests that you submit a proxy to vote your Shares as soon as possible. Your voting instructions are confidential and will not be disclosed to persons other than those recording the vote, except if you make a written comment on the proxy card, otherwise communicate your vote to management or authorize such disclosure.

Quorum Requirement

The holders of a majority of the Shares outstanding at the Record Date must be present in person or by proxy to constitute a quorum to conduct the Annual Meeting. Shares for which valid proxies are delivered or that are held by a stockholder who attends the Annual Meeting in person will be considered part of the quorum. Once a Share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting. Shares for which abstentions and “broker non-votes” (explained below) occur are counted as present and entitled to vote for purposes of determining whether a quorum is present.

Voting Your Shares

Stockholders of Record

If your Shares are registered in your name with our transfer agent, Computershare, you are a “stockholder of record” of those Shares. A stockholder of record may cause its Shares to be voted in any of the following ways:

You may submit a proxy to vote your Shares in advance of the Annual Meeting by any off the following means:

Internet
Please log on to www.proxyvote.com and submit a proxy to vote your Shares by 11:59 p.m., Eastern Time, on Tuesday, June 9, 2020.

Telephone
Please call 1-800-690-6903 until 11:59 p.m., Eastern Time, on Tuesday, June 9, 2020.

Mail
If you received printed copies of the proxy materials, please complete, sign, date and return your proxy card by mail so that it is received by Brighthouse, c/o Broadridge Financial Solutions, Inc., prior to the Annual Meeting.

You may also attend and vote at the Annual Meeting.

Annual Meeting
You may attend the Annual Meeting and cast your vote at www.virtualshareholdermeeting.com/BHF2020.

These instructions appear on your Notice or proxy card. If you submit a proxy via the Internet or by telephone, please have your Notice or proxy card available for reference when you do so. If you submit a proxy via the Internet or by telephone, please do not mail in your proxy card.

For stockholders of record, proxies submitted by mail, via the Internet or by telephone will be voted by the individuals named on the proxy card in the manner you indicate. If you execute, date and deliver a proxy card but do not specify how your Shares are to be voted, the proxies will vote as recommended by the Board of Directors on all matters on the agenda for the Annual Meeting (see “Proposals for Your Vote”) and will use their discretion with respect to any other matters properly presented for a vote at our Annual Meeting or any postponement or adjournment thereof.

88  |  2020 Proxy Statement

Brighthouse Financial, Inc.	The Annual Meeting, Voting and Other Information

Beneficial Owners or Holders in Street Name

If your Shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a holder of Shares in “street name” or a “beneficial owner.” The organization holding your account will have provided you with proxy materials. As the beneficial owner, you have the right to direct the organization how to vote the Shares held in your account. You may submit voting instructions by following the instructions provided to you by your broker, bank or nominee. You may also vote by attending the Annual Meeting at www.virtual shareholdermeeting.com/BHF 2020 and using your Control Number.

If you are a holder of Shares in street name and you do not submit voting instructions to your broker, bank or other intermediary, the intermediary generally may vote your Shares in its discretion only on routine matters. Intermediaries do not have discretion to vote their clients’ Shares on non-routine matters in the absence of voting instructions from the beneficial owner. At the Annual Meeting, only Proposal 2 (ratification of the independent auditor) is considered routine and may be voted upon by the intermediary if you do not submit voting instructions. All other proposals on the Agenda for the Annual Meeting are non-routine matters, and intermediaries may not use their discretion to vote on these proposals in the absence of voting instructions from you. These “broker non-votes” will not affect the outcome of the vote with respect to Proposals 1, 3 and 4. There will be no broker non-votes associated with Proposal 2, as the ratification of our independent registered public accounting firm is a routine matter. As a result, if your Shares are held in street name and you do not give your bank or broker instructions on how to vote, your shares will be voted by the broker in its discretion.

Voting by Participants in Retirement Plan

Charles Schwab Bank is the trustee for the portion of the New England Life Insurance Company Agents’ Retirement Plan and Trust which is invested in the Brighthouse Financial Frozen Stock Fund. As trustee, Charles Schwab Bank will vote the Shares in this plan in accordance with the voting instructions given by plan participants to the trustee. Instructions on voting appear on the voting instruction form distributed to plan participants. The trustee must receive the voting instructions of a plan participant no later than 12:00 p.m., Eastern Time, June 5, 2020. The trustee will generally vote the Shares held by the plan for which it does not receive voting instructions in the same proportion as the Shares held by the plan for which it does receive voting instructions.

Changing Your Vote or Revoking Your Proxy

If you are a stockholder of record and wish to revoke your proxy instructions, you must either (1) subsequently submit a proxy via the Internet or by telephone, which will be available until 11:59 p.m., Eastern Time, June 9, 2020; (2) sign, date and deliver a later-dated proxy card so that it is received before the Annual Meeting; (3) submit a written revocation; (4) send a notice of revocation via the Internet at www.proxyvote.com; or (5) attend the Annual Meeting and vote your Shares. If you hold your shares in street name, you must follow the instructions of your broker, bank or other intermediary to revoke your voting instructions.

2020 Proxy Statement  |  89

The Annual Meeting, Voting and Other Information	Brighthouse Financial, Inc.

Vote Required for Each Proposal

Proposal 1 – Election of eight (8) Directors to serve a one-year term ending at the 2021 Annual Meeting

Voting Options: FOR or WITHHOLD

Board Recommendation: FOR each of the Company’s nominees

Vote Required: Plurality of the votes cast. Under Brighthouse’s majority vote policy, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such director nominee’s election must promptly tender his or her resignation to the Board following certification of the election results. Within 100 days following the certification of the election results, the Board will decide whether to accept the resignation and publicly disclose its decision regarding the resignation within 110 days following certification of the election results.

Effect of Abstentions: No effect. However, except in the case of a contested election, any Director nominee who receives a greater number of votes “withheld” from than votes “for” his or her election shall promptly tender his or her resignation to the Board following certification of the election results.

Effect of Broker Non-Votes: No effect

Proposal 2 – Ratification of the appointment of Deloitte & Touche LLP as Brighthouse’s independent registered public accounting firm for fiscal year 2019

Voting Options: FOR, AGAINST or ABSTAIN

Board Recommendation: FOR

Vote Required: Affirmative vote of the majority in voting power of the Shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter

Effect of Abstentions: Same effect as a vote AGAINST the proposal

Effect of Broker Non-Votes: There will be no broker non-votes associated with this proposal, as the ratification of our independent registered public accounting firm is a routine matter. As a result, if your Shares are held in “street name” and you do not give your bank or broker instructions on how to vote, your shares will be voted by the broker in its discretion.

Proposal 3 – Advisory vote to approve the compensation paid to Brighthouse’s Named Executive Officers

Voting Options: FOR, AGAINST or ABSTAIN

Board Recommendation: FOR

Vote Required: Affirmative vote of the majority in voting power of the Shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter

Effect of Abstentions: Same effect as a vote AGAINST the proposal

Effect of Broker Non-Votes: No effect

Proposal 4 – Approval of the amendment of the Brighthouse Financial, Inc. Employee Stock Purchase Plan

Voting Options: FOR, AGAINST or ABSTAIN

Board Recommendation: FOR

Vote Required: Affirmative vote of the majority in voting power of the Shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter

Effect of Abstentions: Same effect as a vote AGAINST the proposal

Effect of Broker Non-Votes: No effect

90  |  2020 Proxy Statement

Brighthouse Financial, Inc.	The Annual Meeting, Voting and Other Information

Matters to be Presented

We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any matter not described in this Proxy Statement is properly presented at the meeting, unless otherwise provided, the proxies will use their own judgment to vote your Shares. If the meeting is adjourned or postponed, the proxies can vote your Shares at the adjournment or postponement as well.

Delivery of Proxy Materials

Notice and Access

We are using “notice and access” procedures to distribute our proxy materials to our stockholders. This method reduces the amount of paper used in producing proxy materials and lowers the costs associated with mailing the proxy materials to stockholders. We are mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to stockholders. The Notice includes instructions on how to access the materials over the Internet and how to request a paper or e-mail copy. The Notice further provides instructions on how stockholders may elect to receive proxy materials in the future in printed form or by electronic mail. To select a method of delivery while voting is open, stockholders of record may follow the instructions when voting online at www.proxyvote.com. At any time, you may also choose your method of delivery of Brighthouse proxy materials by visiting https://enroll.icsdelivery.com/BHF. If you own Shares indirectly through a broker, bank or other intermediary, please contact the intermediary for additional information regarding delivery options.

Holders of record will have the Notice or proxy materials delivered directly to your mailing address or electronically if you have previously consented to that delivery method.

Holders of Shares in street name will have the proxy materials or the Notice forwarded to you by the intermediary that holds the Shares.

Eliminating Duplicative Proxy Materials

To reduce the expenses of delivering duplicate proxy materials to stockholders, we are relying upon SEC rules that permit us to deliver only one set of proxy materials to multiple stockholders who share an address (known as “householding”), unless we receive contrary instructions from any stockholder at that address. All stockholders sharing an address will receive in a single envelope a single Proxy Statement and Annual Report, along with individual proxy cards or individual Notices for each stockholder. If you are a stockholder who shares an address and last name with one or more other stockholders and would like to revoke your householding consent or you are a stockholder eligible for householding and would like to participate in householding, please contact Broadridge, either by calling toll-free at (866) 540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

Proxy Solicitation Costs

We have engaged Morrow Sodali, LLC to act as our proxy solicitor and have agreed to pay it approximately $12,500 plus reasonable expenses for such services. We also will reimburse brokers, banks and other intermediaries and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners.

Vote Tabulation

Votes will be tabulated by Broadridge.

2020 Proxy Statement  |  91

The Annual Meeting, Voting and Other Information	Brighthouse Financial, Inc.

Inspector of Election

The Board has appointed a representative of Broadridge as Inspector of Election for the Annual Meeting.

Results of the Vote

We expect to announce preliminary voting results at the Annual Meeting and publish preliminary or final voting results in a Form 8-K within four business days following the Annual Meeting. If only preliminary voting results are available for reporting in the Form 8-K, the Company will amend the Form 8-K to report final voting results within four business days after the final voting results are known.

Other Information

Proposals for the 2021 Annual Meeting of Stockholders

Proposals for inclusion in our proxy statement

A stockholder who wishes to present a proposal for inclusion in our proxy statement for the 2021 Annual Meeting of Stockholders pursuant to Exchange Act Rule 14a-8 must submit such proposal to the Corporate Secretary at our principal executive offices. Proposals must be received no later than the close of business on December 30, 2020, or such other date that we announce in accordance with SEC rules and our Bylaws. Proposals must comply with all requirements of Exchange Act Rule 14a-8. Submitting a proposal does not guarantee its inclusion, which is governed by SEC rules and other applicable requirements.

Other stockholder proposals and director nominations

Under the notice provision of our Bylaws, for director nominations or other business to be properly brought before an annual meeting by a stockholder where such nominees or business is not to be included in our proxy statement, the stockholder must deliver notice in writing to our Corporate Secretary, at our principal executive offices, not later than the close of business on March 12, 2021, nor earlier than the close of business on February 10, 2021. The notice must contain the notice and informational requirements described under Article II, Section 11 of our Bylaws and applicable SEC rules. The chairman of the meeting may refuse to acknowledge or introduce any stockholder nomination or business if it was not timely submitted or does not otherwise comply with our Bylaws.

Incorporation by Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of Brighthouse under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Annual Report on Form 10-K

We will provide to stockholders without charge, upon written request, a copy of our Form 10-K, including financial statements and financial statement schedules, but without exhibits. We will also furnish to requesting stockholders any exhibit to the Form 10-K upon the payment of reasonable expenses incurred by us in furnishing such exhibit. Requests should be directed to Brighthouse Investor Relations at our principal executive offices or by emailing your request to investor.relations@brighthousefinancial.com. The Form 10-K, along with all of our other SEC filings, may also be accessed at http://investor.brighthousefinancial.com by selecting “Financial Information” and “SEC Filings,” or at the SEC’s website at www.sec.gov.

92  |  2020 Proxy Statement

Brighthouse Financial, Inc.	The Annual Meeting, Voting and Other Information

Stockholder List

A list of the stockholders as of the Record Date will be available for inspection by stockholders from May 29, 2020 to June 9, 2020 during ordinary business hours at our principal executive offices. During the Annual Meeting, any stockholder attending the Annual Meeting may access a list of the stockholders entitled to vote at the Annual Meeting at www.virtualshareholdermeeting.com/BHF2020 by entering their Control Number.

Principal executive offices

The address of our principal executive offices is Brighthouse Financial, Inc., 11225 North Community House Road, Charlotte, NC 28277.

Communicating with our Board

Our Corporate Governance Principles provide a process for stockholders to send communications to the Board. Stockholders may contact an individual Director, the Board as a group, or a specified Committee or group, including the Independent Directors as a group, by mailing such communications to:

Brighthouse Financial, Inc.

Attn: Office of the Corporate Secretary

11225 North Community House Road

Charlotte, North Carolina 28277

Each communication should specify the applicable addressee or addressees to be contacted, as well as the general topic of the communication. The Company will review, assess and determine the most appropriate way to respond to such communications including coordinating such response with the Board.

2020 Proxy Statement  |  93

Forward-Looking Statements	Brighthouse Financial, Inc.

Forward-Looking Statements

This Proxy Statement and other oral or written statements that we make from time to time may contain information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements using words such as “anticipate,” “estimate,” “expect,” “project,” “may,” “will,” “could,” “intend,” “goal,” “target,” “guidance,” “forecast,” “preliminary,” “objective,” “continue,” “aim,” “plan,” “believe” and other words and terms of similar meaning, or that are tied to future periods, in connection with a discussion of future operating or financial performance. In particular, these include, without limitation, statements relating to future actions, prospective services or products, financial projections, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, as well as trends in operating and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the actual future results of Brighthouse and its subsidiaries. These statements are based on current expectations and the current economic environment and involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of known and unknown risks, uncertainties and other factors. Risks, uncertainties and other factors that might cause such differences include the impact of the ongoing COVID-19 pandemic and the risks, uncertainties and other factors identified in our most recent Annual Report on Form 10-K, including in the sections entitled “Note Regarding Forward-Looking Statements,” “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk,” as well as in our other subsequent filings with the SEC. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

94  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Non-GAAP and Other Financial Disclosures

Non-GAAP and Other Financial Disclosures

Our definitions of the non-GAAP and other financial measures may differ from those used by other companies.

Non-GAAP Financial Disclosures

We present certain measures of our performance that are not calculated in accordance with accounting principles generally accepted in the United States of America, also known as “GAAP.” We believe that these non-GAAP financial measures highlight our results of operations and the underlying profitability drivers of our business, as well as enhance the understanding of our performance by the investor community.

The following non-GAAP financial measures should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with GAAP:

Non-GAAP financial measures:	Most directly comparable GAAP financial measures:

adjusted earnings	net income (loss) available to shareholders (1)
adjusted earnings, less notable items	net income (loss) available to shareholders (1)
adjusted revenues	revenues
adjusted expenses	expenses
adjusted earnings per common share	earnings per common share, diluted (1)
adjusted earnings per common share, less notable items	earnings per common share, diluted (1)

Reconciliations to the most directly comparable historical GAAP measures are included for those measures which are presented herein.

Adjusted Earnings, Adjusted Revenues and Adjusted Expenses

Adjusted earnings, which may be positive or negative, is used by management to evaluate performance, allocate resources and facilitate comparisons to industry results. This financial measure focuses on our primary businesses principally by excluding the impact of market volatility, which could distort trends.

Adjusted earnings reflects adjusted revenues less adjusted expenses, both net of income tax, and excludes net income (loss) attributable to noncontrolling interests and preferred stock dividends. Provided below are the adjustments to GAAP revenues and GAAP expenses used to calculate adjusted revenues and adjusted expenses, respectively.

The following are significant items excluded from total revenues, net of income tax, in calculating the adjusted revenues component of adjusted earnings:

•	Net investment gains (losses);
•

Net derivative gains (losses) (“NDGL”), except earned income on derivatives that are hedges of investments or that are used to replicate certain investments, but do not qualify for hedge accounting treatment (“Investment Hedge Adjustments”); and

•	Certain variable annuity guaranteed minimum income benefits (“GMIB”) fees (“GMIB Fees”) and amortization of unearned revenue related to net investment gains (losses) and net derivative gains (losses).

(1)

Brighthouse uses net income (loss) available to shareholders to refer to net income (loss) available to Brighthouse Financial, Inc.’s common shareholders, and earnings per common share, diluted to refer to net income (loss) available to shareholders per common share.

2020 Proxy Statement  |  95

Non-GAAP and Other Financial Disclosures	Brighthouse Financial, Inc.

The following are significant items excluded from total expenses, net of income tax, in calculating the adjusted expenses component of adjusted earnings:

•	Amounts associated with benefits related to GMIBs (“GMIB Costs”);
•

Amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets and market value adjustments associated with surrenders or terminations of contracts (“Market Value Adjustments”); and

•

Amortization of deferred policy acquisition costs (“DAC”) and value of business acquired (“VOBA”) related to (i) net investment gains (losses), (ii) net derivative gains (losses), (iii) GMIB Fees and GMIB Costs and (iv) certain market value adjustments.

The tax impact of the adjustments mentioned is calculated net of the statutory tax rate, which could differ from our effective tax rate.

Consistent with GAAP guidance for segment reporting, adjusted earnings is also our GAAP measure of segment performance.

Adjusted Earnings per Common Share

Adjusted earnings per common share is a measure used by management to evaluate the execution of our business strategy and align such strategy with our shareholders’ interests.

Adjusted earnings per common share is defined as adjusted earnings for the period divided by the weighted average number of fully diluted shares of common stock outstanding for the period. The weighted average common shares outstanding used to calculate adjusted earnings per share will differ from such shares used to calculate diluted net income (loss) available to shareholders per common share when the inclusion of dilutive shares has an anti-dilutive effect for one calculation but not for the other.

Other Financial Disclosures

Corporate Expenses

Corporate expenses includes functional department expenses, public company expenses, certain investment expenses, retirement funding and incentive compensation; and excludes establishment costs.

Notable items

Certain of the non-GAAP measures described above may be presented further adjusted to exclude notable items. Notable items reflect the impact on our results of certain unanticipated items and events, as well as certain items and events that were anticipated, such as establishment costs. The presentation of notable items and non-GAAP measures, less notable items is intended to help investors better understand our results and to evaluate and forecast those results.

CTE95

CTE95 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst five percent of a set of capital market scenarios over the life of the contracts.

Total Adjusted Capital

Total adjusted capital primarily consists of statutory capital and surplus, as well as the statutory asset valuation reserve. When referred to as “combined,” represents that of our insurance subsidiaries as a whole.

96  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Non-GAAP and Other Financial Disclosures

Sales

Life insurance sales consist of 100 percent of annualized new premium for term life, first-year paid premium for whole life, universal life, and variable universal life, and total paid premium for indexed universal life. We exclude company-sponsored internal exchanges, corporate-owned life insurance, bank-owned life insurance, and private placement variable universal life.

Annuity sales consist of 100 percent of direct statutory premiums, except for fixed indexed annuity sales distributed through MassMutual that consist of 90 percent of gross sales. Annuity sales exclude company sponsored internal exchanges. These sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity.

Normalized Statutory Earnings

Normalized statutory earnings is used by management to measure our insurance companies’ ability to pay future distributions and are reflective of whether our hedging program functions as intended. Normalized statutory earnings is calculated as statutory pre-tax income adjusted for the favorable or unfavorable impacts of (i) net unrealized capital gains (losses), (ii) the change in both the reserve-based and capital methodology-based CTE95 calculation, net of the change in our variable annuities risk management strategy. Normalized statutory earnings may be further adjusted for certain unanticipated items that impacted our results in order to help management and investors better understand, evaluate and forecast those results.

Risk-Based Capital Ratio

The risk-based capital ratio is a method of measuring an insurance company’s capital, taking into consideration its relative size and risk profile, in order to ensure compliance with minimum regulatory capital requirements set by the National Association of Insurance Commissioners. When referred to as “combined,” represents that of our insurance subsidiaries as a whole.

Reconciliation of Net Income (Loss) Available to Shareholders per Common Share to Adjusted Earnings per Common Share and Adjusted Earnings, Less Notable Items per Common Share (Unaudited, in millions except per share data)

	For the Year Ended
ADJUSTED EARNINGS, LESS NOTABLE ITEMS PER COMMON SHARE (1)	December 31, 2019	December 31, 2018
Net income (loss) available to shareholders per common share	$(6.76)	$7.21

Less: Net investment gains (losses)	1.00	(1.73)

Less: Net derivative gains (losses), excluding investment hedge adjustments	(17.72)	5.73

Less: GMIB Fees and GMIB Costs	0.38	(1.03)

Less: Amortization of DAC and VOBA	1.36	(3.63)

Less: Market value adjustments and other	(0.32)	0.32

Less: Provision for income tax (expense) benefit on reconciling adjustments	3.22	0.12

Less: Impact of inclusion of dilutive shares	0.01	—
Adjusted earnings per common share	5.31	7.44

Less: Notable items	(4.27)	(0.88)
Adjusted earnings, less notable items per common share	$9.58	$8.33

(1)

Per share calculations are on a diluted basis and may not recalculate or foot due to rounding. For loss periods, dilutive shares were not included in the calculation as inclusion of such shares would have an anti-dilutive effect.

2020 Proxy Statement  |  97

Brighthouse Financial, Inc.	Appendix 1

Appendix 1

BRIGHTHOUSE FINANCIAL, INC.

EMPLOYEE STOCK PURCHASE PLAN

(Restated Effective March 25, 2020)

SECTION 1

PURPOSE

The purpose of the Brighthouse Financial, Inc. Employee Stock Purchase Plan (the “Plan”) is to encourage and facilitate stock ownership by Employees by providing an opportunity to purchase Common Stock of Brighthouse Financial, Inc. through voluntary after-tax payroll deductions and cash contributions. The Plan is intended to be a qualified employee stock purchase plan meeting the requirements of Section 423 of the Code.

SECTION 2

DEFINITIONS

2.1 Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

Approved Leave. “Approved Leave” means a leave of absence granted to an Employee by the Company or a Participating Subsidiary under its human resource policies.

Board. “Board” means the Board of Directors of the Company.

Cash Contributions. At the discretion of the Company, the Plan may accept Cash Contributions. “Cash Contributions” means a Participant’s contributions, other than Payroll Contributions, pursuant to Section 5.4; provided that, in no event, shall the amount of Cash Contributions made by any Participant, when added to any Participant Payroll Contributions, exceed the maximum amount that the Participant could have contributed in any calendar year in the form of Payroll Contributions.

Code. “Code” means the U.S. Internal Revenue Code of 1986, as amended, including, for these purposes, any regulations promulgated by the Internal Revenue Service with respect to the provisions of the Code, and any successor thereto.

Committee. “Committee” means the Compensation Committee of the Board or such other committee that the Board shall designate.

Common Stock. “Common Stock” means the common stock of Brighthouse Financial, Inc., par value $0.01 per share.

Company. “Company” means Brighthouse Financial, Inc., a Delaware corporation, and any successor thereto.

Compensation. “Compensation” means base salary paid to an Employee by the Company or a Participating Subsidiary as compensation for services to the Company or Participating Subsidiary, as determined by the Plan Administrator and without regard to any salary reduction contributions under a qualified cash or deferred compensation arrangement or a cafeteria plan, in each case meeting the applicable requirements of the Code. With respect to employees of the Company and its Participating Subsidiaries who are compensated on a commission basis, such commissions shall be treated as base salary on the basis of and in accordance with the rules that the Plan Administrator shall establish.

2020 Proxy Statement  |  A-1

Appendix 1	Brighthouse Financial, Inc.

Custodian. “Custodian” means the bank, trust company, financial services firm or other entity selected by the Plan Administrator to serve as the custodian under the Plan.

Date of Exercise. “Date of Exercise” means any date or dates during an Offering Period that the Plan Administrator shall designate as a Date of Exercise, provided that, if no other Date of Exercise shall have occurred in any twenty-four-month period, the last trading day of such period shall be a Date of Exercise.

Date of Grant. “Date of Grant” means the date upon which an Option is granted pursuant to the Plan.

Effective Date. “Effective Date” means the later of: (1) the date, upon which the Plan receives shareholder approval or (2) the first date that MetLife, Inc. owns less than 80% of the Company.

Employee. “Employee” means each employee of the Company and of any Participating Subsidiary.

Fair Market Value. “Fair Market Value” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a share of Common Stock on the New York Stock Exchange or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Plan Administrator in its discretion. Such definition(s) of Fair Market Value may differ depending on whether Fair Market Value is in reference to the grant, exercise, vesting, settlement, or payout of an Option, as determined by the Plan Administrator in its discretion. If, however, the accounting standards used to account for equity awards granted to Participants are substantially modified subsequent to the Effective Date of the Plan, the Plan Administrator shall have the ability to determine an Option’s Fair Market Value based on the relevant facts and circumstances. If shares of Common Stock are not traded on an established stock exchange, Fair Market Value shall be determined by the Plan Administrator based on objective criteria.

Offering Period. “Offering Period” means the period of time from the Date of Grant of any Option until the expiration of the Option term of such Option.

Option. “Option” means the right to purchase Common Stock granted pursuant to the Plan.

Option Price. “Option Price” has the meaning set forth in Section 5.6.

Participant. “Participant” means any Employee who is eligible to participate in the Plan and who has elected to participate in the Plan and make contributions for the purchase of Common Stock pursuant to Options granted hereunder.

Participating Subsidiaries. “Participating Subsidiaries” means the Subsidiaries that have been expressly designated by the Plan Administrator as eligible to participate in the Plan, and such other Subsidiaries that may be expressly designated by the Plan Administrator from time to time in its sole discretion.

Payroll Contributions. “Payroll Contributions” means an Employee’s after-tax contributions of Compensation by payroll deduction pursuant to Section 5.4.

Plan. “Plan” shall have the meaning specified in Section 1.

Plan Administrator. “Plan Administrator” means the Plan Administrator of the Brighthouse Services, LLC Savings Plan. References to “Plan Administrator” will include the Plan Administrator’s designees or delegates under any written document or by authority of the role of that person within the compensation team of Brighthouse Services, LLC, the Company or any of its Subsidiaries (under a delegation authorized by Section 3), but solely to the extent of the delegated authority and unless the context requires otherwise.

Subsidiary. “Subsidiary” means any corporation, limited liability company or partnership in which the Company owns, or which owns an interest in the Company directly or indirectly, more than fifty percent (50%) of the total combined voting power of all classes of stock of such corporation or of the capital interest or profits interest of such partnership or limited liability company.

A-2  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Appendix 1

Terminating Event. “Terminating Event” means a Participant’s termination of employment for any reason or any other event that causes such Employee to no longer meet the requirements to be eligible to participate in the Plan.

Total Contributions. “Total Contributions” means, with respect to a Participant on any given date, the aggregate of the Payroll Contributions and Cash Contributions of such Participant on or prior to such date, less amounts previously used to purchase Common Stock or otherwise withdrawn or distributed.

Tracking Account. “Tracking Account” means a bookkeeping entry maintained by the Custodian for each Participant showing the amount of contributions made during the offering period as well as the number of shares issued to each Participant.

SECTION 3

ADMINISTRATION

The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have authority to interpret the Plan and to make, amend and rescind rules and regulations for the administration of the Plan, and its interpretations and decisions with regard thereto shall be final and conclusive. The Plan Administrator may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan. The Plan Administrator may delegate responsibility for the day-to-day operation and administration of the Plan to any employee or group of employees of the Company or any of its Subsidiaries. To facilitate the administration of the Plan, but subject to the requirements of applicable law, the Plan Administrator may establish procedures, which may vary from jurisdiction to jurisdiction, or among different Participants or different classes of Participants, with respect to eligibility, participation, termination of the Plan and the reinvestment of any dividends payable on Common Stock held by the Custodian in any Tracking Account, including, but not limited to, procedures which (i) require the mandatory reinvestment of such dividends as a condition of participation or continued participation in the Plan, (ii) provide for the automatic reinvestment of dividends unless the Participant affirmatively elects otherwise in such manner as the Plan Administrator shall specify, or (iii) permit the reinvestment of dividends at the discretion of the Participant, in each such case subject to such terms, conditions or limitations as the Plan Administrator shall specify at any time and from time to time.

All expenses of administering the Plan shall be borne by the Company.

SECTION 4

ELIGIBILITY

4.1 General Rule. Except as otherwise provided herein, any individual who is an Employee as of the first day of the month prior to the month in which a particular Offering Period begins shall be eligible to participate in the Plan with respect to such particular Offering Period.

4.2 Exclusions. Notwithstanding the provisions of Section 4.1, the Plan Administrator, at its sole discretion, may (but is not required to) exclude from participation in any offering made under the Plan any Employees (i) whose customary employment is less than twenty (20) hours per week, (ii) who are temporary or seasonal employees whose employment is for not more than five (5) months in any calendar year, (iii) who have been employed less than two (2) years, or (iv) who are highly compensated employees or any class of highly compensated employees (within the meaning of Section 414(q) of the Code). Additionally, notwithstanding Section 4.1, any Employee who, after an Option is granted, owns stock (as defined by Sections 423(b)(3) and 424(d) of the Code) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary, shall not be entitled to participate in offerings under the Plan. For the avoidance of doubt, there shall also be excluded from participation hereunder any Employees of any Subsidiary (including, without limitation, any foreign Subsidiary) which has not been designated by the Plan Administrator as a Participating Subsidiary hereunder.

2020 Proxy Statement  |  A-3

Appendix 1	Brighthouse Financial, Inc.

SECTION 5

STOCK PURCHASES

5.1 Stock to Be Issued. Subject to the provisions of Sections 5.7 and 9.4, the number of shares of Common Stock that may be issued under the Plan shall not exceed 600,000 shares. The shares to be delivered to Participants, or their beneficiaries, under the Plan may consist, in whole or in part, of authorized but unissued shares, not reserved for any other purpose, or shares acquired by the Custodian for purposes of the Plan in the market or otherwise.

5.2 Grant of Options. Subject to Section 4, the Company shall offer Options under the Plan to all Employees. Options will be granted on such dates as shall be determined by the Plan Administrator. The term of each Option shall end on the date that is twenty-four (24) months from the Date of Grant (or on such earlier date as shall be determined by the Plan Administrator). Subject to the provisions of Section 5.4, the number of shares of Common Stock subject to each Option shall be the lesser of (i) the quotient of (A) the Total Contributions made by each Participant in accordance with Section 5.4 for the Offering Period divided by (B) the Option Price for each share of Common Stock purchased pursuant to such Option, or (ii) such maximum number of shares as may be established and, in the context of an aggregate maximum for all Participants, allocated by the Plan Administrator with respect to such Offering Period prior to the Date of Grant, which may be established as a fixed number or vary based on a predetermined formula. The Plan Administrator may determine whether and, if so, how fractional shares will be included in the determination of the shares subject to each grant of Options. If on a given Date of Exercise, the number of shares to be exercised exceeds the number of shares then available under the Plan pursuant to Section 5.1, the Plan Administrator shall make a pro rata allocation of the share remaining available to Participants in as uniform a manner as shall be practicable and as it shall determine to be equitable.

5.3 Participation. An Employee who meets the requirements in Section 4 may participate in the Plan under this Section 5 by completing enrollment in the form or manner prescribed by the Plan Administrator, and by satisfying such other conditions or restrictions as the Plan Administrator shall establish. The Employees who elect to participate in the Plan shall at the time of such election authorize a payroll deduction from the Employee’s Compensation to be made as of any future payroll period. Any election to authorize payroll deductions shall be effective on such date as the Plan Administrator may determine after the date of completion of enrollment in the manner prescribed by the Plan Administrator. The Participant’s enrollment and rate of Payroll Contribution selected by the Participant shall remain in effect for subsequent Offering Periods unless the Participant submits a change to the Participant’s rate of Payroll Contribution in accordance with Section 6.1, withdraws from the Plan in accordance with Section 6.2 or otherwise becomes ineligible to participate in the Plan.

5.4 Participant Contributions. Unless the Plan Administrator shall establish a higher or lower maximum rate of contribution, Payroll Contributions may not exceed the lesser of $21,250.00 or 50% of a Participant’s Compensation. Payroll Contributions are held as general assets of the Company or any Participating Subsidiary until the Date of Exercise and will not earn any interest. A Tracking Account shall be established for each Participant which will show the Participant (i) the total amount of any Payroll Contributions and Cash Contributions, if any, and (ii) the number of full shares of Common Stock that are purchased by such Participant pursuant to the terms of the Plan. A Participant may authorize Payroll Contributions in terms of whole percentages of Compensation (or on such other basis and subject to such limits as the Plan Administrator may establish), up to a limit the Plan Administrator may determine. To the extent permitted by the Plan Administrator, a Participant who has made Payroll Contributions may also deliver to the Custodian one or more Cash Contributions, each of which shall be for a minimum of $100 (or such greater amount or lesser amount as the Plan Administrator shall determine), by personal check or other cash equivalent acceptable to the Custodian, provided, however, that no Cash Contribution shall be permitted at any time if such Cash Contribution shall cause the Plan to fail to meet the requirements of Section 423 of the Code. For any given calendar year in which any Option granted to an Employee is outstanding at any time, the total Payroll Contributions and Cash Contributions that a Participant may make to his or her Tracking Account in such calendar year may not exceed $21,250 (or such other lesser amount as may be determined by the Plan Administrator) for purposes of purchasing Common Stock

A-4  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Appendix 1

covered by the Options under the Plan. Except as provided in Section 5.8, if a Participant has a Terminating Event, (i) such Participant may not make further Payroll Contributions or Cash Contributions and (ii) his or her outstanding Options shall terminate and any amount of cash then shown in his or her Tracking Account shall be returned to the Employee.

5.5. Exercise of Options. Unless a Participant requests a withdrawal of the amounts shown in the Participant’s Tracking Account prior to a Date of Exercise (subject to notice requirements established by the Plan Administrator), the cash balance on each such Date of Exercise shall be used to exercise Options to the extent that such balance is sufficient to purchase whole shares at the Option Price. The Plan Administrator may determine whether and, if so, how fractional shares may be purchased in the exercise of Options.

5.6. Option Price. Except as provided in Section 5.8, the Option Price per share of Common Stock (the “Option Price”) to be paid by each Participant on each exercise of the Participant’s Option shall be an amount equal to eighty-five percent (85%) (or such greater percentage as the Committee or the Plan Administrator may authorize) of the Fair Market Value of a share of Common Stock on the Date of Grant or, if so specified by the Plan Administrator prior to the Date of Grant, the lesser of (i) eighty-five percent 85% (or such greater percentage as the Committee or the Plan Administrator may authorize) of the Fair Market Value of a share of Common Stock on the Date of Grant or (ii) eighty-five percent 85% (or such greater percentage as the Committee or Plan Administrator may authorize) of the Fair Market Value of a share of Common Stock on the Date of Exercise.

5.7 Canceled, Terminated or Forfeited Options. Any shares of Common Stock subject to an Option, which for any reason is canceled, terminated or otherwise settled without the issuance of any Common Stock, shall again be available for Options under the Plan.

5.8 Change in Employment Status Due to Death or Disability. Unless provided otherwise by the Plan Administrator in its sole discretion, upon a Terminating Event resulting from the Participant’s death or permanent disability (as defined under the Code), the Participant’s beneficiary (as determined pursuant to Section 9.3) or the permanently disabled Participant, as the case may be, shall be deemed to have elected to withdraw all of the cash and Common Stock credited to such deceased or disabled Participant’s Tracking Account under the Plan and to cease all future contributions.

5.9 Foreign Employees. Notwithstanding anything to the contrary herein, the Plan Administrator, to conform with provisions of local laws and regulations in foreign countries in which the Company or its Participating Subsidiaries operate, shall have sole discretion to (a) modify the terms and conditions of Options granted to Employees employed outside the United States, so long as such modifications do not enhance the benefits provided hereunder; (b) establish sub-plans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances presented by local laws and regulations; and (c) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan or any sub-plan established hereunder. To the extent that an Employee is principally employed outside the United States and paid in a currency other than U.S. dollars, the Plan Administrator shall adopt uniform procedures for the conversion of Payroll Contributions and Cash Contributions into U.S. dollar equivalents for the purpose of exercising Options.

SECTION 6

DEDUCTION CHANGES; PLAN WITHDRAWALS

6.1 Deduction Changes. Once a Participant has authorized Payroll Contributions for an Offering Period, the Participant may change the selected rate of Payroll Contributions by written notice to the Plan Administrator within fifteen (15) days (or such greater of lesser period as the Plan Administrator shall specify) prior to the Date of Exercise; provided that, the Plan Administrator may determine that a Participant may not increase the level of Payroll Contributions authorized for any Offering Period. Any such change shall be given effect as soon as administratively

2020 Proxy Statement  |  A-5

Appendix 1	Brighthouse Financial, Inc.

practicable after the date such notice is received. Unless the Plan Administrator otherwise determines, if a Participant ceases to make Payroll Contributions during an Offering Period at any time prior to a Terminating Event, any cash balance then held for the benefit of that Participant and shown in that Participant’s Tracking Account shall automatically be distributed to such Participant as soon as practical after the effective date of such cessation; provided that: (a) the Company has a reasonable time period between the Terminating Event and/or the Participant’s cessation of Payroll Contributions and the Date of Exercise to refund such cash. If, in the discretion of the Plan Administrator, such reasonable time frame does not exist, then the cash will be used to purchase Common Stock as agreed when the Participant enrolled in the Plan, and (b) if a Participant is on an Approved Leave, the Participant may suspend contributions during such leave, so long as the Participant recommences such contributions immediately upon return to work.

6.2 Withdrawals During Employment. A Participant may at any time (subject to such notice requirements as the Plan Administrator may prescribe and the required holding period for the Common Stock), and for any reason, cease participation in the Plan and withdraw all or any portion of the Common Stock and cash, if any, shown in his Tracking Account pursuant to Section 8. Additionally, unless the Plan Administrator shall otherwise determine on a uniform basis for all similarly situated persons or for all persons performing services in a particular jurisdiction or business unit, if the principal place of service for any Participant is transferred from one country to another country, the Participant shall be deemed to have ceased participation in the Plan and withdrawn all or any portion of the Common Stock and cash, if any, in his Tracking Account pursuant to Section 8. Following any cessation of participation pursuant to this Section 6.2, an Employee may thereafter recommence participation on the date the Plan Administrator shall determine following completion of a new enrollment pursuant to Section 5.3.

SECTION 7

EVIDENCE OF SHARE OWNERSHIP

Unless and until distributed to a Participant (i) at the Participant’s request, (ii) at the discretion of the Plan Administrator or (iii) in connection with the Participant’s Terminating Event, all shares of Common Stock acquired pursuant to the Plan shall be held by the Custodian. While maintained by a Custodian, all shares of Common Stock shall be registered in book entry form and/or held in the name of the Custodian or its nominee, or in street name. The Company shall cause shares of Common Stock to be registered in the name of a Participant who is to receive a distribution of shares pursuant to Section 8 as soon as practical following the event giving rise to such distribution under such Section 8. Unless, and solely to the extent that, the Plan Administrator shall adopt procedures to permit exceptions to this requirement, shares of Common Stock issued under the Plan may be registered only in the name of the Participant. Notwithstanding the foregoing, the Company shall cause shares of Common Stock to be registered in the name of a Participant upon such Participant’s request to the Plan Administrator as soon as practical following such request. To facilitate the administration of the Plan, the Plan Administrator may require shares of Common Stock acquired pursuant to the Plan (other than any shares that have been withdrawn from the custodial arrangements at the request of the Participant) to be held by any Custodian or any other qualifying institution (including, without limitation, a registered broker-dealer) performing comparable administrative functions with respect to the shares issued or issuable pursuant to the Plan designated by the Plan Administrator at any time and from time to time. As a condition to participation in the Plan, each Participant shall be deemed to have consented to, and to have authorized the Plan Administrator to take or direct, any action required to implement or otherwise effect any direction of the Plan Administrator as to the manner in which shares issued under the Plan are to be held.

A-6  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Appendix 1

SECTION 8

WITHDRAWALS AND DISTRIBUTIONS

All or a portion of the Common Stock allocated to a Participant’s Tracking Account may be withdrawn by a Participant subject to the holding requirements of Section 9.2. Upon a Terminating Event, a termination of the Plan under Section 9.5 or, if required under Section 6.2, upon the transfer of the principal place of services of a Participant to another country, all amounts and Common Stock held for the benefit of any affected Participant shall be distributed to such Participant. Any withdrawal or other distribution shall be made in the form of cash or Common Stock, at the election of the Participant, subject to the restrictions forth in Section 9.2. To the extent a withdrawal or distribution of a Participant’s Common Stock is made in the form of cash, the Participant shall receive an amount per share equal to the proceeds received from the sale of such shares net of the Participant’s allocable share of any related brokerage fees, other expenses incurred in connection with the sale of such shares and any applicable tax withholding deemed necessary in the discretion of the Plan Administrator. All fractional shares shall be paid in cash based on the average sale price of such shares sold on behalf of Participants on the day of such sales.

SECTION 9

MISCELLANEOUS PROVISIONS

9.1 Withholding. The Company or a Subsidiary shall have the right and power to deduct from all payments or distributions hereunder, or require a Participant to remit promptly upon notification of the amount due, an amount (which may include shares of Common Stock) to satisfy any federal, state, local or foreign taxes or other obligations required by law to be withheld with respect thereto with respect to any Option of shares of Common Stock. The Company may defer delivery of Common Stock until such withholding requirements are satisfied. The Plan Administrator may, in its discretion have a number of whole (or, at the discretion of the Plan Administrator, whole and fractional) shares of Common Stock otherwise issuable under the Plan withheld and liquidated in an amount that, considering their Fair Market Value on the date immediately preceding the date of exercise, is a sufficient number, but not more than is required, to satisfy the withholding tax obligations.

9.2 Rights Not Transferable; Restrictions on Sale. No Option granted under the Plan may be alienated, including but not limited to sold, transferred, pledged, assigned, or otherwise hypothecated, other than by will or by the laws of descent and distribution, and any attempt to alienate in violation of this Section 9.2 shall be null and void. Options are exercisable during the Participant’s lifetime only by the Participant. Shares of Common Stock received upon the exercise of Options under the Plan shall not be transferable by a Participant for a period of six months immediately following the Date of Exercise, or such longer or shorter period as the Plan Administrator shall determine with respect to any Offering Period.

9.3 Designation of Beneficiary. At the sole discretion of the Plan Administrator, the Plan Administrator may permit each Participant to file a written designation of a beneficiary who is to receive any Common Stock and/or cash following such Participant’s death. Each designation made hereunder will revoke all prior designations by the same Participant with respect to all Options previously granted (including, solely for purposes of this Plan, any deemed designation prescribed by rules established by the Plan Administrator), shall be in a form and submitted in a manner prescribed by the Plan Administrator, and will be effective only when received by the Plan Administrator in writing (or electronic equivalent recognized by the Plan Administrator) during the Participant’s lifetime. In the absence of any such effective designation (including a deemed designation), benefits remaining unpaid at the Participant’s death shall be paid to or exercised by the Participant’s surviving spouse, if any, or otherwise to or by the Participant’s estate. Upon the death of a Participant and upon receipt by the Plan Administrator of proof of identity and existence at the Participant’s death of a beneficiary validly designated by the Participant under the Plan, the Plan Administrator shall deliver such Common Stock and/or cash to such beneficiary. No beneficiary shall, prior to the death of the Participant by whom the beneficiary has been designated, acquire any interest in the Common Stock or cash credited to a Participant under the Plan.

2020 Proxy Statement  |  A-7

Appendix 1	Brighthouse Financial, Inc.

9.4 Adjustments Due to Change in Capitalization. In the event of any stock dividend or stock split, recapitalization (including, but not limited to, the payment of an extraordinary dividend to the shareholders of the Company), merger, consolidation, combination, spin off, distribution of assets to shareholders (other than ordinary cash dividends), exchange of shares, or other similar corporate change or diluting event, as determined by the Plan Administrator, (i) Common Stock credited to each Participant’s Tracking Account shall be adjusted in the same manner as all other outstanding shares of Common Stock in connection with such event, (ii) the Committee shall determine the kind of shares which may be acquired under the Plan after such event, and (iii) the aggregate number of shares of Common Stock available for grant under Section 5.1 or subject to outstanding Options and the respective exercise prices applicable to outstanding Options shall be appropriately adjusted by the Committee, in such manner as the Committee shall determine, and the determination of the Committee shall be conclusive. Except as otherwise determined by the Committee, a merger or a similar reorganization which the Company does not survive, a liquidation or distribution of the assets of the Company, or a sale of all or substantially all of the assets of the Company, shall cause the Plan to terminate and all Common Stock and cash, if any, in the Tracking Accounts of Participants shall be distributed to each Participant pursuant to Section 8 as soon as practical unless any surviving entity agrees to assume the obligations hereunder.

9.5 Amendment of the Plan. The Plan Administrator may, at any time, amend, modify, suspend, or terminate this Plan, in whole or in part, without notice to or the consent of any Participant to the extent permissible under applicable law and any applicable collective bargaining agreement; provided, however, that any amendment which would (i) increase the number of shares available for issuance under the Plan, (ii) lower the minimum exercise price at which an Option may be granted, (iii) change the individual Option limits, (iv) alter the class of companies whose employees are eligible to participate in the Plan under Section 5, or (v) would require shareholder action under any relevant law or any applicable requirement of any exchange on which the Common Stock is listed to trade, shall be subject to the approval of the Committee and the Company’s shareholders, but in each of (i) through (iv) above, only to the extent such shareholder action is required by applicable law, regulation or rule. The Committee shall have discretionary authority to designate, from time to time, without approval of the Company’s shareholders, those Subsidiaries that shall be Participating Subsidiaries. No amendment, modification, or termination of the Plan shall in any manner adversely affect the previously accrued rights of any Participant under the Plan with respect to any Offering Period then in progress or previously completed without the consent of the Participant, except that upon a termination of the Plan the Offering Period may be ended and unexercised Options may be cancelled. The Plan shall terminate at any time at the discretion of the Committee or its delegate. Upon termination of the Plan, all Common Stock and cash, if any, in the Tracking Accounts of Participants shall be distributed to each Participant pursuant to Section 8 as soon as practical thereafter.

9.6 Requirements of Law. The granting of Options and the issuance of shares of Common Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

9.7 Custodial Arrangement. All Common Stock allocated to a Participant under the Plan shall be held by the Custodian. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and its officers or the Committee or the Plan Administrator or the Custodian, on the one hand, and any Participant, the Company or any other person or entity, on the other hand.

9.8 No Right to Continued Employment. The existence of the Plan shall not be deemed to constitute a contract of employment between the Company or any Subsidiary or any other affiliate and any Employee, nor shall it constitute a right to remain in the employ of the Company or any Subsidiary or any other affiliate. The terms or existence of this Plan, as in effect at any time or from time to time, or any Option granted under the Plan, shall not confer upon any Employee any right to continue in the employ of the Company or any Subsidiary or any other affiliate of the Company.

A-8  |  2020 Proxy Statement

Brighthouse Financial, Inc.	Appendix 1

9.9 No Limitation on Compensation; Scope of Liabilities. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans if and to the extent permitted by applicable law. The liability of the Company, any Subsidiary or any other affiliate under this Plan is limited to the obligations expressly set forth in the Plan, and no term or provision of this Plan may be construed to impose any further or additional duties, obligations, or costs on the Company, any Subsidiary or any other affiliate thereof or the Committee not expressly set forth in the Plan.

9.10 No Constraint on Corporate Action. Except as provided in Section 9.5, nothing contained in this Plan shall be construed to prevent the Company, any Subsidiary or any other affiliate, from taking any corporate action (including, but not limited to, the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets) which is deemed by it to be appropriate, or in its best interest, whether or not such action would have an adverse effect on this Plan, or any Options granted under this Plan. No Participant, employee (including each Employee), beneficiary, or other person, shall have any claim against the Company, any Subsidiary, or any of its other affiliates, as a result of any such action.

9.11 Securities Law Compliance. Instruments evidencing Options may contain such other provisions, not inconsistent with the Plan, as the Committee deems advisable, including a requirement that the Participant represent to the Company in writing, when an Option is granted or when the Participant receives shares with respect to such Option (or at such other time as the Committee deems appropriate) that the Participant is accepting such Option, or receiving or acquiring such shares (unless they are then covered by an effective Securities Act of 1933 registration statement), for the Participant’s own account for investment only and with no present intention to transfer, sell or otherwise dispose of such shares except such disposition by a legal representative as shall be required by will or the laws of any jurisdiction in winding up the estate of the Participant. Such shares shall be transferable, or may be sold or otherwise disposed of only if the proposed transfer, sale or other disposition shall be permissible pursuant to the Plan and if, in the opinion of counsel satisfactory to the Company, such transfer, sale or other disposition at such time will be in compliance with applicable securities laws.

9.12 No Impact on Benefits. Except as may otherwise be specifically provided for under any employee benefit plan, policy or program provision to the contrary, Options and any amounts received in respect thereof shall not be treated as compensation for purposes of calculating an Employee’s rights, benefits or accruals under any benefit plan, policy or program.

9.13 Term of Plan. The Plan shall be effective upon the Effective Date. The Plan shall terminate on the earlier of (i) July 1, 2029, (ii) the termination of the Plan pursuant to Section 9.5, or (iii) when no more shares are available for issuance of Options under the Plan.

9.14 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflict of laws.

9.15 Captions. The headings and captions appearing herein are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of the Plan.

IN WITNESS WHEREOF, Brighthouse Financial, Inc. has caused this restatement to be executed in its name and behalf this 25th day of March 2020, by the Plan Administrator of the Plan thereunto duly authorized.

BRIGHTHOUSE FINANCIAL, INC.

By:	/s/ Micah Dowling
Micah Dowling Plan Administrator

Witness:	/s/ Elyse Milito

2020 Proxy Statement  |  A-9

[Brighthouse Financial Logo] Brighthouse Financial, Inc. 11225 North Community House Road Charlotte, NC 28277 @ 2020 BRIGHTHOUSE FINANCIAL, INC.

SCAN TO VIEW MATERIALS & VOTE w BRIGHTHOUSE FINANCIAL, INC. 11225 N COMMUNITY HOUSE RD VOTE BY INTERNET CHARLOTTE, NC 28277 In Advance of the Annual Meeting—Go to www.proxyvote.com or scan the QR Barcode above ANNUAL MEETING INFORMATION Use the Internet to transmit your voting instructions and for electronic delivery of information by 11:59 p.m. Eastern Time on June 9, 2020. Have your Proxy Card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Annual Meeting—Go to www.virtualshareholdermeeting.com/BHF2020 To attend the virtual annual meeting, access a list of stockholders entitled to vote at the annual meeting and cast your vote live, visit our annual meeting website. Have the number that is printed in the box marked by the arrow on this Proxy Card available and then follow the instructions. There will be no physical location at which stockholders may attend the meeting. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions by 11:59 p.m. Eastern Time on June 9, 2020. Have your Proxy Card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your Proxy Card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW WITH AN X IN BLUE OR BLACK INK AS FOLLOWS: IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN D14405-P37039-Z76632 KEEP THIS PORTION FOR YOUR RECORDS THE SIGNED AND DATED BOTTOM PORTION IN THE ENCLOSED ENVELOPE. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY BRIGHTHOUSE FINANCIAL, INC. A. The Board of Directors recommends a vote FOR each of the Director nominees listed, FOR Proposal 2, FOR Proposal 3, and FOR Proposal 4. 1. Election of eight Directors to serve a one-year term ending at the 2021 Annual Meeting of Stockholders Nominees: For Withhold For Withhold 1a. Irene Chang Britt ! ! 1g. Eric T. Steigerwalt ! ! 1b. C. Edward (“Chuck”) Chaplin ! ! 1h. Paul M. Wetzel ! ! 1c. Eileen A. Mallesch ! ! For Against Abstain 1d. Margaret M. (“Meg”) McCarthy ! ! 2. Ratification of the appointment of Deloitte & ! ! ! Touche LLP as Brighthouse’s independent registered 1e. Diane E. Offereins ! ! public accounting ?rm for ?scal year 2020 1f. Patrick J. (“Pat”) Shouvlin ! ! 3. Advisory vote to approve the compensation paid ! ! ! to Brighthouse’s Named Executive Of?cers B. For address changes and/or comments, please check ! 4. Approval of the amendment of the Brighthouse ! ! ! this box and write them on the back where indicated. Financial, Inc. Employee Stock Purchase Plan C. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, trustee, guardian, corporate of?cer, executor, administrator, or other ?duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized of?cer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 10, 2020: The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE SIGNED AND DATED BOTTOM PORTION IN THE ENCLOSED ENVELOPE. D14406-P37039-Z76632 BRIGHTHOUSE FINANCIAL, INC. ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned stockholder(s) hereby appoint(s) D. Burt Arrington, Christine M. DeBiase, Bruce H. Schindler and Eric T. Steigerwalt, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BRIGHTHOUSE FINANCIAL, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m., Eastern Time on June 10, 2020 solely by means of remote communication via the internet and any adjournment or postponement thereof, on all subjects that may properly come before the meeting, including the matters described in the proxy statement, subject to any directions indicated on the reverse side of this card. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED: “FOR” THE ELECTION TO THE BOARD OF DIRECTORS OF THE NOMINEES LISTED UNDER PROPOSAL 1; AND “FOR” PROPOSALS 2, 3 AND 4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. D. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box in Section B on the reverse side.) IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND C ON THE OTHER SIDE OF THIS CARD. PLEASE ALSO COMPLETE SECTIONS B AND D (ON EITHER SIDE OF THE CARD) IF APPLICABLE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SCAN TO VIEW MATERIALS & VOTE w BRIGHTHOUSE FINANCIAL, INC. 11225 N COMMUNITY HOUSE RD VOTE BY INTERNET CHARLOTTE, NC 28277 Go to www.proxyvote.com or scan the QR Barcode above ANNUAL MEETING INFORMATION Use the Internet to transmit your voting instructions and for electronic delivery of information by 12:00 p.m. Eastern Time on June 5, 2020. Have this card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions by 12:00 p.m. Eastern Time on June 5, 2020. Have this card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date this card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. To attend the virtual meeting and access a list of stockholders entitled to vote at the annual meeting, go to www.virtualshareholdermeeting.com/BHF2020 during the meeting. Have the 16-digit control number that is printed in the box marked by the arrow on this card available and then follow the instructions. There will be no physical location at which stockholders may attend the meeting. TO VOTE, MARK BLOCKS BELOW WITH AN X IN BLUE OR BLACK INK AS FOLLOWS: IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN D14407-Z76632 KEEP THIS PORTION FOR YOUR RECORDS THE SIGNED AND DATED BOTTOM PORTION IN THE ENCLOSED ENVELOPE. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY BRIGHTHOUSE FINANCIAL, INC. A. The Board of Directors recommends a vote FOR each of the Director nominees listed, FOR Proposal 2, FOR Proposal 3, and FOR Proposal 4. 1. Election of eight Directors to serve a one-year term ending at the 2021 Annual Meeting of Stockholders Nominees: For Withhold For Withhold 1a. Irene Chang Britt ! ! 1g. Eric T. Steigerwalt ! ! 1b. C. Edward (“Chuck”) Chaplin ! ! 1h. Paul M. Wetzel ! ! 1c. Eileen A. Mallesch ! ! For Against Abstain 1d. Margaret M. (“Meg”) McCarthy ! ! 2. Ratification of the appointment of Deloitte & ! ! ! Touche LLP as Brighthouse’s independent registered 1e. Diane E. Offereins ! ! public accounting ?rm for ?scal year 2020 1f. Patrick J. (“Pat”) Shouvlin ! ! 3. Advisory vote to approve the compensation paid ! ! ! to Brighthouse’s Named Executive Of?cers B. For address changes and/or comments, please check ! 4. Approval of the amendment of the Brighthouse ! ! ! this box and write them on the back where indicated. Financial, Inc. Employee Stock Purchase Plan C. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, trustee, guardian, corporate of?cer, executor, administrator, or other ?duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized of?cer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 10, 2020: The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE SIGNED AND DATED BOTTOM PORTION IN THE ENCLOSED ENVELOPE. D14408-Z76632 BRIGHTHOUSE FINANCIAL, INC. ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned stockholder(s) hereby appoint(s) D. Burt Arrington, Christine M. DeBiase, Bruce H. Schindler and Eric T. Steigerwalt, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BRIGHTHOUSE FINANCIAL, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m., Eastern Time on June 10, 2020 solely by means of remote communication via the internet and any adjournment or postponement thereof, on all subjects that may properly come before the meeting, including the matters described in the proxy statement, subject to any directions indicated on the reverse side of this card, the terms of applicable plan documents and applicable law. Plan Participants Charles Schwab Bank is the Trustee (the ?Plan Trustee?) of the New England Life Insurance Company Agents’ Retirement Plan and Trust referred to herein as the ?Plan.? As a Plan participant, you have the right to direct the Plan Trustee how to vote the shares of Brighthouse Financial, Inc. Common Stock (?Shares?) that are allocated to your Plan account and shown on the reverse of this card. The Plan Trustee will hold your instructions in complete confidence except as may be necessary to meet legal requirements. You may instruct the Plan Trustee how to vote by telephone, Internet or by signing and returning this card. See the reverse side of this form for instructions on how to vote. A postage-paid envelope is enclosed. The Plan Trustee must receive your voting instructions no later than 12:00 p.m. Eastern Time, June 5, 2020, to vote in accordance with the instructions. The Plan Trustee will vote your Plan Shares in accordance with the speci?cations indicated by you on the reverse of this card. If the Plan Trustee does not receive your instructions by 12:00 p.m. Eastern Time, June 5, 2020, or if you sign and return this card and no speci?cations are indicated, the Plan Trustee will vote your Plan Shares in the same proportion as the Plan Shares for which it has received instructions. On any matters other than those described on the reverse of this card that may be presented for a vote at the 2020 Annual Meeting and any adjournments or postponements thereof, your Plan Shares will be voted in the discretion of the proxies appointed by the stockholders of Brighthouse Financial, Inc. subject to the terms of the applicable plan documents and applicable law. D. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box in Section B on the reverse side.) IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND C ON THE OTHER SIDE OF THIS CARD. PLEASE ALSO COMPLETE SECTIONS B AND D (ON EITHER SIDE OF THE CARD) IF APPLICABLE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE